UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
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Securities Exchange Act of 1934

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MARCUS & MILLICHAP, INC.
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Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Marcus & Millichap, Inc.

May 2, 2024, 2:00 p.m. Pacific Time

A Different Kind of Brokerage

23975 Park Sorrento, Suite 400

Calabasas, California 91302

(818) 212-2250

March 22, 2024

Dear Stockholder:

We are pleased to invite you to attend the 2024 Annual Meeting of Stockholders of Marcus & Millichap, Inc., which will be held virtually on May 2, 2024.

We are furnishing our proxy materials to stockholders primarily over the Internet. This process expedites stockholders’ receipt of proxy materials, while significantly lowering the costs of our annual meeting and conserving natural resources. On March 22, 2024, we mailed to our stockholders a notice containing instructions on how to access our Proxy Statement and 2023 Annual Report to Stockholders and to vote online. The notice also included instructions on how you can receive a paper copy of your annual meeting materials. If you received your annual meeting materials by mail, the Proxy Statement, 2023 Annual Report to Stockholders, and proxy card were enclosed.

At this year’s annual meeting, the agenda includes the following items:

Agenda Item	Board Recommendation

1. Election of directors	FOR

2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2024	FOR

3. Advisory vote to approve executive compensation	FOR

4. Approval of the Amended and Restated 2013 Omnibus Equity Incentive Plan	FOR

5. Approval of the Amended and Restated 2013 Employee Stock Purchase Plan	FOR

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2024 Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. You may vote over the Internet before or at the annual meeting or, if you receive your proxy materials by U.S. mail, you also may vote by mailing a proxy card or voting by telephone. Please review the instructions on the notice or on the proxy card regarding your voting options.

Sincerely yours,

Hessam Nadji

President and Chief Executive Officer

March 22, 2024

Notice of 2024 Annual Meeting of Stockholders

TO BE HELD ON MAY 2, 2024

Date and Time	Virtual Meeting	Record Date

Thursday, May 2, 2024, 2:00 p.m. Pacific Time	Via the Internet https://web.lumiagm.com/204691330 (password: Mm2024)	March 12, 2024

The 2024 Virtual Annual Meeting of Stockholders (“Annual Meeting”) of Marcus & Millichap, Inc. (“Marcus & Millichap,” “MMI,” or the “Company”) will be held as a virtual-only meeting on Thursday, May 2, 2024 at 2:00 p.m. Pacific Time. The platform for the virtual Annual Meeting includes functionality that affords validated stockholders substantially the same meeting participation rights and opportunities they would have at an in-person meeting. Once admitted to the Annual Meeting, stockholders may view reference materials, submit questions, and vote their shares by following the instructions that will be available on the Annual Meeting website.

Agenda

At the Annual Meeting, stockholders will be asked to vote on the following proposals:

PROPOSAL	BOARD VOTING RECOMMENDATION	PAGE REFERENCE (FOR MORE DETAIL)
Management Proposals
Elect three Class II Directors nominated by our Board of Directors, each to serve for a three-year term	FOR each nominated Director	7
Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2024	FOR	29
Advisory vote to approve executive compensation	FOR	31
Approval of the Amended and Restated 2013 Omnibus Equity Incentive Plan	FOR	63
Approval of the Amended and Restated 2013 Employee Stock Purchase Plan	FOR	79

Other Important Information

Stockholders will also transact such other business as may properly come before the annual meeting (including adjournments and postponements).

You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on March 12, 2024, the record date, or hold a legal proxy for the Annual Meeting provided by your bank, broker, or other nominee.

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 1

It remains very important that your shares are represented and voted at the Annual Meeting. We therefore strongly encourage you to vote in advance of the Annual Meeting. See “Voting Methods” on the next page for instructions for various voting methods.

By Order of the Board of Directors,

Hessam Nadji

President and Chief Executive Officer

Calabasas, California

March 22, 2024

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 2, 2024: The Notice of 2024 Annual Meeting of Stockholders the Proxy Statement and the 2023 Annual Report to Stockholders are available at http://www.astproxyportal.com/ast/18576.

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 2

Voting Methods

Before the Annual Meeting			During the Annual Meeting

Vote by Internet	Vote by Phone	Vote by Mail	Vote by Internet

Go to www.voteproxy.com until 11:59 p.m. Eastern Time on May 1, 2024.	Call toll-free 1 (800) 776-9437 in the United States or 1 (201) 299-4446 from foreign countries until 11:59 p.m. Eastern Time on May 1, 2024.	Complete, sign, and date the proxy card/voting instruction card and return it in the postage-paid envelope that is enclosed with your proxy materials.	Go to https://web.lumiagm.com/204691330 and vote during the Annual Meeting by entering the 11-digit control number included in your proxy materials and the password “Mm2024” and following the instructions on the Annual Meeting website.

As noted above, we strongly encourage you to vote in advance of the Annual Meeting by using one of the methods set forth above under “Before the Annual Meeting”, whether or not you plan to attend the Annual Meeting. You have the right to revoke your proxy before it is exercised at the Annual Meeting at any time before the polls close by submitting a later-dated proxy card/voting instruction card, by attending the Annual Meeting virtually and voting by Internet, by delivering instructions to our Corporate Secretary before the Annual Meeting, or by voting again using the Internet or by telephone before the cut-off time. Your latest Internet or telephone proxy is the one that will be counted. If you hold shares through a broker, bank, or other nominee, you may revoke any prior voting instructions by contacting that firm.

List of Stockholders

The names of stockholders of record entitled to vote will be available for inspection by stockholders of record for ten (10) days prior to the Annual Meeting and during the virtual Annual Meeting. If you are a stockholder of record and want to inspect the stockholder list, please send a written request to our Corporate Secretary at 23975 Park Sorrento, Suite 400, Calabasas, California 91302, or Steve.DeGennaro@marcusmillichap.com to arrange for electronic access to the stockholder list.

Internet Availability of Proxy Materials

We are furnishing proxy materials to our stockholders primarily via the Internet. On March 22, 2024, we mailed most of our stockholders as of the record date, a Notice Regarding the Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access and review all the important information contained in our proxy materials, including our Proxy Statement and our 2023 Annual Report to Stockholders. The Notice of Internet Availability also instructs you on how to vote via the Internet. Other stockholders, in accordance with their prior requests, have been mailed paper copies of our proxy materials, and a proxy card or voting form.

Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the annual meeting, and conserve natural resources. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice of Internet Availability.

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 3

Letter from the CEO & Chair of the Board

To our Stockholders:

MMI remained resilient and continued to make progress toward our long-term goals despite significant market headwinds experienced across the U.S. commercial real estate industry last year. The real estate market faced declining transaction volume resulting from the most aggressive Federal Reserve tightening policy in 40 years, culminating in interest rate increases of 525 basis points in 18 months. An already constrained lending environment was further exacerbated by the regional banking crisis. Although the broader economy performed well, interest rate volatility presented challenges for transaction closings with widening bid-ask spreads and higher borrowing costs. According to CoStar and MSCI, 2023 U.S. commercial real estate transaction volume declined by an estimated 55% compared to prior year.

In this environment, our team delivered revenue of $646 million and a net loss of $34 million, which largely reflects the impact of a 39% decline in total transactions. Our earnings were particularly pressured by expenses related to capital invested in top talent acquisition and retention, technological innovations and expanding our technology platform. We believe these investments will be instrumental in helping us lead in the recovery and long-term growth. We believe the company is well positioned to not only withstand the current market dislocation but to leverage the downturn to our advantage. We ended the year with $407 million in cash, cash equivalents, and marketable debt securities, available-for-sale.

In 2023, our management team adopted a range of strategic measures to mitigate the impact of the market disruption while also strengthening the MMI platform. We implemented cost control initiatives aimed at reducing the interim impact of lower revenue while continuing to make well-underwritten investments essential to long-term growth. Focusing on our people, we continued to provide broker training, retention of top producers and recruitment of experienced professionals and teams. We prioritized enhancing our ability to serve client needs by expanding marketing efforts, further integrating our auction teams into the sales process and leveraging technology. These combined efforts resulted in over 7,000 closings and nearly $45 billion in volume, keeping MMI as the top ranked brokerage firm by transactions last year.

Our commitment to strategic capital allocation that best aligns with the long-term interests of our stockholders remains constant. In 2023, we returned $20 million to stockholders in the form of dividends and another $39 million through share repurchases. We concluded the year with $72 million of share repurchase authorization remaining under our current program which is inclusive of the additional $70 million authorization that was announced in May. Recruitment and retention of top producers remains a key priority for our core business. Concurrently, we have aggressively explored several adjacent growth opportunities to further diversify our business geographically and to expand into complementary services. Although these transactions did not close due to a valuation gap, we continue to develop our pipeline and actively evaluate strategic acquisition opportunities.

Industry Position

The company’s leading position in investment sales and financing was accomplished through the efforts of our 1,783 member strong salesforce, the largest in our industry. Whether it was our participation in major industry conferences, our client webcasts which drew over 40,000 investors or providing insightful research and analysis, we are proud of the client guidance and touchpoints our team delivered at a difficult time for most investors. As we have highlighted in the past, we believe that the private client segment of the market will lead the turnaround and we feel confident in our positioning when activity inevitably does pick up.

Market Environment

We believe the Federal Reserve’s decision to pause interest rate hikes and turn to a more dovish stance has increased the market’s confidence in a soft landing for the economy. Despite ongoing challenges in the form of wide bid-ask spreads and tighter lending standards, clarity on interest rates and price adjustments are expected to provide positive tailwinds to the market in the second half of the year. Other factors such as distress in some sectors and debt maturities could also provide additional catalysts for activity.

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 4

Looking Forward

As we turn to 2024 and beyond, MMI will stay the course and maintain the laser focus that has enabled our company to persist and thrive through multiple cycles since our founding over 50 years ago. We will strive to continue to drive operational excellence and refine our strategic capital allocation policy all with the goal of serving our clients and stockholders in the best way possible. Progress was made in 2023 to position our company for the eventual market recovery, and we will continue our efforts in strengthening our resilience and competitiveness going forward.

We thank our team for their hard work and our stockholders for their confidence in us over the past year and look forward to our continued partnership.

Sincerely,

Hessam Nadji

President, Chief Executive Officer

George M. Marcus

Chair of the Board of Directors

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This letter includes forward-looking statements, including statements regarding the company’s business outlook, strategies and industry position, and the market environment. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Please see our 2023 Annual Report on Form 10-K, which was filed with the SEC on February 27, 2024, for more information regarding the factors that could cause such differences. Forward-looking statements speak only as of the date of this letter. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws.

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 5

About Marcus & Millichap

Marcus & Millichap, Inc. (“MMI”) is a leading national real estate services firm specializing in commercial real estate investment sales, financing services, research, and advisory services. We are the leading national investment brokerage company in the $1 million to $10 million private client market segment. This is the largest and most active market segment and comprised approximately 80% of total U.S. commercial property transactions greater than $1 million in the marketplace in 2023.

As of December 31, 2023, we had 1,783 investment sales and financing professionals that are primarily exclusive commission-based independent contractors who provide real estate investment brokerage and financing services to sellers and buyers of commercial real estate in over 80 offices in the United States and Canada. In 2023, we closed 7,546 sales, financing, and other transactions with total sales volume of approximately $43.6 billion.

We service clients by underwriting, marketing, selling, and financing commercial real estate properties in a manner that maximizes value for sellers, provides buyers with the largest and most diverse inventory of commercial properties, and secures the most competitive financing from lenders for borrowers.

We were founded in 1971 in the western United States, and we continue to increase our presence throughout North America through execution of our growth strategies by targeting markets based on population, employment, level of commercial real estate sales, inventory, and competitive landscape opportunities where we believe the markets will benefit from our business model. We have grown to have offices in 34 states across the United States and in four provinces in Canada.

Company Overview

At Marcus & Millichap, our commitment is to help our clients create and preserve wealth by providing them with the best real estate investment sales, financing, research, and advisory services.

National Platform Focused on Real Estate Investment Brokerage

◾  Over 50 years of experience dedicated to perfecting real estate investment brokerage

◾  Designed to maximize real estate value, facilitate investment options by geography and property type, and create liquidity for investors

Market Leader in the Private Client Market Segment

◾  Only national brokerage firm predominantly focused on servicing the Private Client Market segment which consistently accounts for 80%+ of CRE transactions in the U.S.

◾  Private client business has been supplemented with penetration in larger transactions and institutional clients for over a decade

Platform Built for Maximizing Investor Value

◾  Marcus & Millichap Capital Corporation (“MMCC”), Research & Advisory support client dialogue, financing, strategy, and sales execution

◾  Culture and policy of information sharing is key to maximizing investor value

Management With Significant Investment Brokerage Experience

◾  Non-competitive management with extensive investment brokerage experience, committed to training, coaching, and supporting investment sales professionals

◾  Culture creates a competitive advantage through agent retention and better client results

Well-Positioned to Execute on Strategic Growth Plan

◾  Positioned to increase Private Client Market segment share, expand presence in specialty niches/larger transaction business, and grow the MMCC division

◾  Strong balance sheet with no debt provides financial flexibility to pursue strategic acquisitions

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 6

PROPOSAL 1: Election of Directors

We are asking our stockholders to vote “FOR” three nominees to election as Class II Directors, each to serve on our Board of Directors (the “Board,” and each member a “Director”) for a three-year term until the 2027 Annual Meeting of Stockholders or until his or her successor is elected and qualified or, if earlier, the Director’s death, resignation, or removal.

Nominees and Continuing Directors

The following table sets forth information regarding the nominees standing for election at the Annual Meeting and our continuing Directors.

Nominee or Director Name	Class	Election Year	Age	Position(s)	Director Since
Nominees:
Collete English Dixon	II	2024	66	Director	2021
Lauralee E. Martin	II	2024	73	Director	2019
Nicholas F. McClanahan	II	2024	79	Director	2013

Continuing Directors:
George M. Marcus	III	2025	82	Director, Founder, Chair of the Board	1971
George T. Shaheen	III	2025	79	Director	2013
Don C. Watters	III	2025	81	Director, Lead Independent Director	2013
Norma J. Lawrence	I	2026	69	Director	2013
Hessam Nadji	I	2026	58	Director, President, Chief Executive Officer	2016

Recommendation of the Board

Provided that there is a quorum at the Annual Meeting, Directors are elected by a plurality of the votes cast by the stockholders entitled to vote at such election. Accordingly, subject to our Director Resignation Policy described in the “Corporate Governance” section below, the three nominees receiving the highest number of affirmative votes will be elected.

The individuals named as proxyholders will vote your shares for the election of these three nominees unless you direct them to withhold your vote. If any nominee is unable to serve or for good cause will not serve as a Director, the individuals named as proxyholders may vote for a substitute nominee.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR.

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 7

Election of Directors

Nominee Selection Process

The Board is responsible for nominating persons for election as Directors of the Company. Our Board has delegated responsibility for identifying and evaluating individuals as members of the Board to our Nominating and Corporate Governance Committee.

1 Identify the Candidate

Our Nominating and Corporate Governance Committee is charged with identifying, evaluating, and recommending director nominees to the full Board.

When seeking new director candidates, the Nominating and Corporate Governance Committee will consider potential candidates for directors submitted by Board members, members of our management, and our stockholders. The Nominating and Corporate Governance Committee does not evaluate candidates differently based upon the source of the nominee.

2 Confirm Candidate Qualifications

Once a candidate has been identified, our Nominating and Corporate Governance Committee will confirm that the candidate meets the following general criteria:

◾  Nominees should have a reputation for integrity, honesty, and adherence to high ethical standards;

◾  Nominees should have demonstrated business acumen, experience, and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company;

◾  Nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees;

◾  Nominees should have the interest and ability to understand the sometimes-conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors, and the general public, and to act in the interests of all stockholders; and,

◾  Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a director.

While we do not have a formal diversity policy for Board membership, we look for potential candidates that help ensure that the Board has a wide range of perspectives and backgrounds, and we understand the benefits of seeking qualified candidates reflecting the diversity in our community to include in the pool from which we select new Board members.

We also look for financial oversight experience, financial community experience, and a good reputation with the financial community; business management experience; business contacts, business knowledge, and influence that may be useful to our business; and knowledge about our industry.

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 8

Election of Directors

3 Candidate Evaluation	The Nominating and Corporate Governance Committee takes such measures that it considers appropriate in connection with the evaluation of a candidate, including candidate interviews, inquiries of the person recommending the candidate, engagement of an outside search or personnel firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board or management.

4 Committee Recommendation	The Nominating and Corporate Governance Committee recommends to the Board the persons to be nominated for election as directors at any meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board, taking into consideration direct input from the Chair of the Board, the Chief Executive Officer (“CEO”), and, if one is appointed, the Lead Independent Director.

5 Stockholder Vote	Stockholders vote on director nominees at the Annual Meeting of Stockholders.

6 Implementation	Since 2019, two new independent Directors have been added, both of whom will continue to serve as Directors after the Annual Meeting. We believe each of our Directors brings a diverse set of skills and perspectives that add significant value to our governance and oversight.

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 9

Election of Directors

Attributes, Skills and Experience of our Nominees and Continuing Directors

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes determining whether members of the Board may be classified as “independent” and assessing their skills and experience in the context of the needs of the Board. The assessment also includes considering the diversity of the members’ skills and experience in areas that are relevant to the Company’s business and activities, including operations, finance, marketing, and sales.

Board Composition and Diversity

DIVERSITY	50% of Directors are gender and/or racially diverse Three Directors are Female One Director is African American One Director is Middle Eastern	TENURE Average tenure of eight years as of the end of 2023.
0 to 5 Years
5 to 10 Years
> 10 Years

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 10

Election of Directors

Background and Qualifications of Director Nominees and Continuing Directors

Set forth on the following pages are the names and ages of the Director nominees and the continuing Directors, the years they became Directors, their principal occupations or employment for at least the past five years, and the names of other public companies for which they serve as a Director or have served as a Director during the past five years. Also set forth below are the specific experiences, qualifications, or skills that led our Nominating and Corporate Governance Committee to conclude that each person should serve as a Director.

Nominees for Election for a Three-Year Term Ending with the 2027 Annual Meeting of Stockholders

Collete English Dixon Executive Director, Marshall Bennett Institute of Real Estate, Roosevelt University Independent

Director Since	Age	Committees
2021	66	Nominating and Corporate Governance

 Director Qualifications

◾	Ms. English Dixon has extensive experience with the commercial real estate services industry and in evaluating acquisition opportunities as well as significant experience serving on the boards of several private companies.

 Experience and Biography

◾	Serves as executive director of the Marshall Bennett Institute of Real Estate, Roosevelt University in Chicago.

◾	Currently serves as a managing principal of Libra Investment Group, LLC, a real estate consulting group, a position which she has held since September 2016.

◾	Previously held various key officer and management roles at PGIM Real Estate/Prudential Real Estate Investors (“PREI”), which is a business unit of Prudential Financial.

◾	In her role as executive director, vice president of transactions and as co-leader of PREI’s national investment dispositions program, she managed a number of real estate professionals and oversaw the sale of investment properties throughout the United States.

◾	Ms. English Dixon received a B.B.A. in finance and international business economics from the University of Notre Dame and an M.B.A. from Mercer University.

Lauralee E. Martin Former CEO and President, Healthpeak Properties, Inc. Independent

Director Since	Age	Committees
2019	73	Audit, Executive

 Director Qualifications

◾	Ms. Martin has extensive experience with the commercial real estate services industry and in evaluating acquisition opportunities, managing banking relationships and investor relations as well as significant experience serving on the boards of other public companies.

 Experience and Biography

◾	Ms. Martin served as chief executive officer and president of Healthpeak Properties, Inc. (formerly HCP, Inc.), a real estate investment trust focusing on properties serving the healthcare industry, from October 2013 to July 2016.

◾	Served as chief executive officer of the Americas Division of Jones Lang LaSalle, Inc., a financial and professional services firm specializing in real estate services and investment management, from January 2013 to October 2013.

◾	Executive vice president and chief financial officer of Jones Lang LaSalle from January 2002 and was appointed chief operating and financial officer in October 2005 and served in that capacity until January 2013.

◾	15 years with Heller Financial, Inc., a commercial finance company with international operations, where she was vice president, chief financial officer, senior group president and president of the Real Estate group.

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 11

Election of Directors

◾	Ms. Martin currently serves on the boards of Kaiser Aluminum Corporation and QuadReal Property Group, is an advisor to Beacon Capital Partners, and previously served on the board of Healthpeak Properties, Inc., ABM Industries, KeyCorp and Gables Residential Trust.
◾	Ms. Martin received a B.A. in English from Oregon State University and an M.B.A. from the University of Connecticut.

Nominees for Election for a Three-Year Term Ending with the 2027 Annual Meeting of Stockholders

Nicholas F. McClanahan Former Managing Director, Accretive Advisor Inc. Independent

Director Since	Age	Committees:
2013	79	Nominating and Corporate Governance (Chair), Compensation

 Director Qualifications

◾	Mr. McClanahan possesses particular knowledge and experience in finance, capital structure, strategic planning, management and investment.

 Experience and Biography

◾	Served as managing director of strategic relationships at Accretive Advisor Inc. from September 2010 to February 2012.

◾	From April 1971 through April 2006, Mr. McClanahan worked at Merrill Lynch & Co. in various positions, including as executive vice president of Merrill Lynch Canada and managing director of Merrill Lynch Private Banking Group from 2003 to 2005.

◾	Mr. McClanahan received a B.B.A. in finance from Florida Atlantic University and is a graduate of the Securities Industry Institute executive education program at The Wharton School at the University of Pennsylvania.

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 12

Election of Directors

Directors Continuing in Office until the 2025 Annual Meeting of Stockholders

George M. Marcus Founder, Chair Marcus & Millichap, Inc. Non-Independent Director

Director Since	Age	Committees
1971	82	Executive (Chair)

 Director Qualifications

◾	Mr. Marcus is our founder and has served as our chair of the Board since 1971. He has extensive knowledge of the Company, over 45 years of experience working in the real estate industry and significant experience serving on boards of other public companies.

 Experience and Biography

◾	Founder and chair of Marcus & Millichap Company, the parent company of a diversified group of real estate service investment and development firms, including, SummerHill Housing Group, Pacific Urban Investors and Meridian Property Company.

◾	Founder and chair of the board of Essex Property Trust, a public multifamily real estate investment trust, and was one of the original directors of Plaza Commerce Bank and Greater Bay Bancorp, both of which were formerly publicly held financial institutions.

◾	Professional memberships include Real Estate Roundtable, Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley and Urban Land Institute, as well as numerous other professional and community organizations.

◾	Mr. Marcus graduated with a B.S. degree in Economics from San Francisco State University in 1965, was honored as Alumnus of the Millennium in 1999, and received his honorary doctorate in 2011. In June 2019, Mr. Marcus received an honorary doctorate from the American College of Greece. He is also a graduate of Harvard Business School’s Owner/President Management Program and Georgetown University’s Leadership Program.

George T. Shaheen Advisor Andersen Global Independent

Director Since	Age	Committees
2013	79	Audit, Compensation, Nominating and Corporate Governance

 Director Qualifications

◾	Mr. Shaheen has extensive experience as a senior executive and director of numerous companies, and he possesses significant business and leadership knowledge and experience.

 Experience and Biography

◾	Currently serves as a director of NetApp, Inc., [24]7.ai, and Green Dot Corporation, along with its wholly owned subsidiary, Green Dot Bank.

◾	Currently serves as an advisor to Andersen Global, an international tax and legal advisory firm.

◾	Previously was the chief executive officer of Siebel Systems, Inc., a CRM software company, from April 2005 until the sale of the company in January 2006.

◾	From October 1999 to April 2001, he served as the chief executive officer and chair of the board of Webvan Group, Inc.

◾	Previously was the officer and global managing partner of Andersen Consulting, which later became Accenture, from 1988 to 1999.

◾	He has served as an IT Governor of the World Economic Forum and as a member of the board of advisors for the Northwestern University Kellogg Graduate School of Management. He has also served on the board of trustees of Bradley University.

◾	Mr. Shaheen received a B.S. in marketing and an M.B.A. in management from Bradley University. Mr. Shaheen has extensive experience as a senior executive and director of numerous companies, and he possesses significant business and leadership knowledge and experience.

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 13

Election of Directors

Directors Continuing in Office until the 2025 Annual Meeting of Stockholders

Don C. Watters Director Emeritus McKinsey & Company Independent

Director Since	Age	Committees:
2013	81	Compensation (Chair), Audit

 Director Qualifications

◾	Mr. Watters possesses substantial knowledge and experience in strategic planning, organization, operations, and leadership of complex organizations.

 Experience and Biography

◾	Mr. Watters is a director (senior partner) emeritus of McKinsey & Company, a global management consulting firm. During his 28 years with McKinsey & Company, Mr. Watters served primarily Fortune 500 sized private sector clients in over a dozen different industries on issues of strategy, organization and operations.

◾	Served on the board of directors of Merant PLC, a publicly traded company based in the United Kingdom from the late 1990s to 2004.

◾	Was on the advisory board of Cunningham Communication, Inc. Mr. Watters has served on the board of directors of numerous non-profit organizations, including the San Jose Ballet, the Tech Museum of Innovation, the American Leadership Forum Silicon Valley, the American Leadership Forum National, United Way Silicon Valley and the Bay Area Garden Railway Society, and is a member of the El Camino Hospital Board of Directors.

◾	Mr. Watters received a B.S. in engineering from the University of Michigan and an M.B.A. from Stanford University.

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 14

Election of Directors

Directors Continuing in Office until the 2026 Annual Meeting of Stockholders

Norma J. Lawrence Former Partner KPMG LLP Independent Director

Director Since	Age	Committees
2013	69	Audit (Chair), Nominating and Corporate Governance

 Director Qualifications

◾	Ms. Lawrence possesses particular knowledge and expertise in accounting and financial matters in the real estate industry.

 Experience and Biography

◾	Ms. Lawrence previously served on the board of Broadmark Realty Capital Inc.

◾	Served as a partner in the audit department of KPMG LLP where she specialized in real estate.

◾	Ms. Lawrence was with KPMG from 1979 through 2012 and she was a member of the National Association of Real Estate Investment Trusts, the Pension Real Estate Association, the National Council of Real Estate Investment Fiduciaries, the California Society of Certified Public Accountants, and the American Institute of Certified Public Accountants, and was a member of WomanCorporateDirectors.

◾	Ms. Lawrence received a B.A. in mathematics and an M.B.A. in finance and accounting from the University of California, Los Angeles.

Hessam Nadji President and CEO Marcus & Millichap, Inc. Non-Independent

Director Since	Age	Committees
2016	58	Executive

 Director Qualifications

◾	Mr. Nadji has extensive knowledge of the Company and over 35 years of experience working in the real estate industry.

 Experience and Biography

◾	Previously served as senior executive vice president and chief strategy officer at Marcus & Millichap, Inc.

◾	He joined the Company as vice president of research in 1996 and held various other senior management roles through the years, including chief marketing officer and head of the Company’s specialty brokerage divisions.

◾	Mr. Nadji received a B.S. in information management and computer science from City University in Seattle.

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 15

Corporate Governance

Governance Highlights

The Board is committed to governance practices that promote long-term stockholder value and strengthen Board and management accountability to our stockholders, clients, and other stakeholders. The following table highlights many of our key governance practices.

◾	Six of our eight Directors are independent

◾	We have a Lead Independent Director

◾	Separate CEO and Board Chair positions

◾	Independent standing board committees

◾	Regular meetings of our independent Directors without management present

◾	Four of our eight Directors are female and/or diverse

◾	Average Board tenure of eight years since initial public offering (as of the end of 2023)

◾	Annual Board and committee self-assessment process
◾	Strong focus on pay-for-performance

◾	Stock ownership guidelines for executive officers and Directors

◾	Policies prohibiting hedging, short selling, and pledging of our common stock

◾	Compensation recovery policy on executive compensation

◾	Review of cybersecurity, social issues, diversity, environmental sustainability, and public policy at the Board and Committee level

Board Responsibilities and Structure

Our Board oversees, counsels, and directs management in the long-term interests of the Company and our stockholders. Among other things, the Board’s responsibilities include:

◾	selecting the CEO and other executive officers;

◾	overseeing the risks that the Company faces;

◾	reviewing and approving our major financial objectives, strategic and operating plans, and other significant actions;

◾	overseeing the conduct of our business and the assessment of our business and other enterprise risks to evaluate whether the business is being properly managed; and

◾	overseeing the processes for maintaining our integrity regarding our financial statements and other public disclosures, and compliance with law and ethics.

Board Classes

The Board is divided into three classes. Any Director appointed to fill a vacancy on the Board in a given year will stand for election at the Company’s annual meeting of stockholders in respect of the class to which the Director is appointed.

The Class I Directors are Norma J. Lawrence and Hessam Nadji, whose terms will expire at the 2026 Annual Meeting of Stockholders.

The Class II Directors are Collete English Dixon, Lauralee E. Martin, and Nicholas F. McClanahan, who are nominated to be elected at the Annual Meeting.

The Class III Directors are George M. Marcus, George T. Shaheen, and Don C. Watters, whose terms will expire at the 2025 Annual Meeting of Stockholders.

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 16

Corporate Governance

Leadership of the Board

Our Amended and Restated Bylaws (“Bylaws”) do not dictate a particular Board structure, and the Board is free to determine whether to have a Chair of the Board and, if so, to select that Chair and our CEO in the manner it considers in our best interest. Additionally, when the Chair of the Board also serves as the CEO, or is not otherwise an independent Director, the Board may designate an independent Director to act as a Lead Independent Director. Currently, the Company has a separate Chair of the Board, Lead Independent Director, and CEO.

Chair of the Board	Lead Independent Director	Chief Executive Officer

George M. Marcus	Don C. Watters	Hessam Nadji

The responsibilities of the Chair include, among other responsibilities:

◾  Presiding over meetings of the Board

◾  Presiding over meetings of stockholders

◾  Preparing the agenda for each Board meeting

◾  In conjunction with the Compensation Committee, evaluating the performance of the CEO and reviewing CEO compensation

The responsibilities of the Lead Independent Director include, among other responsibilities:

◾  Consulting with the Chair as to an appropriate schedule of Board meetings and providing the Chair with input as to the preparation of meeting agendas

◾  Consulting with the Chair as to the quality, quantity, and timeliness of the flow of information from Company management to the Board

◾  Acting as principal liaison between the Chair and the independent Directors

◾  Coordinating and presiding over meetings of independent Directors at which the Chair is not present

The responsibilities of the CEO include, among other responsibilities:

◾  Leading the affairs of the Company, subject to the overall direction and supervision of the Board and its committees

◾  Consulting and advising the Board and its committees on the business and affairs of the Company

◾  Performing such other duties as may be assigned by the Board

Currently, the Board has selected George M. Marcus to hold the position of Chair of the Board. Mr. Marcus’ experience at the Company has afforded him intimate knowledge of the issues, challenges, and opportunities facing the Company’s business. Accordingly, he is well-positioned to focus the Board’s attention on the most pressing issues facing the Company.

The Board has appointed Don C. Watters as its Lead Independent Director. As Lead Independent Director, Mr. Watters oversees the executive sessions of the independent Directors and serves as a liaison between the independent Directors and the Chair of the Board.

The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 17

Corporate Governance

Director Independence

The Board is currently composed of eight Directors, six of whom are independent.

Our Corporate Governance Guidelines provide that our Board must be comprised of a majority of Directors who are not current employees of the Company and otherwise meet appropriate independence standards. In determining independence, the Board considers the definition of “independence” or “independent director” in the listing standards of the New York Stock Exchange (“NYSE”), laws and regulations applicable to the Company, and other factors that contribute to effective oversight and decision-making by the Board.

The Board has undertaken a review of its composition, the composition of its committees and, in coordination with the Nominating and Corporate Governance Committee, the independence of each Director. Based upon information requested from and provided by each Director concerning his or her background, employment, and affiliations, including family relationships, the Nominating and Corporate Governance Committee has recommended that the Board determine and the Board has determined that Collete English Dixon, Norma J. Lawrence, Lauralee E. Martin, Nicholas F. McClanahan, George T. Shaheen, and Don C. Watters, representing six of our eight Directors who served during 2023, do not or did not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director and that each of these Directors is “independent,” as that term is defined under the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the listing requirements and rules of the NYSE.

Transactions Considered in Independence Determinations

In making its independence determinations, the Board considered any transactions that occurred since the beginning of 2023 between the Company and entities associated with the independent Directors or members of their immediate family. All identified transactions are described below in “Certain Relationships and Related Party Transactions.”

None of our Directors are disqualified from being “independent” under the NYSE objective standards, except for Mr. Nadji, our CEO. However, the Board also considered any transactions in the context of the NYSE objective standards, the special standards established by the SEC for members of audit committees, the SEC and NYSE standards for compensation committee members, and the beneficial ownership of our capital stock by each non-employee director. Based on the foregoing, as required by the NYSE rules, the Board made a subjective determination that no relationships exist that, in the opinion of the Board, would impair our non-employee directors’ independence, except in the case of Mr. Marcus.

Independent Directors

6 of 8 Directors are Independent

Independent Committee Leadership

Audit Committee Chair	Independent

Compensation Committee Chair	Independent

Nominating and Corporate Governance Committee Chair	Independent

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 18

Corporate Governance

The Board of Directors and its Committees

The Board delegates various responsibilities and authority to different Board committees. Committees regularly report on their activities and actions to the full Board. The Board currently has, and appoints the members of, a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Executive Committee.

Each of the Board committees has a written charter approved by the Board, and we post the charters on our website at https://ir. marcusmillichap.com/corporate-governance/governance-documents. Each committee can engage outside experts, advisors, and counsel to assist the committee in its work.

The following table identifies the current committee members.

Chair	Member

Board Members	Independent	Audit	Compensation	Nominating and Corporate Governance	Executive

Collete English Dixon	Yes

Norma J. Lawrence	Yes

George M. Marcus

Lauralee E. Martin	Yes

Nicholas F. McClanahan	Yes

Hessam Nadji

George T. Shaheen	Yes

Don C. Watters	Yes

Number of Committee Meetings Held in 2023		4	4	4	1

Attendance at Board, Committee, and Annual Stockholders’ Meetings

The Board and its committees meet throughout the year on a set schedule, hold special meetings, and act by written consent from time to time as appropriate. The Board held 5 meetings in 2023.

We expect each Director to attend every meeting of the Board and the committees on which he or she serves, and we encourage them to attend the annual meetings of the stockholders. None of our Directors attended fewer than 75% of the total number of meetings of the Board and committees on which he or she serves that were held during the time that he or she served on the Board or such committees during 2023. Everyone who served as a Director on the date of the 2023 Annual Meeting of Stockholders attended that meeting. We expect that all current directors will attend the upcoming Annual Meeting.

2023 Average Board and Committee Meeting Attendance

96%

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 19

Corporate Governance

Audit Committee

Current Members

Norma J Lawrence (Chair)

Lauralee E. Martin

George T. Shaheen

Don C. Watters

Independence

The Board has affirmatively determined that each member of the Audit Committee meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Board has also determined that each of Norma J. Lawrence and Lauralee E. Martin qualifies as an “audit committee financial expert” under the applicable SEC rules and regulations and that they are “financially literate” as that term is defined by the NYSE corporate governance requirements.

Meetings

The Audit Committee held 4 meetings in 2023.

Attendance

Responsibilities

Among other responsibilities, the Audit Committee is charged by the Board with the authority and responsibility to:

◾  review and approve the selection of our independent registered public accounting firm, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

◾  monitor the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

◾  review the adequacy and effectiveness of our internal control policies and procedures;

◾  oversee our internal audit function;

◾  discuss the scope and results of the audit with the independent registered public accounting firm, and review with management and the independent registered public accounting firm, our interim and year-end operating results;

◾  review, with management, cybersecurity and other risks relevant to the Company’s computerized information system controls and security, and determine if any such risks and incidents should be disclosed in the Company’s periodic filings with the SEC;

◾  oversee the principal risk exposures facing the Company and the Company’s mitigation efforts in respect of such risks, including, but not limited to financial reporting risks and credit and liquidity risks; and

◾  preparing the Audit Committee Report that the SEC requires in our annual proxy statement.

2023 Average Audit Committee Meeting Attendance

94%

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 20

Corporate Governance

Compensation Committee

Current Members

Don C. Watters (Chair)

Nicholas F. McClanahan

George T. Shaheen

Independence

The Board has affirmatively determined that each of these Directors meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of the Exchange Act.

Meetings

The Compensation Committee held 4 meetings in 2023.

Attendance

Responsibilities

Among other responsibilities, the Compensation Committee is charged by the Board with the authority and responsibility to:

◾  oversee our compensation policies, plans, and benefit programs;

◾  review and approve for our executive officers: annual base salary, annual cash incentives, including the specific goals and amount, equity compensation, employment agreements, severance arrangements, change in control arrangements, and any other benefits, compensation, or arrangements;

◾  administer our equity compensation plans;

◾  prepare the Compensation Committee Report that the SEC requires in our annual proxy statement; and

◾  oversee the development, implementation and effectiveness of our policies, strategies, programs, and practices relating to human capital management.

2023 Average Compensation Committee Meeting Attendance

92%

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 21

Corporate Governance

Nominating and Corporate Governance Committee

Current Members

Nicholas F. McClanahan (Chair)

Collete English Dixon

Norma J. Lawrence

George T. Shaheen

Independence

The Board has affirmatively determined that each of these Directors meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of the Exchange Act.

Meetings

The Nominating and Corporate Governance Committee held 4 meetings in 2023.

Attendance

Responsibilities

Among other responsibilities, the Nominating and Corporate Governance Committee is charged by the Board with the authority and responsibility to:

◾  identify, evaluate, and recommend to the Board for nomination candidates for membership on the Board;

◾  review with the Board on an annual basis, the independence, skills and characteristics of Board members, and the skills and characteristics of the Board as a whole, in determining whether to recommend incumbent Directors in the class subject to re-election;

◾  prepare and recommend to the Board corporate governance guidelines and policies;

◾  review and evaluate our policies and practices and monitoring our efforts and risk oversight in the areas of social issues, diversity, environmental sustainability, and public policy, and recommend changes for approval by the Board; and

◾  identify, evaluate, and recommend to the Board the chair and membership of each committee of the Board.

2023 Average Nominating and Corporate Governance Committee Meeting Attendance

100%

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 22

Corporate Governance

Executive Committee

Current Members

George M. Marcus (Chair)

Lauralee E. Martin

Hessam Nadji

Independence

The Board has affirmatively determined that Lauralee E. Martin meets the definition of an “independent director” for purposes of the NYSE rules and the independence requirements of the Exchange Act.

Meetings

The Executive Committee held 1 meeting in 2023.

Attendance

Responsibilities

The Executive Committee is charged by the Board with the authority and responsibility to take any and all actions which may be taken by the Board, including acting upon recommendations of other Committees of the Board, and administering the Company’s stock plans (including the granting of stock options and stock awards thereunder), except those actions reserved by law to the full Board or as limited by the Executive Committee Charter.

2023 Average Executive Committee Meeting Attendance

100%

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 23

Corporate Governance

Director Resignation Policy

A Director who changes the business or professional responsibility they held when they were elected to the Board, or whose personal circumstances have changed to the extent that it affects his or her ability to contribute to the Company’s continued development, should consult with the Chair of the Board and the Chair of the Nominating and Corporate Governance Committee and shall tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will recommend to the Board the action, if any, to be taken with respect to the resignation. Any executive officer of the Company who serves on the Board shall submit his or her resignation to the Board at the time such officer ceases to be an executive officer of the Company.

The Board believes that term or age limits are, on balance, not the best way to maximize the effectiveness of the Board. While term limits may introduce fresh perspectives and viewpoints to the Board, they may also have the countervailing effect of causing the loss of contributions from Directors who have developed deep insight into the Company through years of experience.

As an alternative to term limits the Nominating and Corporate Governance Committee reviews the appropriateness of each Board member’s continued service every three years in connection with evaluating the appropriateness of their recommendation. Likewise, the Board does not believe that a mandatory retirement age is appropriate but will assess each Director’s ability to continue serving on the Board every three years in connection with evaluating the appropriateness of their recommendation.

Director Time Commitments

We believe that our Directors should be committed to enhancing stockholder value and should dedicate sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. We believe our Directors should not serve on an excessive number of boards of other public companies to permit them, given their individual circumstances, to perform and carry out all Director duties in a responsible manner.

Board and Committee Evaluations

The Board conducts a self-evaluation of its performance and the performance of individual Directors from time to time. The Nominating and Corporate Governance Committee is responsible for establishing the evaluation criteria and overseeing the evaluations. Each committee also evaluates its performance periodically.

Director Orientation and Continuing Education

In connection with the appointment of new members to the Board, management provides new Board members with Director orientation materials, including presentations from senior executives and Company policies. Each Director is expected to participate in continuing education programs to maintain the necessary level of expertise to perform his or her responsibilities.

CEO Evaluation and Succession Planning

The Compensation Committee conducts a review of the performance of the CEO at least annually. The Compensation Committee establishes the evaluation process and determines the specific criteria on which the performance of the CEO is evaluated. The results of the review and evaluation are communicated to the CEO by the Chair of the Board and the Chair of the Compensation Committee.

The CEO reviews succession planning and management development with the Board on an annual basis.

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 24

Corporate Governance

The Board’s Role in Risk Oversight

Our Company faces a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. While our Board, as a whole, has the ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit, Compensation, and Nominating and Corporate Governance Committees being responsible for monitoring and reporting on the material risks associated with their respective subject matter areas.

The Board

The Board’s role in our risk oversight process includes receiving regular reports from members of senior management, as well as external advisors, on areas of material risk to us, including operational, economic, financial, legal, regulatory, cybersecurity, and competitive risks. The full Board (or the appropriate committee in the case of risks that are reviewed by a particular committee) receives these reports from those responsible for the relevant risk to better understand our risk exposures and the steps that management may take to monitor and control these exposures. When a committee receives the report, the chair of the relevant committee generally will provide a summary to the full Board at the next Board meeting, allowing the Board and its committees to coordinate the risk oversight role.

Committee Responsibilities

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

The Audit Committee assists the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, regulatory, cybersecurity, and other matters, as well as related mitigation efforts and receives regular reports on such matters from the Company’s Chief Information Officer and Chief Compliance Officer.	The Compensation Committee assesses, at least annually, the risks associated with our compensation policies.

The Nominating and Corporate Governance Committee assists the Board in oversight of risks that we have relative to compliance with corporate governance standards.

This includes oversight of risks related to social issues, diversity, environmental sustainability, and public policy.

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 25

Corporate Governance

Cybersecurity and Risk Oversight

Cybersecurity is an important part of our risk management processes and an area of increasing focus for our Board and management.

The Role of the Board

The Audit Committee of our Board, which is comprised entirely of independent Directors, is responsible for the oversight of risks from cybersecurity threats and other risks relevant to the Company’s information technology controls and security.

At least quarterly, the Audit Committee receives an overview from management of our cybersecurity threat risk management and strategy processes covering topics such as data security posture, results from third-party assessments, progress towards pre-determined risk-mitigation-related goals, our incident response plan, and material cybersecurity threat risks or incidents and developments, as well as the steps management has taken to respond to such risks. In such sessions, the Audit Committee generally receives materials indicating current and emerging material cybersecurity threat risks, and describing the company’s ability to mitigate those risks, and discusses such matters with our Chief Information Officer.

Members of the Audit Committee are also encouraged to regularly engage in ad hoc conversations with management on cybersecurity-related news events and discuss any updates to our cybersecurity risk management and strategy programs.

Material cybersecurity threat risks are also considered during separate Board meeting discussions of important matters like risk management, operational budgeting, business continuity planning, mergers and acquisitions, brand management, and other relevant matters.

The Role of Management

Our cybersecurity risk management and strategy processes are led by our Chief Information Officer, who is ultimately responsible for our information security program. This includes identifying threats, detecting potential attacks, and protecting all of our information assets.

Our process for identifying and assessing material risks from cybersecurity threats operates alongside our broader overall risk assessment process, covering all company risks. As part of this process, appropriate disclosure personnel collaborate with subject matter specialists, as necessary, to gather insights for identifying and assessing material cybersecurity threat risks, their severity, and potential mitigations.

Additionally, we maintain a cybersecurity-specific risk assessment process which helps identify our cybersecurity threat risks. This process also aims to provide for the availability of critical data and systems, maintain regulatory compliance, identify and manage our risks from cybersecurity threats, and protect against, detect, and respond to cybersecurity incidents. This includes periodic comparison of our processes to standards set by the National Institute of Standards and Technology.

We carry information security risk insurance that provides protection against the potential losses arising from a cybersecurity incident.

As part of our information security program, we maintain an incident response plan which coordinates the activities we take to prepare for, detect, respond to and recover from cybersecurity incidents, which include processes to triage, assess severity for, escalate, contain, investigate, and remediate the incident, as well as to comply with potentially applicable legal obligations and mitigate brand and reputational damage.

The firm’s senior executive team, inclusive of the CEO, CFO, COO, CAO and Legal, are informed about and monitor the prevention, mitigation, detection, and remediation of cybersecurity incidents through their management of, and participation in, the cybersecurity risk management and strategy processes described above, including the operation of our incident response plan.

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 26

Corporate Governance

Our Cybersecurity Oversight Structure

The Board

Audit Committee

Chief Information Officer

Cybersecurity Team

Corporate Governance Guidelines

We are committed to having sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness.

The Nominating and Corporate Governance Committee is responsible for developing and reviewing our Corporate Governance Guidelines, and for preparing and recommending any changes to our Corporate Governance Guidelines and policies to the Board.

Having such principles is essential to running our business efficiently and maintaining our integrity in the marketplace. A copy of our Corporate Governance Guidelines is available on our website at https://ir.marcusmillichap.com/corporate-governance/governance-documents.

Code of Ethics

We strive to conduct our business with the highest integrity and standards of ethics and governance that support our values. This includes promoting fair labor practices, upholding human rights, and compliance with legal requirements, including those that address bribery and corruption. This also includes implementing policies, practices, and trainings that convey our expectations and values and meet stakeholder needs.

As part of this effort, we adopted a Code of Ethics. The Code of Ethics does not attempt to identify every possible category of ethical and legal behavior, but instead sets forth our clear expectations for ethical and honest behavior. We are committed to legal compliance, fair dealing, and addressing internal and external ethical concerns, which we do in part through our Ethics Hotline, which allows for anonymous reporting and direct communication with the Company’s Compliance Officer. Our expectations for ethics are further embedded into our practices through cross-discipline education and trainings, which are provided at the individual, office, and company-wide levels.

Our Audit Committee is responsible for reviewing and evaluating our policies and practices and monitoring our efforts in the area of ethics.

Our Code of Ethics can be found at https://ir. marcusmillichap.com/corporate-governance/governance-documents. Any amendments to the Code of Ethics, or any waivers of their requirements required to be disclosed pursuant to SEC or NYSE requirements, will be disclosed on the website.

Human Capital Oversight

Our Compensation Committee is responsible for the development, implementation and effectiveness of our policies, strategies, programs, and practices relating to human capital management including but not limited to those regarding recruiting, talent development and retention, culture, human health and safety and total rewards.

Our Nominating and Corporate Governance Committee is responsible for reviewing and evaluating our policies and practices and monitoring our efforts and risk oversight in the area of diversity.

For more information about our human capital efforts, please refer to the section entitled “Human Capital” in our Annual Report on Form 10-K for 2023.

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 27

Corporate Governance

Sustainability

We recognize that operating our business in a sustainable manner is important to our success. For this reason, we are exploring ways to address the environmental impact of our business, reduce carbon emissions, increase energy efficiency, reduce waste, and limit our consumption of natural resources.

More information on our Commitment to Sustainability policy can be found at: https://ir.marcusmillichap.com/esg/a-commitment-to-sustainability.

Commitment to People and Community – Corporate Responsibility

Marcus & Millichap maintains a Corporate Responsibility Policy. This policy memorializes our commitment to our employees, our community, and our stakeholders, as we believe taking into account the interests of our stakeholders drive the success of our business.

More information on our Corporate Responsibility Policy can be found at:

https://ir.marcusmillichap.com/esg/corporate-social-responsibility.

Communications from Stockholders and Other Interested Parties to Directors

The Board recommends that stockholders and other interested parties initiate communications with the Board, any committee of the Board, or any individual Director in writing to the attention of our Corporate Secretary at our principal executive office at 23975 Park Sorrento, Suite 400, Calabasas, CA 91302. This process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The Board has instructed our Corporate Secretary to review such correspondence and, at the Corporate Secretary’s discretion, not to forward items if the Corporate Secretary deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration.

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 28

PROPOSAL 2: Ratification of Appointment of Independent Registered Public Accounting Firm for 2024

Ernst & Young LLP has served as our independent registered public accounting firm since 2013. The Audit Committee has once again selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024. As a matter of good corporate governance, the Audit Committee is submitting its appointment to our stockholders for ratification. If the appointment of Ernst & Young LLP is not ratified by a majority of the shares of our common stock present or represented at the Annual Meeting and entitled to vote on the proposal, the Audit Committee will review its future appointment of an independent registered public accounting firm in light of that vote result.

The Audit Committee pre-approves and reviews audit and non-audit services performed by our independent registered public accounting firm, as well as the fees charged for audit services. In its pre-approval and review of non-audit services, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor’s independence. For additional information concerning the Audit Committee and its activities with the independent registered public accounting firm, see “Corporate Governance” and “Audit Committee Report” in this Proxy Statement.

We expect that a representative of Ernst & Young LLP will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Fees Billed by Independent Registered Public Accounting Firm

The following table shows the fees and related expenses for audit and other services provided by Ernst & Young LLP in 2023 and 2022. The services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

	2023	2022
Audit Fees	$1,340,482	$1,278,537
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,340,482	$1,278,537

Audit Fees. This category includes fees for (i) the audit of our annual consolidated financial statements, (ii) reviews of our quarterly condensed consolidated financial statements, and (iii) services that are normally provided by our independent auditors in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees. This category includes fees for professional services for tax compliance, tax advice, and tax planning. These services include assistance regarding federal, state, and international tax compliance, assistance with tax reporting requirements and audit compliance, tax planning, consulting, and assistance on business restructuring.

All Other Fees. This category includes fees for products and services other than the services reported above. These services included cyber security consultation and impact analysis and environmental, social and governance framework development and materiality assessment.

The Audit Committee determined that Ernst & Young LLP’s provision of these services, and the fees that we paid for these services, are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee pre-approved all services that Ernst & Young LLP provided for 2022 and 2023 in accordance with the pre-approval policy discussed above.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024.

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 29

Audit Committee Report

The Audit Committee of the Board consists of the four Directors whose names appear below. The Audit Committee is composed exclusively of Directors, who are independent under the NYSE listing standards and the SEC rules.

The Audit Committee’s general role is to assist the Board in monitoring the Company’s financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The Audit Committee has reviewed the Company’s audited financial statements for the year ended December 31, 2023, and met with management, as well as with representatives of Ernst & Young LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with members of Ernst & Young LLP, the matters required to be discussed by the applicable Public Company Accounting Oversight Board and SEC requirements.

In addition, the Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with members of Ernst & Young LLP, its independence.

Based on these discussions, the financial statement review, and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company’s audited financial statements for the year ended December 31, 2023 be included in the Company’s Annual Report on Form 10-K for 2023.

Norma J. Lawrence (Chair)

Lauralee E. Martin

George T. Shaheen

Don C. Watters

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 30

PROPOSAL 3: Advisory Vote to Approve Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders are being asked to cast an advisory vote to approve the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables (a “say-on-pay” vote).

Our executive compensation program is designed to reward performance in a simple and effective way. We believe the compensation paid to our named executive officers for 2023 appropriately reflects and rewards their contributions to our performance and is aligned with the long-term interests of our stockholders.

We encourage stockholders to read the Compensation Discussion and Analysis, beginning on page 32 of this Proxy Statement, which describes the details of our executive compensation program and the decisions made by the Compensation Committee in 2023.

Stockholders are being asked to approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables), is hereby approved.”

As an advisory vote, this proposal is not binding on the Company, the Board, or the Compensation Committee. However, the Board and the Compensation Committee value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions regarding named executive officers.

We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote on executive compensation at our 2025 Annual Meeting of Stockholders.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE NON-BINDING RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

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Compensation

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis, we discuss our compensation philosophy and executive compensation program, as well as describe and analyze our compensation actions and decisions for our named executive officers for the fiscal year ended December 31, 2023 (each, an “NEO”). For 2023, our NEOs and their designated titles are as follows:

◾	Hessam Nadji, President and Chief Executive Officer

◾	Steven F. DeGennaro, Executive Vice President and Chief Financial Officer

◾	Richard Matricaria, Executive Vice President and Chief Operating Officer, Western Division

◾	John David Parker, Executive Vice President and Chief Operating Officer, Eastern Division

◾	Gregory A. LaBerge, Senior Vice President, Chief Administrative Officer

2023 Business Overview

We remained resilient and continued to make progress toward our long-term goals despite significant market headwinds experienced across the U.S. commercial real estate industry last year. According to CoStar and MSCI, 2023 U.S. commercial real estate transaction volume declined by an estimated 55% compared to prior year driven by the Federal Reserve’s fight against inflation, which resulted in significant interest rate volatility, and the regional banking crisis, which further exacerbated an already constrained lending environment.

In this environment, our team delivered revenue of $646 million and a net loss of $34 million in 2023, which largely reflects the impact of a 39% decline in total transactions. In addition, our earnings were pressured by expenses related to capital invested in top talent acquisition and retention, technological innovations and expanding our technology platform, which we believe will be instrumental in helping us lead in the recovery and long-term growth of the Company. We believe the Company is well positioned to not only withstand the current market dislocation but to leverage the downturn to our advantage. We ended the year with $407 million in cash, cash equivalents, and marketable debt securities, available-for-sale.

In 2023, our management team also adopted a range of strategic measures to mitigate the impact of the market disruption while also strengthening the MMI platform. We implemented cost control initiatives aimed at reducing the interim impact of lower revenue while continuing to make well-underwritten investments essential to long-term growth. Focusing on our people, we continued to provide broker training, retention of top producers and recruitment of experienced professionals and teams. We prioritized enhancing our ability to serve client needs by expanding marketing efforts, further integrating our auction teams into the sales process and leveraging technology. The ongoing elevation of our brand was on pace once again with marquee client webcasts, industry-leading research content, and commanding presence in the media as well as at industry conferences. These combined efforts helped contribute to over 7,000 closings and nearly $45 billion in volume, keeping MMI as the top ranked commercial real estate brokerage firm by transactions last year.

Our commitment to strategic capital allocation that best aligns with the long-term interests of our stockholders also remained constant. In 2023, we returned $20 million to stockholders in the form of dividends and another $39 million through share repurchases.

While we continue to navigate near-term challenges, we remain committed to sustaining our long-term mindset. This includes building competitive advantages, continuing to prioritize delivering best-in-class services for our clients, and strategically deploying capital to further strengthen our internal resources and enhancing growth opportunities externally in the coming years.

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Alignment of CEO Compensation and Company Performance

We designed our 2023 executive compensation program to motivate and reward executive performance. The chart below indicates the Summary Compensation Table total compensation and compensation actually paid for Hessam Nadji, our President and CEO, for each of 2021, 2022 and 2023, as reported in the 2023 Summary Compensation Table and the Pay Versus Performance Table, respectively. Mr. Nadji’s Summary Compensation Table total compensation for 2023 increased primarily due to an additional grant he received, as further described below. As the chart illustrates, our CEO compensation is generally aligned with total stockholder return (“TSR”). While we did not achieve our pre-tax net income target for our annual incentive plan, which is reflected in our CEO’s annual cash incentive award and annual restricted stock unit (“RSU”) grant, our stock price increased in 2023 from $34.45 to $43.68, or a 27% increase, which is reflected in the value of his unvested equity awards as of the end of 2023.

Given the Company’s overall financial performance in 2023, the Compensation Committee reduced the earned amount of our CEO’s annual cash incentive award for 2023 by an additional $175,000, which resulted in a 65% decrease in our CEO’s earned annual incentive award from 2022. In addition, the Compensation Committee also reduced the size of his 2024 annual RSU grant from 92,000 RSUs to 72,000 RSUs, which represented a 22% decrease in the number of RSUs from 2023.

Compensation Philosophy

Our executive compensation program is intended to achieve the following objectives:

◾	Attract and incentivize talented individuals to lead and manage our business

◾	Align our executive officers’ compensation with our business objectives and the interests of our stockholders

◾	Reward our executive officers fairly over time based on actual performance and retain those individuals who continue to meet our high expectations

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Compensation Policies and Practices

Our executive compensation program and corporate governance policies are designed to link pay with operational performance and increase in long-term stockholder value while striking a responsible balance between risk and reward. To accomplish these objectives, we have adopted the following policies and practices over time:

What We Do	What We Don’t Do

✓  Pay-for-performance philosophy and culture

✓  More than two-thirds of our current NEOs’ total target direct compensation is performance-based and/or at risk

✓  Independent compensation committee

✓  Independent compensation consultant

✓  Compensation recovery policy for executive officers on cash and equity incentives

✓  Responsible use of shares under our long-term incentive program

✓  Robust stock ownership requirements

✓  Annual risk assessment of our compensation program

✓  Limited perquisites and personal benefits

×   Minimum guaranteed vesting for performance-based equity awards

×   Allow for pledging and hedging of Company stock by executive officers, Directors, employees, and independent contractor agents

×   Single trigger vesting of equity awards

×   Excessive severance or change in control benefits

×   Payout or settlement of dividends and dividend equivalents on unvested equity awards

×   Reprice, cash-out or exchange “underwater” stock options without stockholder approval

×   Tax gross-ups

×   Executive pension plans or supplemental retirement plans

Stockholder Advisory Vote on Executive Compensation

The Compensation Committee is interested in the ideas and any concerns of our stockholders regarding executive compensation. At last year’s Annual Meeting of Stockholders, approximately 92.6% of votes cast (for or against) by stockholders supported the advisory vote on executive compensation. In evaluating our compensation practices in 2023, the Compensation Committee was mindful of the strong support our stockholders expressed for the Company’s philosophy of linking compensation to operational objectives and the enhancement of stockholder value. As a result, no changes to the executive compensation program were made based on the results of the 2023 advisory vote.

Elements of 2023 Compensation

This section describes the elements of our NEOs’ 2023 compensation, which consist of the following:

Direct Compensation	Indirect Compensation
◾ Base Salary	◾ Employee Benefits
◾ Annual Cash Incentives
◾ Long-Term Equity Incentives

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In 2023, approximately 94% of our CEO’s and about 80% on average of our other NEOs’ target total direct compensation was “at-risk” and/or performance-based.

(1)	Reflects target amounts and not amounts actually earned.

Base Salary

Base salary is a fixed component of our NEOs’ compensation and does not vary with Company performance. Base salaries are set at levels intended to be competitive and commensurate with each executive officer’s position, performance, skills, and experience to attract and retain the best talent. The Compensation Committee reviews base salaries for our executive officers annually and adjusts them, if needed, to reflect changes in market conditions or other factors, including business climate and changing responsibilities as our executive officers’ positions evolve.

In February 2023, after considering each NEO’s individual performance and responsibilities, as well as the business climate and a market data analysis of the Company’s peer group, the Compensation Committee determined that each NEO’s base salary remained market competitive and commensurate with each NEO’s role, responsibilities, and performance.

The table below sets forth our NEOs’ 2023 base salary levels and our NEOs’ base salary increases compared to 2022 base salary levels.

NEO	2023 Annual Base Salary	2022 Annual Base Salary	Percentage Increase
Hessam Nadji	$700,000	$700,000	—
Steven F. DeGennaro	$400,000	$400,000	—
Richard Matricaria	$400,000	$400,000	—
John David Parker	$400,000	$400,000	—
Gregory A. LaBerge	$350,000	$350,000	—

Annual Cash Incentives

In 2023, all our executive officers participated in the 2023 Executive Short-Term Incentive Plan (the “2023 Annual Incentive Plan”). The Compensation Committee established certain financial and non-financial goals in February 2023, which are discussed in more detail below.

Annual cash incentives are designed to reward annual accomplishments against pre-established financial and strategic goals. The Compensation Committee approved 2023 target short-term cash incentive award opportunities for the NEOs in the amounts set forth below, which represented a 15% decrease from each NEO’s target annual incentive opportunity in 2022. In making this decision, the Compensation Committee considered each NEO’s individual performance and responsibilities, historical target amounts, business conditions and a

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market data analysis of the Company’s peer group and, ultimately, determined that business conditions warranted a uniform decrease in target annual cash incentive opportunities.

NEO	2023 Target Annual Incentive Opportunity	2022 Target Annual Incentive Opportunity	Percentage Decrease
Hessam Nadji	$2,295,000	$2,700,000	(15%)
Steven F. DeGennaro	$807,500	$950,000	(15%)
Richard Matricaria	$1,317,500	$1,550,000	(15%)
John David Parker	$1,317,500	$1,550,000	(15%)
Gregory A. LaBerge	$467,500	$550,000	(15%)

Actual annual incentive awards could range from 0% to 200% of each NEO’s target based on performance against the performance goals. In addition, the Compensation Committee retained the flexibility to adjust awards based on the Company and each NEO’s performance and any other factors they deem appropriate.

Annual incentives for 2023 were based on a combination of financial and individual strategic performance goals.

The weightings between each performance category for each NEO were as follows:

NEO	MMI Financial Performance	Individual/Strategic Performance
Hessam Nadji	50%	50%
Steven F. DeGennaro	40%	60%
Richard Matricaria	40%	60%
John David Parker	40%	60%
Gregory A. LaBerge	25%	75%

Financial Objectives for 2023.

Pre-tax net income is used for the financial performance goal for the Company’s Annual Incentive Plan because it provides a consistent, firm, and accurate measure of the Company’s overall financial performance and profitability, as it excludes the impact of tax considerations, which can be complex and variable due to the nature of our business, and the various state, local, and foreign taxes that we are subject to.

As discussed in more detail above, our business was negatively impacted by the significant market headwinds experienced across the U.S. commercial real estate industry starting in the second half of 2022 and continuing through 2023. As a result, our internal operating plan anticipated significantly lower net income than that achieved in 2022. To ensure our annual cash incentive program was appropriately rigorous, the Compensation Committee set the pre-tax net income financial performance target 19% higher than our internal operating plan (i.e., the annual cash incentive program target was pre-tax net income of $65 million versus our pre-tax net income budget of $54.6 million). The 2023 target goal was established on the premise of the Federal Reserve’s interest rate hikes ending by the second quarter and bringing about improving market conditions starting in the third quarter, which ultimately did not occur. The Compensation Committee also determined that approving such an aggressive goal in combination with reducing each NEO’s target annual incentive opportunity by 15% was appropriate given the prior year’s results and the desire to incentivize strong financial performance.

Despite being the top ranked brokerage firm by transactions in 2023, we incurred a pre-tax net loss of $40.4 million, due to the significant decline in total transactions, as well as expenses related to the capital that we invested in talent acquisition and retention, technological innovations and expanding our platform. This resulted in no payout for the financial performance component of each NEO’s target annual incentive opportunity.

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Individual Strategic Objectives for 2023.

Individual strategic goals varied for each executive and related to the following:

NEO	Individual Strategic Performance Goals
Hessam Nadji	Retention rate, recruiting, sales force advancements, marketing, technology and skill development initiatives, and strategic initiatives
Steven F. DeGennaro	Financial services operational improvements, analyst expectation management, investor relations function management, and strategic initiatives, including executing strategic priorities in partnership with the CEO
Richard Matricaria	Retention rate, recruiting, and strategic initiatives, including successfully executing key initiatives and supporting the CEO in managing positive outcomes for key people and projects
John David Parker	Retention rate, recruiting, and strategic initiatives, including leading special projects and focuses, successfully executing key initiatives and supporting the CEO in managing outcomes for key people and projects
Gregory A. LaBerge	Retention rate, technology enhancements, strategic initiatives, and operational and administrative support improvements

The Compensation Committee evaluated each NEO’s performance against his strategic goals to make an overall determination of the aggregate achievement for each NEO. Based on this evaluation, the Compensation Committee determined that each NEO met or largely achieved most of his strategic goals. Key performance highlights that were considered by the Compensation Committee in assessing the achievements of the NEOs included:

◾	Provided business development support to the salesforce through research content, industry conferences and private label events.

◾	Achieved a pre-established retention rate at 95% of target, despite a highly competitive landscape for talent.

◾	Aggressively explored several adjacent growth opportunities to further diversify our business geographically and to expand into complementary services.

◾	Adopted a range of strategic measures to mitigate the impact of the market disruption while also strengthening the MMI platform.

◾	Implemented cost control initiatives aimed at reducing the interim impact of lower revenue while continuing to make well-underwritten investments essential to long-term growth.

◾	Prioritized enhancing our ability to serve client needs by expanding marketing efforts, further integrating our auction teams into the sales process, and leveraging technology.

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Despite these individual achievements, given the Company’s overall financial performance, the Compensation Committee chose to reduce the earned amount of each NEO’s annual incentive award by $175,000 in the case of Mr. Nadji, $100,000 in the case of Mr. Matricaria and Mr. Parker, and $50,000 in the case of Mr. DeGennaro and Mr. LaBerge. The earned amount of each NEO’s annual incentive award prior to the reduction and the amount of each NEO’s actual annual incentive award are set forth in the table below.

NEO	Target Annual Incentive Opportunity ($)	Award Earned Prior to Reduction ($)	Actual Award Following Reduction ($)	Actual Award (% of Target)
Hessam Nadji	$2,295,000	$986,850	$811,850	35.4%
Steven F. DeGennaro	$807,500	$464,313	$414,313	51.3%
Richard Matricaria	$1,317,500	$523,706	$423,706	32.2%
John David Parker	$1,317,500	$645,575	$545,575	41.4%
Gregory A. LaBerge	$467,500	$305,044	$255,044	54.6%

Long-Term Incentives

Our long-term incentive program generally consists of annual grants of RSUs, which align the interests of management with those of stockholders, promote retention of key talent, and reward total stockholder return performance. When determining the appropriate RSU grants for the NEOs, the Compensation Committee considers each NEO’s role, responsibilities, past performance, future potential, current level of ownership, and amount of unvested equity holdings. Generally, for NEOs other than the CEO, the Compensation Committee has chosen to award RSUs that have a grant date fair value that does not exceed 50% of each NEO’s actual annual incentive award for the prior year, with the actual number of RSUs to be determined based on the consideration of the foregoing factors.

After considering the Company’s and each NEO’s 2022 performance relative to the metrics set forth in the annual incentive plan for 2022, each NEO’s current equity holdings in the Company, a market data analysis of the Company’s peer group, and the current equity ownership of our NEOs, in February 2023, the Compensation Committee granted 92,000 RSUs to Hessam Nadji, 12,508 RSUs to Steven DeGennaro, 20,362 RSUs to Richard Matricaria, 20,657 RSUs to John David Parker, and 6,590 RSUs to Gregory A. LaBerge in connection with the annual compensation review process. Despite their strong individual performance in 2022, Messrs. DeGennaro, Matricaria, Parker, and LaBerge received significantly less RSUs in 2023, as the value of each NEO’s RSU award was tied to 50% of his actual annual incentive award for 2022, which was reflective of the Company not achieving its 2022 target pre-tax net income goal. The table below sets forth the number of RSUs granted to each of Messrs. DeGennaro, Matricaria, Parker, and LaBerge in 2022 and 2023, as well as the difference in grant date fair value.

NEO	2023 RSUs	2022 RSUs	Difference in Grant Date Fair Value
Steven F. DeGennaro	12,508	44,272	$(1,646,087)
Richard Matricaria	20,362	58,788	$(2,051,532)
John David Parker	20,657	58,788	$(2,040,977)
Gregory A. LaBerge	6,590	26,766	$(1,029,974)

The Compensation Committee determined that Mr. Nadji’s personal growth, leadership during a difficult fiscal year, positive perception in the marketplace and overall strong performance supported Mr. Nadji receiving the same number of annual RSUs in 2023 as 2022 (i.e., 92,000 RSUs). In addition, in August 2023, the Compensation Committee made a one-time special retention grant of 150,000 RSUs to Mr. Nadji. The Compensation Committee made the grant to encourage Mr. Nadji’s retention and to incentivize Mr. Nadji to focus on leading the Company through this period of significant market disruption. In determining whether to make the grant and the size of the grant, the Compensation Committee considered the retentive power of

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Mr. Nadji’s current equity award holdings, the equity compensation holdings of the chief executive officers of the companies for which we compete for talent, Mr. Nadji’s role in reshaping the Company’s leadership team and in acquiring several strategically important companies in key spaces, and his contribution to the significant growth of our key operating and financial metrics, since his appointment as CEO on March 31, 2016. Further, the Compensation Committee’s decision to make the grant was informed by discussions with FW Cook, its independent compensation consultant, and the Chair of the Board.

Each NEO’s RSUs vest in five equal annual installments, with the first vesting date beginning on March 10, 2024 (or September 10, 2024 with respect to Mr. Nadji’s August 2023 grant), subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving a change in control. See “Severance and Change in Control Benefits” below for more information. The grant date value of these RSU awards is disclosed in the Grants of Plan-Based Awards table.

As discussed above, given the Company’s financial results in 2023, the Compensation Committee reduced the size of Mr. Nadji’s annual grant for 2024 from 92,000 RSUs to 72,000 RSUs, which represented a 22% decrease in the number of annual grant RSUs from 2023.

Process for Determining Executive Compensation

Role of Compensation Committee and Management

The Compensation Committee has responsibility for administering and approving annually all elements of compensation for the Company’s NEOs, with input from our management team and advice from the Compensation Committee’s independent consultant, FW Cook.

At the start of the year, with the assistance of FW Cook and our management team, the Compensation Committee approves target pay opportunities for each current executive officer, including base salary, target annual incentive opportunity, and long-term equity awards. Our CEO develops recommendations for target pay opportunities for executives other than himself, informed by competitive market dynamics, the responsibilities and capabilities of each executive officer, internal fairness, past performance, and future potential. The CEO does not provide recommendations to the Compensation Committee for his own compensation. Our corporate performance and our CEO’s individual performance is reviewed annually by the Chair of the Board, who then presents his recommendation regarding the CEO’s target pay opportunities to our Compensation Committee for discussion. The Compensation Committee then makes the final determination on the target pay opportunities for our CEO.

At the start of the year, the Compensation Committee also determines the design of the incentive program, including performance measures, weightings, and goals, to ensure these programs support the Company’s business objectives and strategic priorities. With respect to performance measures and goals, the annual operating plan initially established by management, and subsequently approved by our Board, is an important input into the Compensation Committee’s decision-making process. Some members of the management team attend Compensation Committee meetings but are not present for executive sessions. The Compensation Committee makes all final decisions with respect to compensation of our NEOs.

After the end of the year, the Compensation Committee determines the earned incentive amounts for each of our executive officers, based on a thorough review of Company and individual performance. In determining earned amounts, the Compensation Committee considers: (i) the CEO’s evaluation of each executive officer other than himself, (ii) the Compensation Committee’s qualitative evaluation of each executive officer’s overall and corporate performance, (iii) the Chair of the Board’s qualitative evaluation of our corporate performance and our CEO’s individual performance, and (iv) the objective assessment of each executive officer’s actual performance against pre-established goals and financial targets.

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The Compensation Committee also approves compensation packages for new executive officers, which generally include an initial base salary, target annual incentive opportunity, and long-term equity award, and may include severance benefits. Such compensation packages are typically approved after consulting with FW Cook and our management team, including our CEO, and are informed by competitive market dynamics, the responsibilities associated with the position, and internal fairness.

Role of Consultants

The Compensation Committee has engaged FW Cook as its independent executive compensation advisor. FW Cook reports directly to the Compensation Committee and does no work for management that is not under the Compensation Committee’s purview. FW Cook provides independent advice to the Compensation Committee on the reasonableness of executive compensation levels in comparison with typical market practices, and on the appropriateness of the compensation program structure in supporting the Company’s business objectives. A representative of FW Cook attends meetings of the Compensation Committee, and communicates with the Compensation Committee Chair between meetings. The Compensation Committee assessed the independence of FW Cook pursuant to SEC rules and stock exchange listing standards and concluded that no conflicts of interest exist.

Role of Competitive Data

In establishing 2022 target pay opportunities for our NEOs, the Compensation Committee considered competitive market data from an analysis prepared by FW Cook in April 2022. In light of the Company’s challenging business conditions and the Compensation Committee’s intention to reduce target pay opportunities in 2023, FW Cook did not provide updated competitive market data between April 2022 and the Committee’s determination of 2023 target pay opportunities.

Because there are not many publicly traded commercial real estate services firms similar in size and business model to us, development of an appropriate “peer group” of companies against which to compare pay levels and practices proves challenging. Therefore, the Compensation Committee, with the assistance of FW Cook, used the following more expansive criteria to select a peer group consisting of 13 business services companies:

◾	reasonable comparability in size to the Company in terms of annual revenue and market cap;

◾	executives are responsible for managing large numbers of professional employees; and

◾	generally engaged in the business of providing transactional services to businesses and individuals.

Based on the above criteria, the Compensation Committee selected the following companies as our peer group.

B. Riley Financial	Moelis & Company	Ryan Specialty Group
Brown & Brown	Newmark Group*	SelectQuote
Crawford & Company	Oppenheimer Holdings	Walker & Dunlop
Douglas Elliman*	Piper Sandler
Houlihan Lokey	PJT Partners

*

As noted above, there are not many publicly traded commercial real estate services firms similar in size and business model to us. However, Douglas Elliman and Newmark Group represent two real estate companies that the Compensation Committee, with the assistance of its independent compensation consultant, determined to be similar enough to warrant inclusion in our peer group.

The Compensation Committee also considered CBRE Group, Colliers International, Cushman & Wakefield, and Jones Lang LaSalle, which we consider to be our direct competitors for inclusion in the peer group, but it was ultimately determined that these companies were too large to include in the peer group.

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Policies for Compensation Risk Mitigation

Compensation Recovery Policy

The SEC and the New York Stock Exchange recently adopted long-awaited final rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which require listed companies to develop and implement a policy providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers.

In accordance with these final rules, on October 31, 2023, the Compensation Committee approved the restatement of the Marcus & Millichap, Inc. Compensation Recovery Policy, which provides that in the event the Company is required to restate any of its financial statements that have been filed with the SEC, then the Compensation Committee will seek to recover any erroneously awarded performance-based incentive-based compensation (including any performance-based cash and equity awards and salary increases earned wholly or in part based on the attainment of financial performance goals) received by any person who is or was a Section 16 Officer or a division manager of a subsidiary of the Company during the three-fiscal year recovery period. In addition, in the event the Company is required to restate any of its financial statements that have been filed with the SEC, the Compensation Committee may also, in its sole discretion, seek recovery of all or any portion of time-based incentive compensation received by any person who is or was a Section 16 Officer or a division manager of a subsidiary of the Company during the three-fiscal year recovery period.

The restated Marcus & Millichap, Inc. Compensation Recovery Policy further provides that, in the event any person who is or was a Section 16 Officer or a division manager of a subsidiary of the Company has engaged in improper conduct, then the Compensation Committee may, in its sole discretion, seek to recover all or any portion of any incentive-based compensation (including both performance-based and time-based cash and equity awards) received by any such person during the year of improper conduct and the three completed fiscal years immediately preceding the date of improper conduct.

Hedging, Pledging and Insider Trading Policies

Our Insider Trading Policy expressly bars hedging, derivative, or any other speculative transactions involving the Company’s stock by all officers, employees, and independent contractor agents of the Company and its subsidiaries, all members of the Board, and any consultants, advisors, and contractors to the Company and its subsidiaries that the Company designates, as well as members of the immediate families and households of these persons. Such prohibited transactions include hedging or derivative transactions, such as “cashless” collars, forward contracts, equity swaps or other similar or related transactions, or any short sale, “sale against the box” or equivalent transaction involving the Company’s stock or the stock of certain business partners. We also generally prohibit such covered persons from pledging Company stock to secure a loan, or from purchasing Company stock on margin (including in connection with exercising any Company stock options). In addition, we prohibit covered persons from purchasing or selling our securities while in possession of material, non-public information, or otherwise using such information for their personal benefit, and maintain a quarterly black-out window where applicable individuals may not trade. We may, in appropriate circumstances, permit transactions pursuant to a blind trust or a pre-arranged trading program that complies with Rule 10b5-1 to take place during periods in which the individual entering into the transaction may have material nonpublic information or during black-out periods.

Indemnification Agreements

Indemnification agreements indemnify our executive officers and the members of our Board of Directors, as well as those who act as directors and officers of other entities at our request, against expenses, judgments, fines, settlements, and other amounts, actually and reasonably incurred in connection with any proceedings arising out of their services to us and our subsidiaries.

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A Culture of Ownership

The Company’s stock ownership guidelines are designed to encourage our executive officers and other key employees to achieve and maintain a significant equity stake in the Company and closely align their interests with those of our stockholders. The stock ownership guidelines call for each executive officer and key employee that is subject to the guidelines to own shares of our common stock (including directly owned shares, beneficially owned shares held indirectly by family members, trusts or otherwise, vested share units in a non-qualified deferral arrangement, shares held in the 401(k) plan, and unvested restricted shares and RSUs that vest solely on continued service) having a value equal to a multiple of their annual base salary within five years from the date they become subject to the share ownership guidelines as set forth below:

Position	Ownership Requirement
Chief Executive Officer	6x Base Salary
Other NEOs and Senior Executives	3x Base Salary
Division Managers and Specialty Directors	2x Base Salary

If an executive officer or key employee is promoted to a position with a higher ownership requirement, he or she will have five years from such promotion to achieve the higher ownership level. Until these minimums are achieved, executive officers must retain 50% of the net after tax shares earned at exercise of stock options or stock appreciation rights, payment of performance shares/units, and vesting of restricted shares/RSUs, in each case, during the five-year initial compliance period and 100% thereafter.

The Compensation Committee conducts an annual review to assess compliance with the guidelines. Specifically, as of the last day of each fiscal year, the number of shares each executive officer is required to own is calculated based on the then-current annual salary and an average of the closing stock prices for the prior 60 trading days. This number of shares will be the required ownership level until the next annual calculation. At the end of 2023, each of our NEOs had satisfied his stock ownership guideline requirement.

Exceptions to the stock ownership guidelines may be made at the discretion of the Compensation Committee. It is expected that these instances will be rare. If an exception is granted in whole or in part, the Compensation Committee will, in consultation with the affected executive, develop an alternative stock ownership and holding requirement for such individual that reflects both the intention of the policy and such individual’s particular circumstances.

Compensation Risk Assessment

For 2023, FW Cook conducted a review of the compensation-related risks associated with our executive compensation program as well as the Company’s compensation practices for regional managers, staff employees, and independent contractor agents, which included the different levels of compensation for regional managers, the basic commission programs and splits available to independent contractor agents, and the equity award program available to agents, as well as the deferred commission program in which many agents participate. The risk assessment concluded that our compensation programs do not encourage behaviors that would create material risk. FW Cook also found a reasonable balance in fixed versus variable pay, cash and equity, corporation, business unit and individual goals, and appropriate mix of financial and non-financial metrics. Finally, it was determined that there are appropriate policies in place to mitigate compensation-related risk, including stock ownership guidelines for executives, insider-trading prohibitions, anti-hedging and anti-pledging policies, the recoupment policy, and independent Compensation Committee oversight of our executive compensation programs. Based on this information, the Compensation Committee concluded that our compensation programs do not create material risks that are likely to have a material adverse effect on the Company.

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Compensation

Other Compensation Practices and Policies

Benefits and Limited Perquisites

Our benefits philosophy is to provide our executive officers, including our NEOs, with the same benefits available to all other employees, including health and welfare, retirement (which includes our 401(k) plan that provides for matching contributions), and life insurance benefits.

In addition to these Company-wide benefits, our NEOs are offered Company-paid automobile allowances or leases. We believe that it is important to compensate our executive officers for all expenses incurred while traveling for work to allow our NEOs to concentrate on their responsibilities and our future success.

Deferred Compensation

Our NEOs are eligible to voluntarily defer base salary and annual cash incentives through the Marcus & Millichap, Inc. Deferred Compensation Plan (the “NQDC Plan”). This is a standard management benefit plan offered by many public companies to provide executives tax-planning flexibility. In addition, Mr. Nadji holds fully vested cash-settled stock appreciation rights (“SARs”), which were granted before our initial public offering that constitute deferred compensation as they are cash-settled awards only payable upon death, a long-term disability of three months or longer, a mutual termination, a termination other than for cause, a resignation, or a change in control. The specific benefits and a more detailed description of features of these arrangements are set forth in the section entitled “Non-Qualified Deferred Compensation” below. In 2022, Mr. DeGennaro elected to defer receipt of $250,000 of the cash award he earned under the Executive Incentive Plan in respect of his service in 2023. None of our other NEOs participated in the NQDC Plan in 2023.

Policy Regarding Deduction Limit

While Section 162(m) of the Internal Revenue Code (the “Code”) places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers, the Compensation Committee retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating, and retaining key executives.

Severance and Change in Control Benefits

We maintain a change in control policy, which is designed to align the interests of management and stockholders when considering the long-term future for the Company. The primary purpose of these arrangements is to keep our executive officers and key employees focused on pursuing all corporate transaction activity that is in the best interests of our stockholders regardless of whether those transactions may result in their own job loss.

The change in control policy provides that if an executive officer’s employment is terminated by the Company without “cause” or an executive officer resigns for “good reason” (each as defined in the change in control policy), in each case, within 12 months following the change in control, then the executive will be entitled to receive the following severance payments and benefits: (1) a lump sum payment equal to 12 months’ base salary; (2) a lump sum equal to the target annual incentive opportunity for the year of termination (or if less, the target annual incentive opportunity for the year immediately preceding the year of termination); (3) acceleration of vesting of all outstanding and unvested RSUs; (4) COBRA premium reimbursement for up to 12 months; and (5) up to $25,000 toward appropriate executive-level outplacement or job search assistance. Further, we will seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

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Compensation

The change in control policy does not provide for a “gross-up” or other reimbursement payment for any tax liability that the executive officer may owe as a result of the application of Sections 280G or 4999 of the Code, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

We also maintain a death and disability policy, which is designed to align with typical market practices. The policy provides that upon a termination of service due to death or disability, in each case, after at least one year of service, then vesting of all of the executive officer’s outstanding and unvested RSUs will accelerate. In addition, in the event of termination of service due to disability after at least one year of service, the executive officer will be entitled to receive COBRA premium reimbursement for up to 12 months.

Our Amended and Restated 2013 Omnibus Equity Incentive Plan (the “Equity Plan”) also provides that in the event of a change in control (as defined in the Equity Plan) in which the surviving corporation does not assume or continue outstanding awards granted under the Equity Plan or substitute similar awards for such awards, the vesting of such awards (including awards held by the NEOs) will fully accelerate. This is a change in control benefit that many companies provide.

Finally, Mr. DeGennaro’s employment agreement provides that in the event that Mr. DeGennaro resigns for good reason or is terminated without cause by the Company, and complies with certain post-termination obligations, Mr. DeGennaro will receive cash severance benefits in an amount equal to six months of his base salary and 50% of the last annual cash incentive that he earned.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with the Company’s management. Based on that review and those discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for 2023.

Don C. Watters (Chair)

Nicholas F. McClanahan

George T. Shaheen

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2023 were: Don C. Watters, Nicholas F. McClanahan, and George T. Shaheen. No member of this committee was at any time during 2023 or at any other time an officer or employee of the Company, and no member of this committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Compensation Committee during 2023.

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Compensation

Executive Compensation Tables and Other Information

The following table provides information regarding certain compensation awarded to, or earned by, our NEOs for 2021, 2022, and 2023.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non- Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Hessam Nadji President and CEO	2023	700,000	—	8,646,760	811,850	240,454	8,500	10,407,564
	2022	675,000	—	4,350,680	2,339,750	145,470	22,000	7,532,900
	2021	562,500	437,500	3,597,200	3,500,000	114,077	13,500	8,224,777

Steven F. DeGennaro	2023	400,000	—	447,536	414,313	—	8,500	1,270,349
Executive Vice President and Chief Financial Officer	2022	400,000	—	2,093,623	895,125	—	22,000	3,410,748
	2021	400,000	150,000	294,600	1,200,000	—	17,500	2,062,100

Richard Matricaria	2023	400,000	—	728,552	423,706	—	12,562	1,564,820
Executive Vice President and Chief Operating Officer, Western Division	2022	387,500	—	2,780,085	1,457,125	—	14,853	4,639,563
	2021	350,000	250,000	822,340	2,000,000	—	11,013	3,433,353

John David Parker	2023	400,000	—	739,107	545,575	—	4,587	1,689,269
Executive Vice President and Chief Operating Officer, Eastern Division	2022	387,500	—	2,780,085	1,478,250	—	5,562	4,651,397
	2021	350,000	250,000	878,019	2,000,000	—	7,237	3,485,256

Gregory A. LaBerge	2023	350,000	—	235,790	255,044	—	7,750	848,584
Senior Vice President, Chief Administrative Officer	2022	337,500	—	1,265,764	471,625	—	19,000	2,093,889
	2021	298,125	—	198,159	800,000	—	15,000	1,311,284

(1)	The amounts shown in this column represent the actual amount of salary earned during the applicable year by each NEO.
(2)

The amounts shown in this column represent the aggregate grant date fair value of RSUs granted during the applicable year to certain of our NEOs, which was computed in accordance with Accounting Standards Codification (“ASC”) 718. The fair value of these awards was calculated based on the fair market value of our common stock on the accounting measurement date multiplied by the number of shares subject to the award and may not represent the actual value that may be realized.

(3)

The amounts listed in this column reflect the cash awards paid under the Company’s Executive Incentive Plan for performance in the applicable year. Despite each NEO’s individual achievements, given the Company’s overall financial performance, the Compensation Committee chose to reduce the earned amount of each NEO’s annual incentive award by $175,000 in the case of Mr. Nadji, $100,000 in the case of Mr. Matricaria and Mr. Parker, and $50,000 in the case of Mr. DeGennaro and Mr. LaBerge. See the “Compensation Discussion and Analysis” section for a more complete description of how the cash

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Compensation

incentive awards were determined for 2023, including the earned amount of each NEO’s annual incentive award prior to the reduction and the amount of each NEO’s actual annual incentive award.
(4)	The amounts listed in this column include the interest on Mr. Nadji’s cash-settled SARs for 2023:

Named Executive Officer	Increased Value of SARs during Fiscal Year ($)	Aggregate Value of SARs as of Fiscal Year End ($)
Hessam Nadji	240,454	4,393,374

For further information regarding the SARs, please refer to the discussion under the heading “Nonqualified Deferred Compensation.”

(5)	The following table reflects the breakout of the items and amounts included in this column for 2023:

	Nadji ($)	DeGennaro ($)	Matricaria ($)	Parker ($)	LaBerge ($)
Auto Benefit	4,500	4,500	8,562	1,587	3,750
401(k) Match	4,000	4,000	4,000	3,000	4,000

Total for Other	8,500	8,500	12,562	4,587	7,750

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Compensation

Grants of Plan Based Awards Table

The following table provides information regarding the incentive awards granted to the NEOs for 2023.

					All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($) (3)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Hessam Nadji	N/A	—	2,295,000	4,590,000	—	—
	2/9/2023	—	—	—	92,000	3,291,760
	8/11/2023	—	—	—	150,000	5,355,000

Steven F. DeGennaro	N/A	—	807,500	1,615,000	—	—
	2/9/2023	—	—	—	12,508	447,536

Richard Matricaria	N/A	—	1,317,500	2,635,000	—	—
	2/9/2023	—	—	—	20,362	728,552

John David Parker	N/A	—	1,317,500	2,635,000	—	—
	2/9/2023	—	—	—	20,657	739,107

Gregory A. LaBerge	N/A	—	467,500	935,000	—	—
	2/9/2023	—	—	—	6,590	235,790

(1)	The Compensation Committee established certain financial and non-financial goals in May 2023, which are discussed in more detail in the “Compensation Discussion and Analysis.”
(2)

Messrs. Nadji, DeGennaro, Matricaria, Parker, and LaBerge’s RSUs vest in five equal annual installments, with the first vesting date beginning on March 10, 2024 (or September 10, 2024, with respect to Mr. Nadji’s August 2023 grant), subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Severance and Change in Control Benefits” below for more information.

(3)

The amounts shown in this column represent the aggregate grant date fair value of the RSUs granted in 2023 to certain of our NEOs, which was computed in accordance with ASC 718. The fair value of these awards was calculated based on the fair market value of our common stock on the accounting measurement date multiplied by the number of shares subject to the award and may not represent the actual value that may be realized.

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Compensation

Outstanding Equity Awards at Fiscal Year End

The following table provides information about outstanding equity awards as of December 31, 2023 for the NEOs. None of the NEOs hold any stock options.

Name	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)
Hessam Nadji	18,400	(2)	803,712
	36,800	(3)	1,607,424
	55,200	(4)	2,411,136
	73,600	(5)	3,214,848
	92,000	(6)	4,018,560
	150,000	(7)	6,552,000

Steven F. DeGennaro	35,418	(5)	1,547,058
	12,508	(6)	546,349
	3,000	(8)	131,040
	4,500	(9)	196,560

Richard Matricaria	1,376	(2)	60,104
	3,752	(3)	163,887
	7,094	(4)	309,866
	47,032	(5)	2,054,358
	20,362	(6)	889,412
	3,000	(10)	131,040
	6,000	(11)	262,080

John David Parker	1,780	(2)	77,750
	4,416	(3)	192,891
	7,950	(4)	347,256
	47,032	(5)	2,054,358
	20,657	(6)	902,298
	3,000	(10)	131,040
	6,000	(11)	262,080

Gregory A. LaBerge	392	(2)	17,123
	1,221	(3)	53,333
	3,044	(4)	132,962
	21,414	(5)	935,364
	6,590	(6)	287,851
	2,000	(12)	87,360

(1)	Based upon the closing price of our common stock of $43.68 on December 29, 2023, the last trading day before the end of the 2023 fiscal year.
(2)

Messrs. Nadji, Matricaria, Parker, and LaBerge were awarded 92,000, 6,864, 8,892, and 1,956 RSUs, respectively, effective February 13, 2019, which, in each case, vest in five equal annual installments with 20% of such shares vesting beginning on March 10, 2020. The vesting of the RSUs is subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

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Compensation

(3)

Messrs. Nadji, Matricaria, Parker, and LaBerge were awarded 92,000, 9,374, 11,028, and 3,051 RSUs, respectively, effective February 11, 2020, which, in each case, vest in five equal annual installments with 20% of such shares vesting beginning on March 10, 2021. The vesting of the RSUs is subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(4)

Messrs. Nadji, Matricaria, Parker, and LaBerge were awarded 92,000, 11,822, 13,246, and 5,068 RSUs, respectively, effective February 11, 2021, which, in each case, vest in five equal annual installments with 20% of such shares vesting beginning on March 10, 2022. The vesting of the RSUs is subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(5)

Messrs. Nadji, DeGennaro, Matricaria, Parker, and LaBerge were awarded 92,000, 44,272, 58,788, 58,788, and 26,766 RSUs, respectively, effective February 10, 2022, which, in each case, vest in five equal annual installments with 20% of such shares vesting beginning on March 10, 2023. The vesting of the RSUs is subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(6)

Messrs. Nadji, DeGennaro, Matricaria, Parker, and LaBerge were awarded 92,000, 12,508, 20,362, 20,657, and 6,590 RSUs, respectively, effective February 9, 2023, which, in each case, vest in five equal annual installments with 20% of such shares vesting beginning on March 10, 2024. The vesting of the RSUs is subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(7)

Mr. Nadji was awarded 150,000 RSUs, effective August 11, 2023, which, in each case, vest in five equal annual installments with 20% of such shares vesting beginning on September 10, 2024. The vesting of the RSUs is subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(8)

Mr. DeGennaro was awarded 7,500 RSUs, effective August 4, 2020, which vest in five equal annual installments with 20% of such shares vesting beginning on August 10, 2021. The vesting of the RSUs is subject to Mr. DeGennaro’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(9)

Mr. DeGennaro was awarded 7,500 RSUs, effective August 3, 2021, which vest in five equal annual installments with 20% of such shares vesting beginning on August 10, 2022. The vesting of the RSUs is subject to Mr. DeGennaro’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(10)

Messrs. Matricaria and Parker were each awarded 15,000 RSUs, effective May 2, 2019, which, in each case, vest in five equal annual installments with 20% of such shares vesting beginning on May 10, 2020. The vesting of the RSUs is subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(11)

Messrs. Matricaria and Parker were each awarded 10,000 RSUs, effective May 4, 2021, which, in each case, vest in five equal annual installments with 20% of such shares vesting beginning on May 10, 2022. The vesting of the RSUs is subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(12)

Mr. LaBerge was awarded 5,000 RSUs effective May 5, 2020, which vest in five equal annual installments with 20% of such shares vesting beginning on May 10, 2021. The vesting of the RSUs is subject to Mr. LaBerge’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

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Compensation

Option Exercises and Stock Vested Table

The following table provides information about stock awards that vested during 2023 for the NEOs. None of the NEOs have been granted any stock options.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Hessam Nadji	76,600	2,461,280
Steven F. DeGennaro	11,854	392,686
Richard Matricaria	23,660	740,319
John David Parker	25,400	796,260
Gregory A. LaBerge	8,870	281,100

(1)	Includes shares withheld to cover taxes.
(2)

The value realized upon vesting was calculated by multiplying the number of shares acquired on vesting by the closing share price of the Company’s common stock on the NYSE on the vesting date, except where such vesting date fell on a day that was not a trading day, in which case such value was calculated by multiplying the number of shares acquired on vesting by the closing share price on the first trading day immediately following the vesting date.

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Compensation

Employment Agreements

Hessam Nadji

We entered into an employment agreement with Hessam Nadji, our President and CEO, effective March 31, 2016. The employment agreement has no specific term and constitutes at-will employment. Either the Company or Mr. Nadji may terminate the agreement at any time, with or without cause, upon 15 days’ prior written notice. Mr. Nadji’s base salary is $700,000 and he is eligible to receive annual non-equity incentive compensation, subject to his continued employment through the payment date, as described in more detail in the Compensation Discussion and Analysis. Mr. Nadji is not entitled to any severance compensation under his employment agreement if his employment terminates for any reason. Mr. Nadji’s employment agreement also includes terms concerning non-competition, non-solicitation, confidentiality, and arbitration.

Steven F. DeGennaro

We entered into an employment agreement with Steven F. DeGennaro, our Executive Vice President and Chief Financial Officer, effective August 4, 2020. In accordance with his employment agreement, Mr. DeGennaro’s base salary is currently $400,000 and he is eligible to receive annual non-equity incentive compensation, subject to his continued employment through the payment date, as described in more detail in the Compensation Discussion and Analysis.

Mr. DeGennaro’s employment agreement provides that in the event that Mr. DeGennaro resigns for good reason or is terminated without cause by the Company, and complies with certain post-termination obligations, Mr. DeGennaro will receive cash severance benefits in an amount equal to six months of his base salary and 50% of the last annual cash incentive award that he earned. Mr. DeGennaro’s employment agreement also provides for certain change in control severance benefits that were superseded by the change in control policy. Mr. DeGennaro’s employment agreement also includes terms concerning non-competition, non-solicitation, confidentiality, and arbitration.

Richard Matricaria

We entered into an employment agreement with Richard Matricaria, our Executive Vice President and Chief Operating Officer, Western Division, effective August 4, 2022. The employment agreement has no specific term and constitutes at-will employment. Either the Company or Mr. Matricaria may terminate the agreement at any time, with or without cause. Mr. Matricaria’s base salary is $400,000 and he is eligible to receive annual non-equity incentive compensation, subject to his continued employment through the payment date, as described in more detail in the Compensation Discussion and Analysis. Mr. Matricaria is not entitled to any severance compensation under his employment agreement if his employment terminates for any reason. Mr. Matricaria’s employment agreement also includes terms concerning non-competition, non-solicitation, confidentiality, and arbitration.

John David Parker

We entered into an employment agreement with John David Parker, our Executive Vice President and Chief Operating Officer, Eastern Division, effective August 4, 2022. The employment agreement has no specific term and constitutes at-will employment. Either the Company or Mr. Parker may terminate the agreement at any time, with or without cause. Mr. Parker’s base salary is $400,000 and he is eligible to receive annual non-equity incentive compensation, subject to his continued employment through the payment date, as described in more detail in the Compensation Discussion and Analysis. Mr. Parker is not entitled to any severance compensation under his employment agreement if his employment terminates for any reason. Mr. Parker’s employment agreement also includes terms concerning non-competition, non-solicitation, non-disparagement, confidentiality, and arbitration.

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Compensation

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

The following table provides information regarding the contributions, earnings, and withdrawals during 2023, and account balances as of December 31, 2023 for our NEOs under the NQDC Plan and SARs:

Nonqualified Deferred Compensation—Fiscal 2023

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Hessam Nadji	SARs	—	—	240,454	—	4,393,374
Steven F. DeGennaro	NQDC Plan	250,000	—	74,614	—	545,931
Richard Matricaria	—	—	—	—	—	—
John David Parker	—	—	—	—	—	—
Gregory A. LaBerge	—	—	—	—	—	—

(1)

The amount reflected includes executive contributions of the cash award earned under the Executive Incentive Plan in respect of service in 2023, which is reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for 2023.

(2)

The SARs are included in the Summary Compensation Table because such earnings were determined to be preferential or above-market. The earnings on the SARs represent interest on the SAR Account Balances (as defined below) for 2023.

(3)

A portion of these amounts were previously reported as compensation to the NEO in our Summary Compensation table for fiscal years prior to 2023: Hessam Nadji: SARs: $1,764,043 in interest; Steven F. DeGennaro: NQDC: $500,000.

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Compensation

Deferred Compensation Plan

The NQDC Plan is designed to allow a select group of management and highly compensated employees, including the Company’s NEOs, to defer receipt of a specified percentage or amount of their base salaries (up to 25%) and annual cash incentives or supplemental bonuses (up to 100%). Further, the Company may make discretionary contributions on behalf of participants in the NQDC Plan, which will vest based on years of service with the Company. Such discretionary amounts will vest in full upon the participant’s death, disability, or retirement. Mr. DeGennaro is enrolled in the NQDC Plan. In 2022, he elected to defer receipt of $250,000 of the cash award he earned under the Executive Incentive Plan in respect of his service in 2023. None of our other NEOs participated in the NQDC Plan in 2023.

Amounts deferred by a participant and any employer contributions will be credited to a bookkeeping account maintained on behalf of each participant. These amounts will be periodically adjusted for earnings and/or losses at a rate that is equal to the various hypothetical investment funds (also referred to as measurement funds) selected by the plan administrator and elected by the participant. Participants may reallocate previously invested money among each of the available measurement funds.

Under the NQDC Plan, if a participant has attained age 50 or has 10 or more years of service with the Company, a participant will be permitted to elect a single lump-sum payment or quarterly installment payments for up to 15 years following termination of employment with respect to each year’s deferrals, any discretionary company contributions, and any earnings associated with such amounts. Otherwise, such amounts will be paid out in a lump sum. Deferrals, but not discretionary Company contributions, also may be paid out prior to a participant’s termination of employment in the event of a financial hardship or if the participant makes a short-term payout election. In the event of a participant’s death or disability, such participant’s benefits will be paid out in a single lump sum.

The Company elected to fund the NQDC Plan through company owned variable life insurance policies. The NQDC Plan is managed by a third-party institutional fund manager, and the deferred compensation and investment earnings are held as Company assets in a rabbi trust. The assets in the trust are restricted unless the Company becomes insolvent in which case the trust assets are subject to the claims of the Company creditors.

Stock Appreciation Rights

The SARs constitute deferred compensation as they are cash-settled awards only payable upon death, a long-term disability of three months or longer, a mutual termination, a termination other than for cause, a resignation, or a change in control. In connection with our initial public offering (“IPO”), all of the outstanding SARs were fully vested and frozen at a liability amount calculated as of March 31, 2013 (such liability value, the “SAR Account Balance”). The Company began to accrue interest starting on January 1, 2014, based on SAR Account Balances as of December 31, 2013. In 2023, the accrued interest credited to SAR Account Balances was based on an interest rate of 5.79%, which, in turn, was based on a 10-Year Treasury Note plus 200 basis points. Upon a termination other than for cause or a resignation other than by mutual agreement, the executive only receives 75% of the appreciation value on the vested portion.

Upon a payment event other than a change in control, the SAR Account Balance is paid to the NEO in 10 annual installments, with the first installment due within 30 days following the date of the event giving rise to the distribution or the last day of the calendar year in which the event giving rise to the distribution occurs, and the remaining portion of the account balance will be paid in cash within 30 days of each of the first nine anniversaries of the initial payment date. However, no amount payable on account of the NEO’s termination of service which constitutes a “deferral of compensation” within the meaning of Section 409A will be paid unless and until the NEO has incurred a “separation from service” within the meaning of Section 409A. The account balance will continue to be credited with deemed earnings during the payment term until it is fully distributed. In the event of a change of control of the Company (as defined in the Equity Plan), the NEO’s entire SAR Account Balance will be paid to the NEO upon the consummation of the change in control.

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Compensation

Potential Payments upon Termination or Change in Control

Current NEOs

As described above, the change in control policy, the amended and restated death and disability policy, Mr. DeGennaro’s employment agreement and Mr. Nadji’s SARs provide for certain payments and/or benefits in the event of a qualifying termination or change in control. In addition, the Equity Plan provides that in the event of a change in control (as defined in the Equity Plan) in which the surviving corporation does not assume or continue outstanding awards granted under the Equity Plan or substitute similar awards for such awards, the vesting schedule of such awards (including awards held by the NEOs) will fully accelerate.

Estimated Termination and Change in Control Payments for Current NEOs

The table below provides information regarding the estimated value that may be realized by each of the NEOs in the event of the following:

◾	Death

◾	Disability

◾	Mutual termination

◾	Termination other than for cause

◾	Resignation other than by mutual agreement

◾	Resignation for good reason
◾	Change in control where equity awards are assumed or substituted

◾	Change in control where equity awards are not assumed or substituted

◾	Termination other than for cause or resignation for good reason in connection with a change in control

The table does not include any information regarding the benefits available generally to salaried employees, such as distributions under the Company’s 401(k) plan.

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 54

Compensation

The amounts shown below assume that the applicable termination event or change in control event occurred on December 31, 2023. The actual amounts that would be paid can only be determined at the time of the actual event. The amounts with respect to an NEO’s SARs do not include any deemed earnings that would be credited during the payment term until his SAR Account Balance is fully distributed. The amounts with respect to the RSUs are based on the $43.68 per share closing price of the Company’s common stock on the NYSE on December 29, 2023, the last trading day before the end of the 2023 fiscal year.

Name	Type of Benefit	Death ($)	Disability ($)	Mutual Termination ($)	Termination other than for Cause ($)		Resignation Other than by Mutual Agreement ($)	Resignation for Good Reason ($)		Change in Control Where Awards are Assumed ($)	Change in Control Where Awards are Not Assumed ($)	Termination other than for Cause or Resignation for Good Reason in Connection with a Change in Control ($)(1)
Hessam Nadji	Cash Severance	—	—	—	—		—	—		—	—	2,995,000	(3)
	COBRA Reimbursement	31,125	31,125	—	—		—	—		—	—	31,125
	Outplacement	—	—	—	—		—	—		—	—	25,000
	SARs Payout	4,393,374	4,393,374	4,393,374	3,295,030		3,295,030	3,295,030		4,393,374	4,393,374	3,295,030
	RSU Acceleration	18,607,680	18,607,680	—	—		—	—		—	18,607,680	18,607,680
Steven F. DeGennaro	Cash Severance	—	—	—	647,563	(2)	—	647,563	(2)	—	—	1,207,500	(3)
	COBRA Reimbursement	21,247	21,247	—	—		—	—		—	—	21,247
	Outplacement	—	—	—	—		—	—		—	—	25,000
	RSU Acceleration	2,421,007	2,421,007	—	—		—	—		—	2,421,007	2,421,007
Richard Matricaria	Cash Severance	—	—	—	—		—	—		—	—	1,717,500	(3)
	COBRA Reimbursement	33,758	33,758	—	—		—	—		—	—	33,758
	Outplacement	—	—	—	—		—	—		—	—	25,000
	RSU Acceleration	3,870,747	3,870,747	—	—		—	—		—	3,870,747	3,870,747
John David Parker	Cash Severance	—	—	—	—		—	—		—	—	1,717,500	(3)
	COBRA Reimbursement	31,041	31,041	—	—		—	—		—	—	31,041
	Outplacement	—	—	—	—		—	—		—	—	25,000
	RSU Acceleration	3,967,673	3,967,673	—	—		—	—		—	3,967,673	3,967,673
Gregory A. LaBerge	Cash Severance	—	—	—	—		—	—		—	—	817,500	(3)
	COBRA Reimbursement	33,758	33,758	—	—		—	—		—	—	33,758
	Outplacement	—	—	—	—		—	—		—	—	25,000
	RSU Acceleration	1,513,993	1,513,993	—	—		—	—		—	1,513,993	1,513,993

(1)	Represents payments and benefits that would have been provided for under the Company’s Change in Control Policy or any SARs held by the NEO.
(2)	Represents six months of Mr. DeGennaro’s base salary and 50% of the annual cash incentive award that Mr. DeGennaro earned in respect of his service in 2022.
(3)

Represents the sum of 12 months of the executive’s base salary and 2023 target annual incentive opportunity as the Company’s change in control policy provides for cash severance equal to the sum of 12 months’ base salary and the lesser of the target annual incentive opportunity for the year of termination or the year immediately preceding the year of termination.

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 55

Compensation

CEO Pay Ratio

The annual total compensation of Hessam Nadji, our CEO, was $10,407,564 in 2023, as reflected in the Summary Compensation Table above. Based on reasonable estimates, the median annual total compensation of all employees of the Company and its subsidiaries, excluding our CEO, was $84,062 for 2023. Accordingly, for 2023, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our other employees was 124 to 1. Most of our investment sales professionals are classified as independent contractors under state and U.S. Internal Revenue Service guidelines, so they are not included in the employee population, which would have had the effect of decreasing the pay ratio.

To identify the “median employee” from our employee population, we collected the total gross compensation earned during the 12-month period ending November 30, 2023 by each person who was employed by the Company or one of its subsidiaries on November 30, 2023, other than those persons who were employed in Canada. We also annualized the salary of permanent employees who were employed on November 30, 2023, but commenced employment after December 1, 2022. As permitted by SEC rules, we excluded from our analysis all 38 of our employees who resided in Canada on November 30, 2023, which represented less than 5% of our employee population as a whole on such date. Our employee population on November 30, 2023, prior to taking into consideration this exclusion, consisted of 893 individuals. Our employee population on November 30, 2023, after taking into consideration this exclusion, consisted of 855 individuals.

We identified and calculated the elements of the median employee’s annual total compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $84,062. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column for 2023 in our Summary Compensation Table included in this Proxy Statement.

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 56

Compensation

Pay Versus Performance
This section provides disclosure about the relationship between executive compensation actually paid to our principal executive officer (PEO) and non-PEO
NEOs and certain financial performance measures of the Company for the fiscal years listed below. This disclosure has been prepared in accordance with Item 402(v) of Regulation
S-K
under the Securities Exchange Act of 1934 (the “Pay Versus Performance Rules”) and does not necessarily reflect how the Compensation Committee evaluates compensation decisions.

Year (1)	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs (2)(4)	Value of Initial Fixed $100 Investment Based On: (5)		Net Income (millions)	Pre-Tax Net Income (millions) (6)
					Total Stockholder Return	Peer Group Total Stockholder Return
2023	$10,407,564	$13,852,094	$1,343,256	$1,896,804	$123.12	$128.05	$(34.0)	$(40.4)
2022	$7,532,900	$3,519,692	$3,698,899	$2,691,110	$95.24	$106.44	$104.2	$142.0
2021	$8,224,777	$10,965,723	$2,572,998	$2,981,491	$138.15	$163.37	$142.5	$193.3
2020	$5,257,504	$5,059,672	$714,373	$749,696	$99.95	$93.48	$42.8	$59.4

(1)	The following table lists the PEO and non-PEO NEOs for each of fiscal years 2020, 2021, 2022 and 2023.

	PEO	Non-PEO NEOs

2023	Hessam Nadji	Steven F. DeGennaro, Richard Matricaria, John David Parker, and Gregory A. LaBerge

2022	Hessam Nadji	Steven F. DeGennaro, Richard Matricaria, John David Parker, and Gregory A. LaBerge

2021	Hessam Nadji	Steven F. DeGennaro, Richard Matricaria, John David Parker, and Gregory A. LaBerge

2020	Hessam Nadji	Steven F. DeGennaro, Martin E. Louie, and Gregory A. LaBerge

(2)
The dollar amounts reported represent the amount of “compensation actually paid,” as calculated in accordance with the Pay Versus Performance Rules. These dollar amounts do not reflect the actual amounts of compensation earned by or paid to our NEOs during the applicable year. For purposes of calculating “compensation actually paid,” the fair value of equity awards is calculated in accordance with ASC Topic 718 using the same assumption methodologies used to calculate the grant date fair value of awards for purposes of the Summary Compensation Table (refer to “Executive Compensation and Other Information – Summary Compensation Table” for additional information).

(3)
The following table shows the amounts deducted from and added to the Summary Compensation Table total to calculate “compensation actually paid” to Mr. Nadji in accordance with the Pay Versus Performance Rules:

		Pension Plan Adjustments		Equity Award Adjustments							Compensation Actually Paid to PEO
	Summary Compensation Table Total for PEO	Change in Pension Value	Pension Service Cost	Stock Awards	Year End Fair Value of Equity Awards Granted in the Year and Unvested at Year End	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value
2023	$10,407,564	$—	$—	$8,646,760	$10,570,560	$1,698,320	$—	$(177,590)	$—	$—	$13,852,094
2022	$7,532,900	$—	$—	$4,350,680	$3,169,400	($2,588,010)	$—	($243,918)	$—	$—	$3,519,692
2021	$8,224,777	$—	$—	$3,597,200	$4,581,600	$1,856,196	$—	($99,650)	$—	$—	$10,965,723
2020	$5,257,504	$—	$—	$3,376,400	$3,314,760	($826)	$—	($135,366)	$—	$—	$5,059,672

(4)
The following table shows the amounts deducted from and added to the average Summary Compensation Table total compensation to calculate the average “compensation actually paid” to our non-PEO
NEOs in accordance with the Pay Versus Performance Rules:

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 57

Compensation

		Pension Plan Adjustments		Equity Award Adjustments							Compensation Actually Paid to Non-PEO NEOs
	Summary Compensation Table Total for Non-PEO NEOs	Change in Pension Value	Pension Service Cost	Stock Awards	Year End Fair Value of Equity Awards Granted in the Year and Unvested at Year End	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value
2023	$1,343,256	$—	$—	$537,746	$656,478	$483,239	$—	$(48,423)	$—	$—	$1,896,804
2022	$3,698,899	$—	$—	$2,229,889	$1,624,438	($347,643)	$—	($54,695)	$—	$—	$2,691,110
2021	$2,572,998	$—	$—	$548,280	$717,568	$237,467	$—	$1,738	$—	$—	$2,981,491
2020	$714,373	$—	$—	$179,888	$216,912	($26)	$—	($1,675)	$—	$—	$749,696

(5)
In accordance with the Pay Versus Performance Rules, the Company and the Company’s peer group total stockholder return (the “Peer Group TSR”) is determined based on the value of an initial fixed investment of $100 on December 31, 2019, through the end of the listed fiscal year. The Peer Group TSR set forth in this table was determined using the Company’s industry peer group (“Peer Group Index”), which we also use in preparing the stock performance graph required by Item 201(e) of Regulation
S-K
for our Annual Report for the fiscal year ended December 31, 2023. The Peer Group Index is comprised of the following publicly-traded real estate services companies: CBRE Group, Inc., Colliers International Group, Inc., Cushman & Wakefield plc, Jones Lang LaSalle Incorporated, and Newmark Group Inc. The Peer Group Index is weighted by each company’s stock market capitalization at the beginning of each fiscal year.

(6)
We have determined that
pre-tax
net income is the financial performance measure that, in the Company’s assessment, represents the most important financial performance measure used to link “compensation actually paid” to our NEOs, for fiscal year 2023, to company performance (the “Company Selected Measure” as defined in the Pay Versus Performance Rules).

Required Tabular Disclosure of Most Important Measures
As described in greater detail in “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance
philosophy. The most important financial performance measure used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance is
Pre-Tax
Net Income.
Relationship Between “Compensation Actually Paid” and Performance Measures
In accordance with the Pay Versus Performance Rules, the charts below illustrate how “compensation actually paid” to the NEOs aligns with the Company’s financial performance as measured by TSR, net income, and pre-tax
net income, as well as a comparison of TSR and Peer Group TSR.

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 58

Compensation

Compensation Actually Paid and TSR

* Assumes $100 invested on 12/31/2019
Compensation Actually Paid and Net Income and
Pre-Tax
Net Income

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 59

Compensation

TSR of the Company and TSR of the Peer Group

* Assumes $100 invested on 12/31/2019

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 60

Compensation

Director Compensation
Director Compensation Highlights

◾	Emphasis on equity in the overall compensation mix.

◾	Equity grants under a fixed-value annual grant policy with one-year vesting.

◾	A robust stock ownership guideline set at five times the annual cash retainer to support stockholder alignment.
◾	Stockholder-approved annual director compensation limit on cash and equity awards to non-employee directors.

◾	No performance awards, perquisites, or special benefits.

Director Compensation Policy
Pursuant to the terms of our director compensation policy,
each non-employee director
typically receives annual cash fees for their services, payable quarterly in arrears, as follows:

◾	Board Member, including the Chair—$65,000 per year

◾	Chair of Audit Committee—an additional $20,000 per year; other Audit Committee members—an additional $10,000 per year

◾	Chair of Compensation Committee—an additional $15,000 per year; other Compensation Committee members—an additional $5,000 per year

◾	Chair of Nominating and Corporate Governance Committee—an additional $10,000 per year; other Nominating and Corporate Governance Committee members—an additional $5,000 per year

◾	Executive Committee Member—an additional $10,000 per year for independent board members
Each continuing
non-employee director
is also entitled to receive an annual restricted stock grant on the date of each annual meeting of stockholders equal to $75,000 divided by the fair market value of our common stock on the date of grant. Each annual restricted stock grant will vest in full on the earlier of the first anniversary of the date of grant and the next annual meeting of stockholders.
Any
new non-employee director
will automatically receive
a pro-rated annual
restricted stock grant based on the number of months from the time the non-employee director
joins the Board until the next annual meeting of stockholders.
Such pro-rated annual
restricted stock grants will vest in full on the date of the next annual meeting of stockholders.
Under our change in control policy, the vesting of restricted stock awards held by our non-employee
directors will fully accelerate upon a change in control, regardless of whether equity awards are otherwise assumed, continued, or substituted. In addition, under our death and disability policy, the vesting of all outstanding and unvested restricted stock awards held by our non-employee directors
will vest in full upon a termination of service due to death or disability, in each case, after at least one year of service.

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 61

Compensation

2023 Director Compensation
Director Compensation Table
The following table sets forth the total compensation for
our non-employee directors
for the year ended December 31, 2023:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Collete English Dixon	70,000	74,979	—	144,979
Norma J. Lawrence	90,000	74,979	—	164,979
George M. Marcus	65,000	74,979	—	139,979
Lauralee E. Martin	85,000	74,979	—	159,979
Nicholas F. McClanahan	80,000	74,979	—	154,979
George T. Shaheen	85,000	74,979	—	159,979
Don C. Watters	90,000	74,979	—	164,979

(1)
This column represents the aggregate grant date fair value of restricted stock granted in 2023, computed in accordance with ASC 718. On May 2, 2023, each non-employee
director received a grant of 2,477 shares of restricted stock, which vests on the first anniversary of the date of grant, and the value represented here with respect to each such Director’s restricted stock grant is based on 2,477 shares multiplied by the closing price of $30.27 on the grant date of May 2, 2023. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the Directors.

(2)	As of December 31, 2023, each non-employee director has 2,477 shares of restricted stock in the aggregate outstanding and subject to vesting.
Director Compensation Limit
We have a stockholder-approved $500,000 limit on the total value of cash and equity compensation that may be paid or granted to a non-employee director
each fiscal year.
Director Stock Ownership Guidelines and Insider Trading Policy
The Company’s stock ownership guidelines are designed to encourage our executive officers and our non-employee
directors to achieve and maintain a significant equity stake in the Company and closely align their interests with those of our stockholders. The stock ownership guidelines call for each non-employee
director to own shares of our common stock having a value equal to at least five times the non-employee director’s
regular annual cash board service retainer within five years from the date they become subject to the share ownership guidelines. Until these minimums are achieved, each non-employee
director shall retain 50% of the shares that he or she earns upon vesting of his or her restricted shares during the five-year initial compliance period, and 100% thereafter.
As of March 12, 2024, all our Directors have accumulated ownership of the required amount under the ownership guidelines, except for Ms. English Dixon who joined the Board in 2021, and who will be subject to the retention requirement until they own the required amount. In addition, our insider trading policy prohibits our non-employee
directors from engaging in hedging, derivative, or any other speculative transactions involving the Company’s stock. See the “Compensation Discussion and Analysis” section for a more complete description of our stock ownership guidelines, stock sale policy and insider trading policy.

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 62

PROPOSAL 4: Approval of the Amended and Restated 2013 Omnibus Equity Incentive Plan

We are asking our stockholders in this Proposal 4 to approve our 2013 Omnibus Equity Incentive Plan (the “2013 Plan”), as amended and restated by our Board to, among other things, (i) eliminate the term of the 2013 Plan, and (ii) make certain other best practice and administrative changes to the 2013 Plan (the 2013 Plan, as amended and restated, the “Amended Plan”).
Background
The Board amended and restated the 2013 Plan in October 2023, subject to stockholder approval, to prevent the 2013 Plan from expiring in October 2023.
If stockholders approve the Amended Plan, the number of shares authorized for issuance under the 2013 Plan will not increase.
If our stockholders do not approve this proposal, then the Amended Plan will not become effective and the 2013 Plan will terminate. We have also approved an aggregate of 547,424 stock awards that are conditioned on stockholder approval of the Amended Plan to certain persons and groups (the “Ungranted Approved Awards”) as described further below in the section entitled “New Plan Benefits” and if stockholders do not approve the Amended Plan, such Ungranted Approved Awards will not become effective. If stockholders approve the Amended Plan, the Ungranted Approved Awards will be granted effective as of the date of the Annual Meeting.
Reasons to Approve the Amended Plan
The Board recommends a vote in favor of the Amended Plan because the Board believes the Amended Plan is in the best interests of the Company and our stockholders for the following reasons:

◾
Aligns executive, employee,
non-employee
director, independent contractor, and stockholder interests.
We currently provide stock awards to a broad-based group of our employee population as well as our non-employee
directors and independent contractors. We believe that our stock-based compensation program, along with our stock ownership guidelines for our non-employee
directors and executives, help align the interests of our executives, employees, non-employee
directors, and independent contractors with the interests of our stockholders by giving them a sense of ownership and long-term personal involvement in and accountability for the development and financial success of the Company. If the Amended Plan is approved, we will be able to continue to use equity to align the interests of our executives, employees, non-employee
directors, and independent contractors with the interests of our stockholders.

◾
Attracts and retains talent.
Talented, motivated, and effective executive officers, employees, and independent contractors are essential to execute our business strategies and propelling our business forward. Stock-based compensation has been a critical component of total compensation at the Company for many years because this type of compensation enables the Company to effectively recruit and retain executive officers and other employees as well as independent contractors in a competitive market for talent while encouraging them to act and think like owners of the Company. If the Amended Plan is approved, we believe we will maintain our ability to offer competitive compensation packages to both retain our best performers and attract new talent
.

◾
Supports our
pay-for-performance
philosophy.
A significant portion of total compensation for our executive officers is equity-based incentive compensation tied to the achievement of our stock price performance. We use incentive compensation to help reinforce desired business results and to motivate executives to make decisions to produce those results. If the Amended Plan is approved, it will continue to support our pay-for-performance
philosophy.

◾	Avoids disruption in our compensation programs and mitigates the need for significant cash compensation. We consider equity compensation to be a vital element of our employee compensation

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 63

Proposal 4: Approval of the Amended and Restated 2013 Omnibus Equity Incentive Plan

program. If the Amended Plan is not approved, we would need to replace components of compensation previously awarded in equity (including the Ungranted Approved Awards) with cash or with other instruments that may not necessarily support our goals of strengthening longer-term retention and aligning employee interests with those of our stockholders. Additionally, replacing equity with cash would increase our cash compensation expense and significantly deplete cash that could be better utilized for other strategic purposes or returned to stockholders.

◾
Balances appropriately our need to attract and retain talent with stockholder interests regarding dilution.
We recognize the dilutive impact of our equity compensation program on our stockholders, and we continuously strive to balance this concern with the competition for talent, competitive compensation practices, and the need to attract and retain talent. As described in more detail below under the heading “Dilution, Overhang and Burn Rate,” we believe the Amended Plan is not excessively dilutive to our stockholders given our overhang and that our three-year average annual gross burn rate is 1.87% and our three-year average net burn rate is 1.81%. If stockholders approve the Amended Plan, the number of shares authorized for issuance under the Amended Plan will not increase
.

◾
Protects stockholder interests and embraces sound stock-based compensation practices.
As described in more detail below under the heading “The Amended Plan Reflects Governance Best Practices,” the Amended Plan includes features that are consistent with the interests of our stockholders (and their advisors) and sound corporate governance practices.

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 64

Proposal 4: Approval of the Amended and Restated 2013 Omnibus Equity Incentive Plan

Summary of Changes to the Amended Plan
The 2013 Plan is being amended to provide, among other things, for the following:

◾
Eliminate Term and Provide for Incentive Stock Option Limit
. Eliminate the term of the 2013 Plan and specify that incentive stock options may not be granted without stockholder approval following the ten-year
anniversary of the Board’s approval of the Amended Plan.

◾
Eliminate Liberal Share Counting of Stock Options or Stock Appreciation Rights (“SARs”)
. Provide that the following shares do not become available again for issuance under the 2013 Plan: (i) shares that are reacquired or withheld (or not issued) by us to satisfy the exercise or strike price of a stock option or SAR; (ii) shares that are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with a stock option or SAR; (iii) shares repurchased by us on the open market with the proceeds of the exercise or strike price of a stock option or SAR; and (iv) in the event that a SAR is settled in shares, the gross number of shares subject to such SAR.

◾
Provide for Specific Disclosure of Equity Award Vesting Upon a Change in Control
. Specifically provide that in the event of a change in control, if the successor corporation does not assume or substitute for outstanding awards granted under the 2013 Plan, the participants will fully vest in and have the right to exercise all of their outstanding options and stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

◾
Clarify That No Dividends and Dividend Equivalents Will Be Paid on Unvested Awards.
Dividends and dividend equivalents will not be paid or settled with respect to any award granted under the 2013 Plan until the underlying shares or units vest, and no dividend equivalents or otherwise may be credited with respect to options and SARs.

◾
Remove Section
 162(m) References
. Remove certain references to Section 162(m) of the Internal Revenue Code of 1986, as amended and restated (the “Code”) in connection with recent amendments to Section 162(m) of the Code, while retaining certain best practice performance-based award provisions.

◾
Provide for Additional Requirements on Vesting and Transferability of Awards
. Clarify that (i) in no event may any stock award be transferred for consideration to a third-party financial institution, and (ii) we have the authority to reduce or extend the vesting of awards in the event a participant has a change in status from a full-time employee to a part-time employee or takes an extended leave of absence.

◾
Provide that Awards are Subject to Compliance Requirements
. Provide that each participant must comply with applicable law, the Company’s Code of Ethics, and the Company’s corporate policies, as applicable, including but not limited to its Compensation Recovery Policy, and such compliance is necessary to earn an award under the Amended Plan.

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 65

Proposal 4: Approval of the Amended and Restated 2013 Omnibus Equity Incentive Plan

The Amended Plan Reflects Governance Best Practices
Our Amended Plan includes additional provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices, including:

◾	No Repricing or Buyout of Underwater Options or SARs . Prohibits stock option and SAR repricing or other exchanges for cash or equity compensation without stockholder consent.

◾
No Discounted Options and SARs
. Requires stock options and SARs to be granted with an exercise price equal to at least the fair market value of our common stock on the date the award is granted, except options issued pursuant to a transaction described in, and in a manner consistent with Section 424(a) of the Code may be granted with an exercise price that is less than the fair market value of our common stock on the date the award is granted.

◾	No Evergreen Provision . Avoids the use of “evergreen” share reserve increases and instead requires stockholder approval to increase the share reserve.

◾
No Single Trigger and Specific Disclosure of Equity Award Vesting upon a Change in Control
. Awards do not automatically accelerate upon a corporate transaction unless the acquiring company does not assume or replace the awards, with performance-based equity awards vesting at target.

◾
Prohibition on Payment of Dividends and Dividend Equivalents on Unvested Awards
. Prohibits the payment or settlement of dividends or dividend equivalents with respect to any award until the underlying shares or units vest.

◾
Limit on
Non-Employee
Director Awards
. The aggregate value of all compensation paid or granted, as applicable, to any individual for service as a non-employee
director of our Board with respect to any fiscal year, including awards granted under the 2013 Plan and cash fees paid by us to such non-employee
director, will not exceed $500,000 in total value.

◾	No Automatic Grants . The Amended Plan does not provide for automatic grants to any participant.

◾	No Tax Gross-ups . The Amended Plan does not provide for any tax gross-ups.

◾
No Transferability
. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Plan Administrator (as defined below), and in no event may any stock award be transferred for consideration to a third-party financial institution.

◾
No Reload Grants
. The Amended Plan does not provide for reload grants, or the granting of stock options conditioned upon delivery of shares to satisfy the exercise price and/or tax withholding obligation under another employee stock option.

While the use of long-term incentives in the form of equity awards is an important part of our compensation program, we recognize that stock awards dilute existing stockholders and are mindful of our responsibility to our stockholders to exercise judgment in the granting of equity awards.

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The following table sets forth information regarding outstanding grants as of February 13, 2024 under the 2013 Plan (excluding any Ungranted Approved Awards). As of February 13, 2024, we had 38,412,484 shares of common stock issued and outstanding (excluding any Ungranted Approved Awards). The market value of one share of our common stock on February 13, 2024, as determined based on the closing price per share of our common stock as reported on the NYSE was $37.30.

Equity Plan	Stock Options (# of shares)	Weighted- Average Exercise Price Per Share ($)	Weighted- Average Remaining Contractual Term (In Years)	Full Value Awards (# of shares) (1)	Shares Available for Future Grant (# of shares) (2)
2013 Plan	-	-	-	1,999,745	3,221,417
(1)
Restricted stock awards (“RSAs”) and restricted stock units (“RSUs”) are referred to as “Full Value Awards.” Does not include the Ungranted Approved Awards, which will only become effective if stockholders approve the Amended Plan.
(2)
The amount disclosed does not reflect the Ungranted Approved Awards.
The following table provides detailed information regarding our historical equity award granting practices, including our share usage rate (commonly referred to as “burn rate”) and equity overhang activity (based on total potential award shares) under the 2013 Plan for the last three fiscal years. The effects of our stock repurchase program are included in these calculations. During the last three fiscal years, no awards were issued under any equity plan other than the 2013 Plan and our 2013 Employee Stock Purchase Plan and no awards were made outside of a stockholder-approved equity plan.

	Fiscal 2023	Fiscal 2022	Fiscal 2021

Gross Burn Rate (1)	1.90%	2.75%	0.96%

Net Burn Rate (2)	1.87%	2.68%	0.86%

Equity Overhang (3)	11.86%	12.23%	12.46%
(1)
Gross Burn Rate is calculated as (a) the number of new stock awards granted under the 2013 Plan (excluding Ungranted Approved Awards), divided by (b) the weighted average common shares outstanding of the Company at the end of the fiscal year (excluding Ungranted Approved Awards).
(2)
Net Burn Rate is calculated as (a) the number of new stock awards granted under the 2013 Plan (excluding Ungranted Approved Awards), net of stock awards cancelled and forfeited under the 2013 Plan, divided by (b) the weighted average common shares outstanding of the Company at the end of the fiscal year (excluding Ungranted Approved Awards).
(3)
Equity Overhang is calculated as (a) the number of shares subject to outstanding stock awards (excluding Ungranted Approved Awards) plus the number of shares available for grant under the 2013 Plan (excluding Ungranted Approved Awards), divided by (b) the number of shares subject to outstanding stock awards (excluding Ungranted Approved Awards), plus the number of shares available for grant under the 2013 Plan (excluding Ungranted Approved Awards), plus the weighted average common shares outstanding of the Company at the end of the fiscal year (excluding Ungranted Approved Awards).

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The table below shows the number of time-based Full-Value Awards granted under the 2013 Plan in each of the last three fiscal years (excluding any Ungranted Approved Awards). The Company did not grant any options or performance-based awards in the last three years.

Fiscal Year	Option Awards Granted	Total Full Value Awards Granted (1)	Time Based Full Value Awards Granted (1)
2023	-	734,388	734,888
2022	-	1,094,507	1,094,507
2021	-	381,215	381,215
(1)
Does not include the Ungranted Approved Awards, which will only become effective if stockholders approve the Amended Plan.
Description of the Amended Plan
Set forth below is a summary of the material features of the Amended Plan. The Amended Plan is set forth in its entirety as
 Appendix
 A
 to this Proxy Statement, and all descriptions of the Amended Plan contained in this Proposal 3 are qualified by reference to
 Appendix A
.
Purpose
The purposes of this Plan are (a) to attract and retain the best available personnel to ensure the Company’s success and to accomplish the Company’s goals; (b) to incentivize employees and independent contractors of the Company and its subsidiaries and members of the Board with long-term equity-based compensation to align their interests with the Company’s stockholders; and (c) to promote the success of the Company’s business.
Types of Stock Awards
The Amended Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code, to our employees and the employees of our subsidiaries. In addition, the Amended Plan provides for the grant of nonstatutory stock options (“NSOs”), SARS, RSAs, RSUs, performance units, and performance shares to our employees, independent contractors, and non-employee directors,
and the employees and independent contractors of our subsidiaries.
Share Reserve
The aggregate number of shares of our common stock that may be issued pursuant to stock awards under the Amended Plan is 8,800,000 shares, which amount has not changed since the last time the 2013 Plan was approved by the Company’s stockholders in 2017. As of February 13, 2024, 3,221,417 shares of common stock remain available for future stock awards under the Amended Plan (which amount does not reflect the Ungranted Approved Awards that are described further below in the section entitled “New Plan Benefits”). The Amended Plan does not contain any provision, pursuant to which the share reserve would be automatically increased in the future without stockholder approval.
Shares Available for Subsequent Issuance.

The following shares will become available again for issuance under the Amended Plan: (a) any shares subject to an award that are not issued because such award or any portion thereof expires or otherwise terminates without all of the shares covered by such award having been issued; (b) any shares subject to an award that are not issued because such award or any portion thereof is settled in cash; (c) any shares issued pursuant to an award that are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares; and (d) any shares that are

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reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with any award granted under the Amended Plan (other than an option or SAR).
Shares Not Available for Subsequent Issuance
. The following shares will not become available again for issuance under the Amended Plan: (a) any shares that are reacquired or withheld (or not issued) by the Company to satisfy the exercise or strike price of any option or SAR granted under the Amended Plan (including any shares subject to such award that are not delivered because such award is exercised through a reduction of shares subject to such award); (b) any shares that are reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with any option or SAR granted under the Amended Plan; (c) any shares repurchased by the Company on the open market with the proceeds of the exercise or strike price of any option or SAR granted under the Amended Plan; and (d) in the event that a SAR granted under the Amended Plan is settled in shares, the gross number of shares subject to such award.
Eligibility
All of our employees (including our executive
officers), non-employee directors,
and independent contractors and all of the employees and independent contractors of our subsidiaries are eligible to participate in the Amended Plan. Incentive stock options may be granted only to our employees (including our executive officers) and the employees of our subsidiaries. However, all other types of awards may be granted to our employees (including our executive officers), non-employee directors,
and independent contractors and the employees and independent contractors of our subsidiaries. As of March 1, 2024, there were approximately 887 employees (including five current executive officers), 1,643 independent contractors (other than our non-employee
directors), and
eight non-employee directors
who were eligible to participate under the Amended Plan.
Plan Administration.
Our Board or a duly authorized committee has the authority to administer the Amended Plan. Our Board has delegated this authority to the Compensation Committee. Subject to the terms of the Amended Plan, our Board or the authorized committee, referred to in this proposal as the “Plan Administrator,” determines recipients. The Amended Plan is administered by our Compensation Committee. The Compensation Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Amended Plan to one or more non-employee
directors or officers of the Company; provided, however, that the Compensation Committee may not delegate its authority and powers with respect to (i) any person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder or (ii) in any way which would disqualify transactions as exempt under
Rule 16b-3.
Subject to the provisions of the Amended Plan, the Plan Administrator has the power to determine the terms of awards, including, without limitation, the recipients, the exercise price, if any, the number of shares subject to each award, the fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration or waiver of forfeiture restrictions, and the form of consideration, if any, payable upon exercise of the award and the terms of the award agreement for use under the Amended Plan. The Plan Administrator also has the authority, subject to the terms of the Amended Plan, to modify or amend existing awards, to prescribe rules, to construe and interpret the Amended Plan and awards granted thereunder and to make all other determinations deemed necessary or advisable for administering the Amended Plan.

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Equity Grant Limits.
 The following limits apply to any awards granted under the Amended Plan:

◾
Options and SARs
—no employee will be granted within any fiscal year one or more options or SARs, which in the aggregate cover more than 500,000 shares; provided, however, that in connection with an employee’s initial service as an employee, an employee’s aggregate limit may be increased by 1,000,000 shares;

◾
RSAs and RSUs
—no employee will be granted within any fiscal year one or more RSAs or RSU awards, which in the aggregate cover more than 500,000 shares; provided, however, that in connection with an employee’s initial service as an employee, an employee’s aggregate limit may be increased by 1,000,000 shares; and

◾
Performance Units and Performance Shares
—no employee will receive performance units or performance shares having a grant date value (assuming maximum payout) greater than $2 million or covering more than 500,000 shares, whichever is greater; provided, however, that in connection with an employee’s initial service as an employee, an employee may receive performance units or performance shares having a grant date value (assuming maximum payout) of up to an additional amount equal to $5 million or covering up to 1,000,000 shares, whichever is greater. A participant may only have one award of performance units or performance shares for a performance period.

Director Compensation.
 The maximum number of shares of our common stock subject to stock awards granted during a single fiscal year under the Amended Plan, if any, taken together with any cash fees paid during such fiscal year for services on the Board, will not exceed $500,000 in total value for any non-employee director,
calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes. Such applicable limit will include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash-based payments.
No Dividends and Dividend Equivalents on Unvested Awards
. Dividends and dividend equivalents will not be paid or settled with respect to any award granted under the Amended Plan until the underlying shares or units vest, and no dividend equivalents or otherwise may be credited with respect to options and SARs.
No Repricing without Stockholder Approval.
 The Amended Plan expressly provides that the Plan Administrator will not implement an exchange program without the approval of stockholders under which outstanding awards are amended to provide for a lower exercise price or surrendered or cancelled in exchange for awards with a lower exercise price, a different type of award, cash, or a combination of the foregoing.
Stock Options.
 The Plan Administrator may grant ISOs and/or NSOs under the Amended Plan; provided that ISOs are only granted to employees. The exercise price of ISOs and NSOs must equal at least the fair market value of our common stock on the date of grant and the term of an option may not exceed 10 years; provided, however, an ISO held by a participant who owns more than 10% of the total combined voting power of all classes of our stock, or any related corporations, may not have a term in excess of 5 years and must have an exercise price of at least 110% of the fair market value of our common stock on the grant date. Notwithstanding the foregoing, options may be granted with a per share exercise price that is less than the fair market value of our common stock on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. The Plan Administrator will determine the methods of payment of the exercise price of an option, which may include cash, check, promissory note to the extent permitted by applicable law, shares with a fair market value equal to the aggregate exercise price, consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Amended Plan, net exercise, such other consideration and method of payment to the extent permitted by applicable laws, or any combination of the foregoing methods of payment. Subject to the

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provisions of the Amended Plan, the Plan Administrator determines the remaining terms of the options (
e.g.
, vesting). After the termination of service of an employee, independent contractor, or non-employee
director, the participant may exercise his or her option, to the extent vested as of such date of termination, for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for twelve months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term.
SARs.
 SARs may be granted under the Amended Plan. SARs allow the participant to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Subject to the provisions of the Amended Plan, the Plan Administrator determines the terms of SARs, including when such rights vest and become exercisable and whether to settle such awards in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a SAR will be no less than 100% of the fair market value per share on the date of grant. The specific terms will be set forth in an award agreement.
RSAs.
 RSAs may be granted under the Amended Plan. RSAs are grants of shares of our common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares will vest and the restrictions on such shares will lapse, in accordance with terms and conditions established by the Plan Administrator. Such terms may include, among other things, vesting upon the achievement of specific performance goals determined by the Plan Administrator and/or continued service. The Plan Administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of RSAs generally will have voting rights with respect to such shares upon grant without regard to vesting, unless the Plan Administrator provides otherwise. Shares that do not vest for any reason will be forfeited by the participant and will revert to the Company. The specific terms will be set forth in an award agreement. Dividends and other distributions will be credited with respect to restricted shares and will be distributed only if, when, and to the extent, the related restricted shares vest. Dividends and other distributions credited with respect to any shares that do not vest will be forfeited.
RSUs.
 RSUs may be granted under the Amended Plan, which may include DSUs and/or the right to be credited with dividend equivalents, in each case as determined in the discretion of the Plan Administrator. Each RSU granted is a bookkeeping entry representing an amount equal to the fair market value of one share of our common stock. The Plan Administrator determines the terms and conditions of RSUs including the vesting criteria, which may include achievement of specified performance criteria or continued service, and the form and timing of payment. The Plan Administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The Plan Administrator determines in its sole discretion whether an award will be settled in stock, cash, or a combination of both. The specific terms will be set forth in an award agreement. Any dividend equivalents that are credited with respect to RSUs will be equal in value to the dividends and other distributions that are paid by the Company on an equivalent number of shares and will be settled in cash or shares to the participant only if, when, and to the extent, the related RSUs vest. Any dividend equivalents credited with respect to any RSUs that do not vest will be forfeited.
Performance Units/Performance Shares.
 Performance units and performance shares may be granted under the Amended Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the Plan Administrator are achieved and any other applicable vesting provisions are satisfied. The Plan Administrator will establish organizational or individual performance goals in its discretion for a performance period, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. For purposes of such awards, the performance goals may be one or more of the following, as

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determined by the Plan
Administrator: (i) pre-tax income
or after-tax income;
(ii) income or earnings including operating income, earnings before or after taxes, interest, stock-based compensation expense, depreciation and/or amortization; (iii) net income excluding amortization of intangible assets, depreciation, and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (iv) earnings or book value per share (basic or diluted); (v) return on assets (gross or net), return on investment, return on capital, or return on equity; (vi) return on revenues; (vii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (viii) economic value created; (ix) operating margin or profit margin; (x) stock price or total stockholder return; (xi) income or earnings from continuing operations; (xii) capital expenditures, cost targets, reductions, and savings and expense management; (xiii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic, or product specialty expansion, recruitment, and retention goals, or objective customer or agent satisfaction, and objective goals relating to divestitures, joint ventures, mergers, acquisitions, and similar transactions, each with respect to the Company and/or one or more of its affiliates or operating units; and (xiv) any other metric the Compensation Committee so designates, provided that such objectives do not result in adverse accounting, tax, reporting or other consequences.
As determined in the discretion of the Compensation Committee, the performance measures for any performance period may (a) differ from participant to participant, performance period to performance period and from award to award, (b) be based on the performance of the Company as a whole, the performance of a specific participant or against any affiliate(s), a particular segment(s), a business unit(s), or a product(s) of the Company or individual project company, (c) be measured on a per share, share per capita basis, and/or other objective basis, (d) be measured on a pre-tax or after-tax basis,
and I be measured on an absolute basis or in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to the Company), (f) be measured using an actual foreign exchange rate or on a foreign exchange neutral basis. Without limiting the foregoing, the Compensation Committee will adjust any performance criteria, performance measures, or other feature of an award that relates to, or is wholly or partially based on, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares, or other similar changes in such stock.
After the grant of a performance unit or performance share, the Plan Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares. Performance units will have an initial dollar value established by the Plan Administrator prior to the grant date. Performance shares will have an initial value equal to the fair market value of our common stock on the grant date. The Plan Administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares, or in some combination thereof. The specific terms will be set forth in an award agreement.
Change in Time Commitment
. In the event a participant’s regular level of time commitment in the performance of his or her services for the Company or any subsidiary is reduced (for example, and without limitation, if the participant is an employee of the Company and the employee has a change in status from full-time to part-time or takes an extended leave of absence) after the date of grant of any award, the Plan Administrator, in that party’s sole discretion, may, subject to applicable laws, (x) make a corresponding reduction in the number of shares or cash amount subject to any portion of such award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting schedule applicable to such award (in accordance with Section 409A of the Code, as applicable). In the event of any such reduction, the participant will have no right with respect to any portion of the award that is so amended.

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Leaves of Absence/Transfer Between Locations
. Unless the Plan Administrator provides otherwise, vesting of awards granted under the Amended Plan will be suspended during any unpaid leave of absence unless contrary to applicable law. A participant will not cease to be an employee in the case of (i) any leave of absence approved by the participant’s employer or (ii) transfers between locations of the Company or between the Company or any subsidiary. For purposes of ISOs, no such leave may exceed three months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the participant’s employer is not so guaranteed, then six months following the first day of such leave any ISO held by the participant will cease to be treated as an ISO and will be treated for tax purposes as an NSO.
Transferability of Awards.
 Unless the Plan Administrator provides otherwise, the Amended Plan generally does not allow for the transfer of awards and only the recipient of an option or SAR may exercise such an award during his or her lifetime. If the Plan Administrator makes an award transferable, such award will contain such additional terms and conditions as the Plan Administrator deems appropriate; provided, that in no event may any award be transferred for consideration to a third-party financial institution.
Certain Adjustments.
 In the event of certain corporate events or changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the Amended Plan, the Plan Administrator will make adjustments to one or more of the number and class of shares that may be delivered under the Amended Plan and/or the number, class, and price of shares covered by each outstanding award and the numerical share limits contained in the Amended Plan. In the event of a proposed winding up, liquidation, or dissolution of the Company, the Plan Administrator will notify participants as soon as practicable, and all awards will terminate immediately prior to the consummation of such proposed transaction.
Change in Control.
 In the event of a change in control (as defined under the Amended Plan), if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, and all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels. In addition, if an option or SAR is not assumed or substituted in the event of a change in control, the Plan Administrator will notify the participant in writing or electronically that the option or SAR will be exercisable for a period of time determined by the Plan Administrator in its sole discretion as set forth in the award agreement, and the option or SAR will terminate upon the expiration of such period.
For the purposes of the Amended Plan, an award will be considered assumed if, following the change in control, the award confers the right to purchase or receive, for each share subject to the award immediately prior to the change in control, the consideration (whether stock, cash, or other securities or property) received in the change in control by holders of common stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the change in control is not solely common stock of the successor corporation or its parent, the Plan Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an option or SAR or upon the payout of an RSU, performance unit or performance share, for each share subject to such award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of common stock in the change in control.
Notwithstanding anything in the Amended Plan to the contrary, an award that vests, is earned or paid-out
upon the satisfaction of one or more performance goals will not be considered assumed if the company or its successor modifies any of such performance goals without the participant’s consent; provided, however, a modification to

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such performance goals only to reflect the successor corporation’s post-change in control corporate structure will not be deemed to invalidate an otherwise valid award assumption.
For purposes of the Amended Plan, a change in control generally includes:

(i)
The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s stockholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization;

(ii)
The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company or (z) to a continuing or surviving entity in connection with a merger, consolidation or corporate reorganization which does not result in a change in control under clause (i) above;

(iii)
A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election;

(iv)
The consummation of any transaction as a result of which any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities.

A transaction will not constitute a change in control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.
Compliance with Applicable Law and Company Policies; Compensation Recovery
. The Amended Plan provides that each participant must comply with applicable law, the Company’s Code of Ethics, and the Company’s corporate policies, as applicable, including without limitation the Company’s Compensation Recovery Policy, and that (i) compliance with applicable law, the Company’s Code of Ethics, and the Company’s corporate policies, as applicable, will be a pre-condition
to earning, or vesting in, any award and (ii) any awards which are subject to the Company’s Compensation Recovery Policy will not be earned or vested, even if already granted, paid or settled, until the Company’s Compensation Recovery Policy ceases to apply to such awards and any other vesting conditions applicable to such awards are satisfied. Please see the Compensation Discussion and Analysis for more information about the Compensation Recovery Policy, which provides for recovery of performance-based and time-based compensation in the event of a restatement of financial statements that have been filed with the SEC or improper conduct.
Plan Amendment, Termination.
 The Board has the authority to amend, suspend, or terminate the Amended Plan provided such action does not impair the existing rights of any participant (unless mutually agreed in writing between the participant and the Plan Administrator).
Term of Plan
. The Amended Plan, if approved by stockholders, will continue in effect until terminated by the Board. Further, no ISOs may be granted after October 6, 2033 without further stockholder approval.

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U.S. Federal Tax Aspects
THE FOLLOWING IS ONLY A SUMMARY OF THE EFFECT OF THE U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY UNDER THE AMENDED PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND IT DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE EMPLOYEE’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.
Options or SARs
A participant will not have taxable income upon the grant of an option or SAR.
Exercising an ISO will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of the shares will either be long-term capital gain or loss or ordinary income depending upon whether the participant holds the shares transferred upon exercise for a specified period. Any ordinary income recognized will be the amount, if any, by which the lesser of the fair market value of the shares on the date of exercise or the amount realized from the sale exceeds the option price.
For NSOs and SARs the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares subject to the exercised NSOs/SARs over the exercise price on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.
RSAs
A participant who receives an RSA will not have taxable income upon grant but upon vesting, unless the participant elects to be taxed at the time of grant by timely filing an 83(b) election with the IRS. The participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting (or at the time of grant if the participant makes a timely 83(b) election), less the purchase price paid for the RSA (if any).
RSUs, Performance Units or Performance Shares
A participant who receives RSUs, performance units, or performance shares will not have taxable income upon grant of the stock award; instead, the participant will be taxed upon settlement of the stock award. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant. In addition, Section 409A of the Code imposes certain restrictions on deferred compensation arrangements. Stock awards that are treated as deferred compensation under Section 409A of the Code are intended to meet the requirements of this section of the Code.
Section 162(m)
The Company generally will be entitled to a tax deduction in connection with an award under the Amended 2003 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the vesting of a restricted stock unit). Special rules limit the deductibility of compensation paid to certain executive officers. Section 162(m) of the Code places a limit of $1.0 million dollars on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers.

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New Plan Benefits
While the Amended Plan does not provide for set benefits or amounts of awards, we have approved the Ungranted Approved Awards to the persons and groups set forth in the table below, which are RSU grants that are conditioned on stockholder approval of the Amended Plan. The table below also includes the RSA grants that our current non-employee
directors as a group will receive if they remain a Director following the 2024 Annual Meeting. As discussed in further detail in the section entitled “Director Compensation” above, pursuant to the terms of our director compensation policy, each of our non-employee
directors is entitled to receive an annual RSA on the date of each annual meeting of stockholders equal to $75,000. As of the date of the Annual Meeting, such awards will be granted under the Amended Plan. The following table summarizes the RSAs that our current non-employee
directors as a group will receive if they remain a Director following the Annual Meeting.

Name and Position	Dollar Value	Number of Shares(1)
Hessam Nadji
President and CEO(2)	—	72,000
Steven F. DeGennaro
Executive Vice President and Chief Financial Officer(2)	—	10,701
Richard Matricaria
Executive Vice President and Chief Operating Officer, Western Division(2)	—	8,730
John David Parker
Executive Vice President and Chief Operating Officer, Eastern Division(2)	—	17,460
Gregory A. LaBerge
Senior Vice President, Chief Administrative Officer(2)	—	6,195
All current executive officers as a group(2)	—	115,086
All current Directors who are not executive officers as a group(3)(4)	$525,000	—
All employees, including all current officers who are not executive officers, as a group(2)(5)	—	295,317

(1)
The number of shares for each person or group (other than Mr. Nadji and our non-employee
directors) was calculated based on the Ungranted Unapproved Award cash value that was approved by the Compensation Committee, divided by our $37.73 closing price on February 8, 2024, the date the Compensation Committee approved the Ungranted Approved Awards.

(2)	The actual grant date dollar value of such RSU grants will not be determinable until the grant date.
(3)	Number of shares is not determinable because it is based on the dollar amount of the award divided by the closing price on the grant date.
(4)	Includes the grant date fair value of the RSAs that will be granted to our current non-employee directors after the Annual Meeting.
(5)	Excludes Ungranted Approved Awards that will be granted to non-employee service providers covering an aggregate of 252,107 shares.

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Proposal 4: Approval of the Amended and Restated 2013 Omnibus Equity Incentive Plan

Historical Plan Benefits
The following table sets forth, for each of the individuals and groups indicated, the total number of shares of our common stock subject to stock awards and stock-based awards that have been granted (even if not currently outstanding) under the 2013 Plan, since the 2013 Plan became effective until February 13, 2024.

Name and Position	Total Number of Shares Subject to Stock Awards or Stock- Based Awards(1)
Hessam Nadji	837,042
President and CEO
Steven F. DeGennaro	71,780
Executive Vice President and Chief Financial Officer
Richard Matricaria	159,586
Executive Vice President and Chief Operating Officer, Western Division
John David Parker	187,213
Executive Vice President and Chief Operating Officer, Eastern Division
Gregory A. LaBerge	88,267
Senior Vice President, Chief Administrative Officer
All current executive officers as a group	1,343,888
All current Directors who are not executive officers as a group	265,938
Each nominee for election as a Director
Collete English Dixon	4,950
Lauralee E. Martin	11,253
Nicholas F. McClanahan	28,767
Each associate of any executive officer, current Director, or director nominee	—
Each person who received 5% or more of the awards granted under the 2013 Plan
Hessam Nadji	837,042
President and CEO
Gene Berman	573,728
Former Executive Vice President
John Kerin	416,124
Former President and Chief Executive Officer
All employees, including all current officers who are not executive officers, as a group(2)	4,994,820

(1)	Excludes any Ungranted Approved Awards.
(2)	Excludes stock awards granted to non-employee service providers covering an aggregate of 2,225,015 shares since the 2013 Plan became effective until February 13, 2024.

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Proposal 4: Approval of the Amended and Restated 2013 Omnibus Equity Incentive Plan

Equity Compensation Plan Information
The following table provides information as of December 31, 2023 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights(a)(1)	Weighted average exercise price of outstanding options, warrants, and rights(b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)(3)
Equity compensation plans approved by security holders	2,016,929	$—	3,332,511
Equity compensation plans not approved by security holders		—	—

Total		$—	3,332,511

(1)	Consists of RSUs granted under our 2013 Plan. Excludes RSAs granted under the 2013 Plan, the Ungranted Approved Awards under the 2013 Plan, and purchase rights granted under our ESPP.

(2)	Outstanding RSUs have no exercise price.

(3)
Includes 3,221,417 shares available for future issuance under the 2013 Plan (excluding the Ungranted Approved Awards). Includes 111,094 shares available for future issuance under the ESPP, including shares subject to purchase during the current offering period, which commenced on October 6, 2023 (the exact number of which will not be known until the purchase date on May 15, 2024). Subject to the number of shares remaining in the share reserve, the maximum number of shares purchasable by any participant on any one purchase date for any purchase period, including the current purchase period, may not exceed 1,250 shares.

Recommendation of the Board
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE AMENDED AND RESTATED 2013 OMNIBUS INCENTIVE PLAN

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PROPOSAL 5: Approval of the Amended and Restated 2013 Employee Stock Purchase Plan

We are asking our stockholders in this Proposal 5 to approve our 2013 Employee Stock Purchase Plan (the “ESPP”), as amended and restated by our Board to, among other things, (i) eliminate the term of the ESPP, (ii) remove the “evergreen” feature providing for annual increases in the number of shares reserved for issuance under the ESPP without stockholder approval, and (iii) make certain other best practice and administrative changes to the ESPP (the ESPP, as amended and restated, the “Amended ESPP”).
Background
The Board amended and restated the ESPP in October 2023, subject to stockholder approval, to prevent the ESPP from expiring in October 2023. If stockholders approve the Amended ESPP, the number of shares authorized for issuance under the ESPP will not increase.
If our stockholders do not approve this proposal, then the Amended ESPP will not become effective and the ESPP will terminate. No offerings will commence, and no options will be granted under the Amended ESPP unless stockholders approve the Amended ESPP.
Reasons to Approve the Amended Plan
The Board believes that it is in the best interests of the Company and our stockholders to approve the Amended ESPP, which would remove the term of the ESPP so that we can continue to provide an opportunity for eligible employees to purchase shares of common stock of the Company and thereby have an additional incentive to contribute to the prosperity of the Company.
In addition, the Board believes that removing the evergreen feature will further align the ESPP with corporate governance best practices. Prior to the Amended ESPP, the maximum number of shares of common stock authorized for issuance pursuant to the ESPP was 366,667 shares, plus an annual increase added on the first day of each fiscal year of the Company beginning with the 2015 fiscal year, equal to the least of (i) 366,667 shares of common stock, (ii) 1% of the outstanding shares of the Company on such date or (iii) an amount determined by the ESPP Administrator. Since its inception, no shares were added to the ESPP pursuant to the evergreen feature
and

as of February 13, 2024, 111,094 shares of common stock remain available for future option grants under the ESPP.
The Amended ESPP also includes a number of other clarifying and administrative changes as described in the section entitled “Changes to the ESPP” below.
Summary of Changes to the ESPP
The Amended ESPP would provide for, among other things, the following changes to the ESPP:

◾	Removal of Plan Term . Subject to stockholder approval, the Amended ESPP will be effective as of May 2, 2024 (the date of the Annual Meeting), and will continue in effect until terminated by the Board.

◾
Reduction of Default Purchase Price
. The default purchase price with respect to offering periods commencing on or after May 15, 2024 was reduced from 90% to 85% of the lower of the fair market value of a share of common stock on the offering date or on the exercise date.

◾
Clarification of Eligible Compensation
. The Amended ESPP clarifies that eligible compensation for purposes of the ESPP excludes bonuses, incentive compensation, profit sharing contributions, employee benefits paid for by the Company or any designated subsidiary, imputed income (whether or not arising under any Company or designated subsidiary group insurance or benefit program), traveling expenses, business expense reimbursements, moving expense reimbursements, housing and living allowances, income received, reported or otherwise recognized in connection with equity awards, contributions made by the Company or a designated subsidiary under any employee benefit plan, or any similar compensation, provided that the ESPP

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PROPOSAL 5: Approval of the Amended and Restated 2013 Employee Stock Purchase Plan

Administrator may establish a different definition of eligible compensation for subsequent offering periods on a uniform and nondiscriminatory basis.

◾
Clarification of Date of Termination
. The Amended ESPP clarifies that whether and when a termination of employment has occurred will be determined by the ESPP Administrator, in its sole discretion, regardless of any notice period or garden leave required under local law.

◾
Clarification of Treatment in Connection with Certain Leaves of Absence and Transfers of Employment
. The Amended ESPP clarifies that the ESPP Administrator may also establish rules regarding when leaves of absence or changes of employment status will be considered to be a termination of employment, including rules regarding transfer of employment among the Company and designated subsidiaries, and that the ESPP Administrator may establish termination of employment procedures for the Amended ESPP which are independent of similar rules established under other benefit plans of the Company and its subsidiaries. The Amended ESPP further clarifies that, subject to applicable law, a participant’s participation in the ESPP will not terminate while the participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed 3 months, or if longer, so long as the participant’s right to reemployment upon the expiration of such leave is guaranteed by contract or statute.

◾	Clarification of Maximum Offering Period . The Amended ESPP clarifies that no offering period under the ESPP may be more than 27 months.
Amended ESPP Reflects Governance Best Practices
The Amended ESPP includes provisions that protect our stockholders’ interests and reflect corporate governance best practices.

◾	Purchase price is at least 85% of fair market value (90% of fair market value with respect to any offering period commencing prior to May 15, 2024).

◾	Offering periods do not exceed 27 months.

◾	The number of shares allocated to the ESPP is less than 10% of our outstanding shares overall.
Description of the Amended ESPP
Set forth below is a summary of the material features of the Amended ESPP. The Amended ESPP is set forth in its entirety as
 Appendix
 B
 to this Proxy Statement, and all descriptions of the Amended ESPP contained in this Proposal 5 are qualified by reference to
 Appendix B
.
Purpose
The purpose of the ESPP is to provide employees of the Company and its designated subsidiaries with an opportunity to purchase common stock of the Company through accumulated payroll deductions (or through other means as set forth in the ESPP). The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (the “423 Component”). Notwithstanding the forgoing, the Company may make offerings under the ESPP that are not intended to qualify under Section 423 of the Code to the extent deemed advisable for designated subsidiaries outside the United States
(“Non-423
Component”). Unless the ESPP Administrator expressly states otherwise, each designated subsidiary will be designated to be participating in the 423 Component.
Share Reserve
Subject to adjustment upon certain changes in capitalization of the Company as provided in the Amended ESPP the maximum number of shares of common stock which will be made available for sale under the Amended will

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PROPOSAL 5: Approval of the Amended and Restated 2013 Employee Stock Purchase Plan

be 366,667 shares (the “Share Reserve”), which amount has not changed from the plan’s inception. As of February 13, 2024, 111,094 shares of common stock remain available for future option grants under the Amended ESPP. All of these shares may be issued under the offerings made under the ESPP that comply with the requirements of Section 423 of the Code. The Amended ESPP does not contain any provision pursuant to which the share reserve would be automatically increased in the future without stockholder approval.
If the ESPP Administrator determines that, on a given exercise date, the number of shares of common stock with respect to which options are to be exercised may exceed (i) the number of shares of common stock that were available for sale under the Amended ESPP on the offering date of the applicable offering period, or (ii) the number of shares of common stock available for sale under the Amended ESPP on such exercise date, the ESPP Administrator may in its sole discretion provide that the Company will make a pro rata allocation of the shares available for purchase on such offering date or exercise date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase common stock on such exercise date, and continue all offering periods then in effect or terminate all offering periods then in effect. The Company may make a pro rata allocation of the shares available on the offering date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Amended ESPP by the Company’s stockholders subsequent to such offering date.
Eligibility
Any individual who is a common law employee of the Company or any designated subsidiary and is customarily employed for more than twenty (20) hours per week and more than five (5) months in any calendar year by the Company or a designated subsidiary on the first date of an offering period (each an “offering date”) subsequent to the first offering period under the ESPP is eligible to participate in the ESPP. Prior to an offering date, the ESPP Administrator, in its discretion, may (to the extent compliant with the Section 423 of the Code rules regarding equal rights and privileges) determine that the definition of an eligible employee will or will not include an individual if such individual: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the ESPP Administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the ESPP Administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is an executive, officer or other manager, or (v) is a highly compensated employee under Section 414(q) of the Code. With respect to offerings made under the
Non-423
Component of the Amended ESPP, the Administrator may limit eligibility further.
As of October 6, 2023, there were approximately 660 employees who were eligible to participate under the Amended ESPP.
Participation
An eligible employee may participate in the Amended ESPP by (i) submitting a properly completed subscription agreement authorizing payroll deductions (in a form provided by the ESPP Administrator) to the Company’s payroll office (or its designee) on or before a date prescribed by the ESPP Administrator prior to an applicable offering date or (ii) following an electronic or other enrollment procedure prescribed by the ESPP Administrator.
Plan Administration
Our Board or a committee of the Board designated by the Board to administer the Amended ESPP has the authority to administer the Amended ESPP. Our Board has delegated this authority to the Compensation Committee. Subject to the terms of the Amended ESPP, our Board or the authorized committee, referred to in this proposal as the “ESPP Administrator,” determines recipients. The Amended ESPP is administered by our Compensation Committee.

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PROPOSAL 5: Approval of the Amended and Restated 2013 Employee Stock Purchase Plan

The ESPP Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Amended ESPP, to determine eligibility and to adjudicate all disputed claims filed under the Amended ESPP. Every finding, decision and determination made by the ESPP Administrator will, to the full extent permitted by law, be final and binding upon all parties. Notwithstanding anything to the contrary, the ESPP Administrator may adopt rules or procedures relating to the operation and administration of the Amended ESPP to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the ESPP Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of eligible compensation, handling of payroll deductions, making of contributions to the Amended ESPP (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates which vary with local requirements.
Offering Periods
The Amended ESPP will be implemented by consecutive offering periods with a new offering period commencing on the first trading day on or after May 15 and November 15 each year, or on such other date as the ESPP Administrator will determine. Each offering period under the Amended ESPP will generally be a period of approximately six (6) months (i) commencing on the first trading day on or after May 15 of each year and terminating on the first trading day on or following November 15, and (ii) commencing on the first trading day on or after November 15 of each year and terminating on the first trading day on or following May 15. The ESPP Administrator will have the power to change the duration of offering periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first offering period to be affected thereafter; provided that, no offering period may be more than 27 months.
Payroll Deductions
At the time a participant enrolls in the Amended ESPP, the participant will elect to have payroll deductions made on each pay day during the offering period in an amount not exceeding 15% of the participant’s eligible compensation which the participant receives on each pay day during the offering period. Notwithstanding the foregoing, if a pay day occurs on the first trading day on or after May 15 or November 15, as applicable (each, an “exercise date”), a participant will have the payroll deductions made on such day applied to the participant’s account under the subsequent offering period. A Participant’s subscription agreement will remain in effect for successive offering periods unless terminated as provided in the Amended ESPP.
All payroll deductions made for a participant will be credited to the participant’s account under the Amended ESPP (which will be recorded by the Company or designated subsidiary on its books, but not be an externally held account unless required under applicable law) and will be withheld in whole percentages only. Individual accounts will be maintained for each participant in the Amended ESPP. A participant may not make any additional payments into such account, except if there are countries outside the United States in which payroll deductions for participation in the Amended ESPP are not permitted under applicable law, the ESPP Administrator may allow eligible employees to participate by remitting payment to the Company or designated subsidiary by check, wire transfer or other feasible means, and shall determine procedures for facilitating participation in the Amended ESPP. No interest will accrue on the payroll deductions of a participant in the Amended ESPP, unless legally required in any foreign country in which the Amended ESPP is offered, and such term does not violate the requirements of Section 423 of the Code.
If permitted by the ESPP Administrator, for an offering period, a participant may increase or decrease the rate of the participant’s payroll deductions during the offering period by (i) properly completing and submitting a new subscription agreement authorizing the change in payroll deduction rate (in the form provided by the ESPP

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PROPOSAL 5: Approval of the Amended and Restated 2013 Employee Stock Purchase Plan

Administrator) to the Company’s payroll office (or its designee) on or before a date prescribed by the ESPP Administrator prior to an applicable exercise date or (ii) following an electronic or other procedure prescribed by the ESPP Administrator. If a participant has not followed such procedures to change the rate of payroll deductions, the rate of the participant’s payroll deductions will continue at the originally elected rate throughout the offering period and future offering periods unless terminated by the participant. The ESPP Administrator may, in its sole discretion, limit the nature and/or number of payroll deduction rate changes that may be made by participants during any offering period. Any change in payroll deduction rate will be effective as of the first full payroll period following five business days after the date on which the change is made by the participant (unless the ESPP Administrator, in its sole discretion, elects to process a given change in payroll deduction rate more quickly).
To the extent necessary to comply with Section 423(b)(8) of the Code and the limitations described under the section titled “
Certain Limitations
” below, a participant’s payroll deductions may be decreased to 0% at any time during an offering period. Subject to Section 423(b)(8) of the Code and the limitations described under the section titled “
Certain Limitations
” below, payroll deductions will recommence at the rate originally elected by the participant effective as of the beginning of the first offering period which is scheduled to end in the following calendar year unless terminated by the participant.
The Company may use all payroll deductions received or held by it under the Amended ESPP for any corporate purpose, and the Company will not be obligated to segregate such payroll deductions, unless and to the extent legally required in any foreign country in which the Amended ESPP is offered.
For purposes of the Amended ESPP, eligible compensation includes an eligible employee’s regular and recurring straight time gross earnings, payments for overtime and shift premium, but excludes payments for incentive compensation, bonuses, profit sharing contributions, employee benefits paid for by the Company or any designated subsidiary, imputed income (whether or not arising under any Company or designated subsidiary group insurance or benefit program), traveling expenses, business expense reimbursements, moving expense reimbursements, housing and living allowances, income received, reported or otherwise recognized in connection with equity awards, contributions made by the Company or a designated subsidiary under any employee benefit plan, and other similar compensation. The ESPP Administrator, in its discretion, may establish a different definition of eligible compensation for a subsequent offering period on a uniform and nondiscriminatory basis. In addition, the ESPP Administrator has the authority to make decisions about how eligible compensation should be interpreted for eligible employees outside the United States to the extent there are items of compensation or remuneration not specifically addressed in the Amended ESPP.
Grant of Options; Exercise of Option
On the offering date of each offering period, each eligible employee participating in such offering period will be granted an option to purchase on each exercise date up to a number of shares of common stock determined by dividing such eligible employee’s payroll deductions accumulated prior to such exercise date and retained in the eligible employee’s account as of the exercise date by the applicable purchase price, subject to the limitations described under the section titled “
Certain Limitations
” below. The option will expire on the last day of the offering period.
Unless a participant withdraws from the Amended ESPP, the participant’s option will be exercised automatically on the exercise date, and the maximum number of full shares subject to the option will be purchased for such participant at the applicable purchase price with the accumulated payroll deductions in the participant’s account. No fractional shares of common stock will be purchased, and any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share will be retained in the participant’s account for the subsequent offering period, subject to earlier withdrawal by the participant. Any other funds left over in a participant’s account after the exercise date will be returned to the participant.

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PROPOSAL 5: Approval of the Amended and Restated 2013 Employee Stock Purchase Plan

Purchase Price
The purchase price for shares of commons stock under the Amended ESPP is an amount equal to 85% (or 90% with respect to any offering period commencing prior to May 15, 2024) of the lower of the fair market value of a share of common stock on the offering date or on the exercise date; provided that the purchase price may be determined for offering periods commencing on or after May 15, 2024 by the ESPP Administrator, in its discretion, subject to compliance with Section 423 of the Code or pursuant to the Amended ESPP. For purposes of the Amended ESPP, fair market value is generally the closing sales price for the common stock on the date of determination if that date is a trading day, or if that day is not a trading day, for the last market trading day prior to the date of determination.
Certain Limitations
Notwithstanding anything to the contrary in the Amended ESPP, no eligible employee will be granted an option under the Amended ESPP to the extent that, immediately after the grant, such eligible employee (or any other person whose stock would be attributed to such eligible employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any parent or subsidiary of the Company and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or of any parent or subsidiary of the Company. In addition, no eligible employee will be granted an option under the Amended ESPP to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any parent or subsidiary of the Company accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time. In addition, an eligible employee will not be permitted to purchase more than 1,250 shares during each offering period (subject to any adjustment pursuant to the Amended ESPP) (the “Offering Period Maximum”). The ESPP Administrator may, for future offering periods, increase or decrease, in its absolute discretion (but in accordance with Section 423 of the Code), the maximum number of shares that an eligible employee may purchase during each offering period.
Delivery; Reports
As soon as reasonably practicable after each exercise date on which a purchase of shares occurs, the Company will arrange the delivery to each participant of the shares purchased upon exercise of the participant’s option in a form determined by the ESPP Administrator (in its sole discretion) and pursuant to rules established by the ESPP Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares.
Shares will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law and will be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
No participant will have any voting, dividend, or other stockholder rights with respect to shares of common stock subject to any option granted under the Amended ESPP until such shares have been purchased and delivered to the participant. Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant will only have the rights of an unsecured creditor with respect to such shares.

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PROPOSAL 5: Approval of the Amended and Restated 2013 Employee Stock Purchase Plan

Statements of account will be given to participating eligible employees at least annually, which statements will set forth the amounts of payroll deductions, the purchase price, the number of shares purchased and the remaining cash balance, if any.
Tax Withholding
At the time the option is exercised, in whole or in part, or at the time some or all of the common stock issued under the Amended ESPP is disposed of, the participant must make adequate provision for the Company’s or the applicable employer’s federal, state, foreign or any other tax or social insurance contribution liability payable to any authority, national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the common stock. At any time, the Company or the applicable employer may, but will not be obligated to, withhold from the participant’s compensation the amount necessary for the Company or the applicable employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the applicable employer any tax deductions or benefits attributable to sale or early disposition of common stock by the eligible employee. Alternatively, the Company may refuse to release shares purchased until the eligible employee satisfies the required tax withholding obligations.
Transferability; Death
Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares of common stock under the Amended ESPP may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as described below in connection with a participant’s death) by the participant. Any such attempt at assignment, transfer, pledge, or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an offering period. During a participant’s lifetime, a participant’s option to purchase shares under the Amended ESPP is exercisable only by the participant.
The ESPP Administrator may allow a participant to file a designation of a beneficiary who is to receive any shares of common stock and cash, if any, from the participant’s account under the Amended ESPP in the event of such participant’s death subsequent to an exercise date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, the ESPP Administrator may allow a participant to file a designation of a beneficiary who is to receive any cash from the participant’s account under the Amended ESPP in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective in the United States or to the extent required by applicable law.
If made, such designation of beneficiary may be changed by the participant at any time by notice in a form determined by the ESPP Administrator. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Amended ESPP who is living at the time of such participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
Withdrawal
A participant may withdraw all but not less than all the payroll deductions credited to the participant’s account and not yet used to exercise the participant’s option under the Amended ESPP at any time by (i) submitting to the Company’s payroll office (or its designee) a written notice of withdrawal in the form prescribed by the ESPP Administrator, or (ii) following an electronic or other withdrawal procedure prescribed by the ESPP

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PROPOSAL 5: Approval of the Amended and Restated 2013 Employee Stock Purchase Plan

Administrator. All of the participant’s payroll deductions credited to the participant’s account will be paid to such participant promptly after receipt of notice of withdrawal. Further, such participant’s option for the offering period will be automatically terminated and no further payroll deductions for the purchase of shares will be made for such offering period. If a participant withdraws from an offering period, payroll deductions will not resume at the beginning of the succeeding offering period unless the participant re-enrolls
in the Amended ESPP. A participant’s withdrawal from an offering period will not have any effect upon such participant’s eligibility to participate in any similar plan which may be adopted by the Company or in succeeding offering periods, which commence after the termination of the offering period from which the participant withdraws.
Termination of Employment
If a participant’s ceases to be an eligible employee for any reason, the participant will be deemed to have elected to withdraw from the Amended ESPP and the payroll deductions credited to such participant’s account during the offering period but not yet used to purchase shares under the Amended ESPP will be returned to such participant (or, in the case of the participant’s death, to the person or persons entitled to such payment under the Amended ESPP), and such participant’s option will be automatically terminated. Subject to the definition of eligible employee as provided in the Amended ESPP, whether a termination of employment has occurred and the date of such termination shall be determined by the ESPP Administrator, in its sole discretion, regardless of any notice period or garden leave required under local law. The ESPP Administrator may also establish rules regarding when leaves of absence or changes of employment status will be considered to be a termination of employment, including rules regarding transfer of employment among the Company and designated subsidiaries, and the ESPP Administrator may establish termination of employment procedures which are independent of similar rules established under other benefit plans of the Company and its subsidiaries. However, subject to applicable law, a participant’s participation in the Amended ESPP will not terminate for purposes of the Amended ESPP while the participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed three months, or if longer, so long as the participant’s right to reemployment upon the expiration of such leave is guaranteed by contract or statute. Where the period of leave exceeds three months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three months and one day following the commencement of such leave.
Certain Adjustments
In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the shares, subdivision of the shares, a rights offering, a reorganization, merger, spin-off,
split-up,
repurchase, or exchange of common stock or other securities of the Company or other significant corporate transaction, or other change affecting the common stock occurs, the ESPP Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Amended ESPP, will, in such manner as it may deem equitable, adjust the number, kind and class of common stock that may be delivered under the Amended ESPP, the purchase price per share and the number of shares of common stock covered by each option under the Amended ESPP which has not yet been exercised, the Offering Period Maximum and the Share Reserve. Notwithstanding the forgoing, all adjustments must be made in a manner that does not result in taxation under Code Section 409A.
Dissolution or Liquidation
In the event of the proposed winding up, dissolution or liquidation of the Company, any offering period then in progress will be shortened by setting a new exercise date and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the ESPP Administrator. The new exercise date will be before the date of the Company’s proposed dissolution or liquidation. The ESPP Administrator will notify each participant in writing, prior to the new exercise date, that

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PROPOSAL 5: Approval of the Amended and Restated 2013 Employee Stock Purchase Plan

the exercise date for the participant’s option has been changed to the new exercise date and that the participant’s option will be exercised automatically on the new exercise date, unless prior to such date the participant has withdrawn from the offering period.
Change in Control
In the event of a change in control (other than a winding up, dissolution or liquidation), each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the offering period with respect to which such option relates will be shortened by setting a new exercise date and will end on the new exercise date. The new exercise date will occur before the date of the Company’s proposed change in control. The ESPP Administrator will notify each participant in writing prior to the new exercise date, that the exercise date for the participant’s option has been changed to the new exercise date and that the participant’s option will be exercised automatically on the new exercise date, unless prior to such date the participant has withdrawn from the offering period.
For purposes of the Amended ESPP, change in control generally includes:

(i)
The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s stockholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization;

(ii)
The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company or (z) to a continuing or surviving entity in connection with a merger, consolidation or corporate reorganization which does not result in a change in control under clause (i) above;

(iii)
A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election;

(iv)
The consummation of any transaction as a result of which any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities.

A transaction will not constitute a change in control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.
Plan Amendment; Termination.
The ESPP Administrator, in its sole discretion, may amend, suspend, or terminate the Amended ESPP, or any part thereof, at any time and for any reason. If the Amended ESPP is terminated, the ESPP Administrator, in its discretion, may elect to terminate all outstanding offering periods either immediately or upon completion of the purchase of shares on the next exercise date (which may be sooner than originally scheduled, if determined by the ESPP Administrator in its discretion). Alternatively, the ESPP Administrator may elect to permit offering periods to expire in accordance with their terms (and subject to any adjustment described in the section titled “
Certain Adjustments
” above). If the offering periods are terminated prior to expiration, all amounts then credited

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PROPOSAL 5: Approval of the Amended and Restated 2013 Employee Stock Purchase Plan

to participants’ accounts which have not been used to purchase shares will be returned to the participants (without interest thereon, except as otherwise required under local laws) as soon as administratively practicable.
Without stockholder consent, the ESPP Administrator will be entitled to amend the offering periods , determine the terms of new offering periods (including, but not limited to (i) the length of such offering periods, provided that no such offering period shall be more than 27 months, (ii) whether such offering periods will include one or more embedded offering periods and/or (iii) whether such offering periods will have an automatic restart or reset provision), provide for overlapping offering periods, limit the frequency and/or number of changes in the amount withheld during an offering period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares for each participant properly correspond with amounts withheld from the participant’s eligible compensation, and establish such other limitations or procedures as the ESPP Administrator determines in its sole discretion advisable which are consistent with the Amended ESPP and Section 423 of the Code.
In the event the ESPP Administrator determines that the ongoing operation of the Amended ESPP may result in unfavorable financial accounting consequences, the ESPP Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend, or terminate the Amended ESPP to reduce or eliminate such accounting consequence without stockholder approval or the consent of any participants. These ESPP Administrator actions include, but are not limited to: (i) amending the Amended ESPP to conform with the safe harbor definition under Financial Accounting Standards Board Accounting Standards Codification Topic 718, including with respect to an offering period underway at the time; (ii) altering the purchase price for any offering period including an offering period underway at the time of the change in purchase price; (iii) shortening any offering period by setting a new exercise date, including an offering period underway at the time of the ESPP Administrator action; (iv) reducing the maximum percentage of eligible compensation a participant may elect to set aside as payroll deductions; and (v) reducing the maximum number of shares a participant may purchase during any offering period.
Term of the Amended ESPP
The Amended ESPP will continue in effect until terminated by the ESPP Administrator.
Governing Law
The Amended ESPP and all options thereunder will be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

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U.S. Federal Tax Aspects
THE FOLLOWING IS ONLY A SUMMARY OF THE GENERAL U.S. FEDERAL INCOME TAX RULES APPLICABLE TO PARTICIPANTS AND THE COMPANY WITH RESPECT TO OFFERINGS UNDER THE AMENDED ESPP THAT ARE INTENDED TO COMPLY WITH SECTION 423 OF THE CODE.
IT DOES NOT PURPORT TO BE COMPLETE, AND IT DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE EMPLOYEE’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE, OR THE FEDERAL INCOME TAX CONSEQUENCES OF OFFERINGS THAT COMMENCE UNDER THE
NON-423
COMPONENT OF THE AMENDED ESPP.
Under the provisions of Sections 421 and 423 of the Code, no income will be taxable to a participant under the 423 Component under the Amended ESPP at the time of grant of the option or purchase of shares. However, a participant may become liable for tax upon dispositions of shares acquired under the Amended ESPP, and the tax consequences will depend on how long a participant has held the shares prior to disposition.
If the shares are disposed of (a) more than two years after the date of the beginning of the offering period and (b) more than one year after the stock is purchased in accordance with the Amended ESPP (or if the employee dies while holding the shares), the following tax consequences will apply. The lesser of (a) the excess of fair market value of the shares at the time of such disposition over the purchase price of the shares (the “option price”), or (b) the excess of the fair market value of the shares at the time the option was granted over the option price (which option price will be computed as of the offering date) will be taxed as ordinary income to the participant. Any further gain upon disposition generally will be taxed at long-term capital gain rates. If the shares are sold and the sales price is less than the option price, there is no ordinary income, and the participant has a long-term capital loss equal to the difference. If an employee holds the shares for the holding periods described above, no deduction in respect of the disposition of such shares will be allowed to the Company.
If the shares are sold or disposed of (including by way of gift) before the expiration of either the two year or the one year holding periods described above, the following tax consequences will apply. The amount by which the fair market value of the shares on the exercise date exceeds the option price will be taxed as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The balance of any gain will be taxed as capital gain and will qualify for long-term capital gain treatment if the shares have been held for more than one year following the exercise of the option. If the shares are sold for an amount that is less than their fair market value as of the exercise date, the participant recognizes ordinary income equal to the excess of the fair market value of the shares on the exercise date over the option price, and the participant may recognize a capital loss equal to the difference between the sales price and the value of such shares on the exercise date. The Company, in the event of an early disposition, will be allowed a deduction for federal income tax purposes equal to the ordinary income realized by the disposing employee.
Currently, the Company is not required to withhold employment or income taxes upon the exercise of options granted under the 423 Component of the Amended ESPP. However, the Internal Revenue Service may issue guidance in the future requiring the Company to withhold employment and/or income taxes upon a purchase of shares under the 423 Component of the Amended ESPP.

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PROPOSAL 5: Approval of the Amended and Restated 2013 Employee Stock Purchase Plan

New Plan Benefits
The Amended ESPP does not provide for set benefits or amounts of awards and we have not approved any offerings or options that are conditioned on stockholder approval of the Amended ESPP. Because benefits under the Amended ESPP will depend on employees’ elections to participate and the fair market value of the common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the Amended ESPP is approved by stockholders.
Historical Plan Benefits
The following table sets forth, for each of the individuals and groups indicated, the total number of shares of our common stock that have been purchased under the ESPP, since the ESPP became effective until February 13, 2024.

Name and Position	Number of Shares
Hessam Nadji	—
President and CEO
Steven F. DeGennaro	1,238
Executive Vice President and Chief Financial Officer
Richard Matricaria	—
Executive Vice President and Chief Operating Officer, Western Division
John David Parker	7,027
Executive Vice President and Chief Operating Officer, Eastern Division
Gregory A. LaBerge	2,492
Senior Vice President, Chief Administrative Officer
All current executive officers as a group	10,757
All current Directors who are not executive officers as a group	—
Each nominee for election as a Director
Collete English Dixon	—
Lauralee E. Martin	—
Nicholas F. McClanahan	—
Each associate of any executive officer, current Director, or director nominee	—
Each person who received 5% or more of the awards granted under the ESPP	—
All employees, including all current officers who are not executive officers, as a group	255,573

Equity Compensation Plan Information
Please also refer to the “Equity Compensation Plan Information” section in Proposal 4 of this proxy statement for further information about shares, which may be issued upon the exercise of options, warrants and rights granted to employees, consultants, or members of our Board under all of our equity compensation plans as of December 31, 2023.
For additional information, we encourage you to review the entire text of the Amended ESPP, which is attached as
Appendix B
to this Proxy Statement.
Recommendation of the Board
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDED 2013 EMPLOYEE STOCK PURCHASE PLAN.

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Principal Stockholders
The following table sets forth information regarding the beneficial ownership of our common stock as of March 12, 2024 with respect to:

◾	each of our Directors and NEOs;

◾	all Directors and executive officers as a group; and

◾	each person who is known to own beneficially more than 5% of our common stock.
In accordance with SEC rules, each listed person’s beneficial ownership includes:

◾	all shares the stockholder actually owns beneficially or of record;

◾	all shares over which the stockholder has or shares voting or investment power; and

◾	all shares the stockholder has the right to acquire within 60 days.
Unless otherwise indicated, all shares are or will be owned directly, and the indicated person has or will have sole voting and/or investment power. Unless otherwise indicated, the address of each person listed in the table is c/o Marcus & Millichap, Inc., 23975 Park Sorrento, Suite 400, Calabasas, California 91302.
Beneficial ownership is determined in accordance with the rules of the SEC. The applicable percentage of ownership for each stockholder is based on 38,650,503 shares of common stock outstanding as of March 12, 2024.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
5% Stockholders:
Phoenix Investments Holdings LLC(1)	14,128,075	36.54%
The Vanguard Group(2)	3,841,718	9.95%
BlackRock, Inc.(3)	3,810,262	9.85%
Royce & Associates, LP(4)	1,944,058	5.3%

Named Executive Officers and Directors:
Hessam Nadji	240,839	*
Steven F. DeGennaro	17,482	*
Gregory A. LaBerge(5)	11,591	*
Richard Matricaria(6)	12,078	*
John David Parker(7)	27,092	*
Collete English Dixon	4,950	*
Norma J. Lawrence(8)	26,094	*
George M. Marcus(9)	14,997,101	38.8%
Lauralee E. Martin	11,253	*
Nicholas F. McClanahan(10)	28,767	*
George T. Shaheen(11)	21,767	*
Don C. Watters(12)	16,767	*
All executive officers and Directors as a group (12 persons)(13)	15,415,781	39.89%

*	Indicates beneficial ownership of less than 1%.
(1)
George M. Marcus owns all the membership interests of Phoenix Investments Holdings LLC (“Phoenix”). Mr. Marcus has voting and dispositive power with respect to the shares held by Phoenix of which Ionian Investments Manager LLC is the managing member, for which Mr. Marcus serves as the managing member. The address of Phoenix is 777 S. California Avenue Palo Alto, CA 94304.

(2)
Based on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2024. The Vanguard Group, Inc. has shared power to vote 26,517 of these shares, sole power to dispose of 3,788,286 of these shares, and shared power to dispose of 53,432 of these shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

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General Information

(3)
Based on information set forth in a Schedule 13G/A filed with the SEC on January 24, 2024. BlackRock, Inc. has sole power to vote 3,752,850 of these shares and sole power to dispose of 3,810,262 of these shares. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(4)
Based on information set forth in a Schedule 13G/A filed with the SEC on January 23, 2024. Royce & Associates, LP has sole power to vote and dispose of all 1,944,058 of these shares. The address of Royce & Associates, LP is 745 Fifth Avenue, New York, NY 10151.

(5)	Includes 1,000 shares issuable upon the vesting of 1,000 RSUs on May 10, 2024.
(6)	Includes 5,000 shares issuable upon the vesting of 5,000 RSUs on May 10, 2024.
(7)	Includes 5,000 shares issuable upon the vesting of 5,000 RSUs on May 10, 2024.
(8)	The Lawrence Family Trust dated April 18, 2001 and restated September 30, 2010 holds 23,617 shares and Ms. Lawrence, as trustee, may be deemed to have beneficial ownership over these shares.
(9)
Comprised of (i) 14,128,075 shares held by Phoenix, (ii) 840,259 shares held by The George and Judy Marcus Family Foundation II (the “Family Foundation”), and (iii) 28,767 shares held by Mr. Marcus. Mr. Marcus has voting and/or dispositive power with respect to the shares held by Phoenix and the Family Foundation as co-trustee.
3,500,000 shares that are beneficially owned by Phoenix have been pledged as collateral for a credit facility.

(10)	The Nicholas F. McClanahan Trust U/A 8/12/2015 holds 26,290 shares and Mr. McClanahan, as trustee, may be deemed to have beneficial ownership over these shares.
(11)	The Shaheen Revocable Trust holds 1,800 shares and Mr. Shaheen, as trustee, may be deemed to have beneficial ownership over these shares.
(12)	The Don C. Watters and Susan W. Watters Revocable Trust dated 10/20/1998 holds 8,337 shares and Mr. Watters, as trustee, may be deemed to have beneficial ownership over these shares.
(13)
Amount shown includes 11,000 shares issuable upon the vesting of 11,000 RSUs and 60,044 shares held by trusts, including those described in footnotes 8, 10, 11 and 12, held by all persons who are Directors, director nominees and/or executive officers of the Company as of March 12, 2024.

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General Information

Certain Relationships and Related Party Transactions
Since January 1, 2023, there has not been any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $25,000 and in which any of our Directors or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below, some of which represent continuing transactions from prior periods.
Relationship with Marcus & Millichap Company
The following are certain related party transactions between Marcus & Millichap Company (“MMC”) and us. Prior to the
spin-off
of MMC’s real estate investment services business (the
“Spin-Off”),
MMC was our majority stockholder and was controlled by George M. Marcus, Chair of our Board. Upon the completion of the
Spin-Off
in October 2013, we entered into a transition services agreement with MMC. The transition services agreement grants us the right to continue to use some of MMC’s services and resources related to our corporate functions, including corporate legal services and other administrative expenses. We incurred $46,500 for these services during 2023, based on MMC’s costs of providing the transition services, without any markup. We also provided certain services to MMC under the transition services agreement for which MMC paid us $124,000 during 2023.
Under the agreement, we were able to use MMC’s services for a fixed term established on a service-by-service
basis. We have extended certain services by mutual written agreement. We may terminate the agreement or any of the specified services for any reason with 60 days prior written notice to MMC. We do not have any obligation to continue to use MMC’s services after the agreement expires. Generally, each party agreed to indemnify the other party and their respective directors, officers, employees, and agents against losses resulting from the transition services, except to the extent of the service provider’s gross negligence or intentional misconduct, not to exceed the amount of fees paid to the service provider.
We occasionally represent MMC or its affiliates in sales and financing transactions and receive real estate brokerage commissions and financing fees from MMC or its affiliates for these transactions. In 2023, we recorded real estate brokerage commissions and financing fees of $1.1 million from subsidiaries of MMC related to these services, and we incurred costs of services of $700,000 related to these services.
We lease our office in Palo Alto, which is a single-story office building covering approximately 12,000 square feet, from MMC under a lease that expires in May 2032. In 2023, we incurred $1.2 million in rent expense under this lease.
Agreements with Management
For information about compensation arrangements with our management, see “Compensation of the Named Executive Officers and Directors.”
Policies and Procedures for Related Party Transactions
Our Board adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships in which we were or are to be a participant, the amount involved exceeds $25,000, and a related person had or will have a direct or indirect interest, including, without limitation, purchases of goods or services by, or from, the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, or employment by us of a related person.

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Information About the 2024 Annual Meeting of Stockholders
The Annual Meeting will be held virtually on Thursday, May 2, 2024 at 2:00 p.m. Pacific Time at https://web.lumiagm.com/204691330 (password: Mm2024). We made this Proxy Statement available to stockholders beginning on March 22, 2024.

Record Date	March 12, 2024

Quorum	Holders of a majority of the voting power of all issued and outstanding shares on the record date must be present at the Annual Meeting or represented by proxy.

Shares Outstanding	38,650,503 shares of common stock outstanding as of March 12, 2024

Voting by Proxy	Internet, telephone, or mail

Voting at the Meeting	We encourage stockholders to vote in advance of the Annual Meeting, even if they plan to attend the Annual Meeting virtually. In order to vote in advance, proxies submitted by Internet or telephone must be received by 11:59 p.m. Eastern Time on May 1, 2024. Stockholders can vote during the Annual Meeting, using the Internet. Beneficial holders who wish to vote during the Annual Meeting must obtain a valid legal proxy from their broker, bank, or other nominee prior to the date of the Annual Meeting and then register in advance no later than 5:00 p.m., Eastern Time, on April 18, 2024. Voting by a stockholder during the Annual Meeting will replace any previous votes.

Changing Your Vote	Stockholders of record may revoke their proxy at any time before the polls close by submitting a later-dated proxy card, by voting using the Internet at the Annual Meeting, by delivering instructions to our Corporate Secretary before the Annual Meeting, or by voting again using the Internet or by telephone before the cut-off
time. Your latest Internet or telephone proxy is the one that will be counted. If you hold shares through a broker, bank, or other nominee, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the record date is entitled to one vote for each of the three director nominees and one vote for each of the other proposals. The election of Directors is determined by a plurality of votes. All other proposals are determined by a majority of votes cast affirmatively or negatively.

Effect of Abstentions and Broker Non-Votes	Shares voting “withhold” have no effect on the election of Directors. For all other proposals, abstentions, and broker non-votes
(shares held by brokers that do not have discretionary authority to vote on a matter and have not received voting instructions from their clients) have no effect. If you are a beneficial holder and do not provide specific voting instructions to your broker or custodian of your shares, your broker or custodian will not be authorized to vote on any of the matters other than the ratification of the appointment of Ernst & Young LLP. Accordingly, we encourage you to vote promptly, even if you plan to attend the Annual Meeting.

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General Information

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you are a stockholder of record and you submit proxy voting instructions but do not direct how to vote on each proposal, the persons named as proxies will vote as the Board recommends on each proposal. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment. Our Bylaws set forth requirements for advance notice of nominations and agenda items for the Annual Meeting, and we have not received timely notice of any such matters that may be properly presented for voting at the Annual Meeting, other than the items from the Board described in this Proxy Statement.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results in a filing with the SEC on Form 8-K.

Access and Log-in Instructions for Virtual Annual Meeting
To be admitted to the Annual Meeting, go to https://web.lumiagm.com/204691330 and enter the
11-digit
control number included in the proxy materials that were previously distributed to you and the password “Mm2024”. Online access to the Annual Meeting will open at 1:00 p.m. Pacific Time to allow time for you to log-in
prior to the start of the live audio webcast of the Annual Meeting at 2:00 p.m. Pacific Time.

If you are unable to locate your proxy materials containing
your 11-digit control
number and cannot
log-in
as a validated stockholder, you may opt to participate in the Annual Meeting as a “guest,” in which case you will be able to hear the audio webcast but will not be able to utilize the question, voting, or other functions noted above.

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How Beneficial Owners May Participate in the Virtual Annual Meeting
If your shares are registered in the name of your bank, broker, or other nominee, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner, to vote or ask questions at the virtual Annual Meeting, you must first obtain a valid legal proxy from your bank, broker, or other nominee and then register in advance to attend the Annual Meeting. Follow the instructions from your bank, broker, or other nominee included with the proxy materials that you are provided, or contact your bank, broker, or other nominee to request a legal proxy form.

After obtaining a valid legal proxy from your bank, broker, or other nominee, to register to vote or ask questions at the virtual Annual Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Equiniti Trust Company, LLC (“EQ”). Requests for registration should be directed to proxy@equiniti.com or to facsimile number 718-765-8730. Written
requests can be mailed to:

Equiniti Trust Company, LLC
Attn: Proxy Tabulation Department
55 Challenger Road, Floor 2
Ridgefield Park, NJ 07660

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on April 18, 2024. You will receive a confirmation of your registration by email after we receive your registration materials.

For questions regarding:	Contact:

Annual meeting	Marcus & Millichap, Inc. Attention: Corporate Secretary 23975 Park Sorrento, Suite 400 Calabasas, California 91302 (818) 212-2250

Stock ownership for registered holders	Equiniti Trust Company, LLC 55 Challenger Road, Floor 2 Ridgefield Park, NJ 07660 Email: helpAST@equiniti.com

Stock ownership for beneficial holders	Please contact your broker, bank, or other nominee

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Meeting Admission
You are entitled to attend the Annual Meeting virtually only if you were a holder of our common stock as of the close of business on March 12, 2024 or hold a valid proxy for the Annual Meeting.
Proxy Solicitation
We will bear the expense of soliciting proxies. Our Directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, email, facsimile, or otherwise. We have engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies for the Annual Meeting, and we have agreed to pay D.F. King a fee of $10,000 and will reimburse D.F. King for its reasonable out-of-pocket
expenses. D.F. King may solicit proxies by mail, personally, telephonically, through the internet, by
e-mail
or by facsimile. We are required to request that brokers, banks, and other nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers, banks, and other nominees for the expenses of doing so, in accordance with statutory fee schedules.
Inspector of Elections
EQ has been engaged as our independent inspector of elections to tabulate stockholder votes for the Annual Meeting.
Stockholder List
The names of stockholders of record as of March 12, 2024 that are entitled to vote will be available for inspection by stockholders of record for ten (10) days prior to the Annual Meeting. If you are a stockholder of record and want to inspect the stockholder list, please send a written request to our Corporate Secretary at 23975 Park Sorrento, Suite 400, Calabasas, California 91302, or Steve.DeGennaro@marcusmillichap.com to arrange for electronic access to the stockholder list.

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Information Referenced in This Proxy Statement
The content of the websites referred to in this Proxy Statement are not incorporated by reference into this Proxy Statement.
Other Matters
Delinquent Section 16(a) Reports.
Section 16(a) of the Exchange Act requires our Directors and executive officers, among others, to file with the SEC, an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. As a matter of practice, our administrative staff assists our executive officers and Directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during 2023, all of our Section 16 officers and Directors filed the required reports on a timely basis under Section 16(a), except for those late filings previously reported in our 2023 proxy statement and Mr. Schwarz who filed a late Form 4 on January 23, 2023 to report an RSU grant on February 10, 2022.
2025 Stockholder Proposals or Nominations.
Pursuant to Rule
14a-8
under the Exchange Act, some stockholder proposals may be eligible for inclusion in the Proxy Statement for our 2025 Annual Meeting of Stockholders. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule
14a-8(b)(2),
to our principal executive office—23975 Park Sorrento, Suite 400, Calabasas, California 91302—in care of our Corporate Secretary. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Pacific Time) on November 22, 2024.
In addition, under our Bylaws, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2025 Annual Meeting of Stockholders, other than precatory
(non-binding)
proposals presented under Rule
14a-8,
must give notice to our Corporate Secretary between January 2, 2025 and February 1, 2025, unless the notice also is made pursuant to Rule
14a-8.
The notice must include certain information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2025 Annual Meeting of Stockholders is held more than 30 days before or after the anniversary of the 2024 Annual Meeting of Stockholders, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule
14a-8
by the later of the 90th day before the 2025 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made.
In addition to satisfying the advance notice requirements under our bylaws, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must comply with the additional requirements of Rule
14a-19(b).
We will not entertain any proposals or nominations at the 2025 Annual Meeting of Stockholders that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule
14a-4(c)(2)
under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.
March 22, 2024
By Order of the Board of Directors,

Hessam Nadji
President and Chief Executive Officer

Marcus & Millichap, Inc. | 2024 Proxy Statement | Page 98

Appendix A: Amended and Restated

2013 Omnibus Equity Incentive Plan

MARCUS AND MILLICHAP, INC.

AMENDED AND RESTATED 2013 OMNIBUS EQUITY INCENTIVE PLAN

(Amended and restated effective May 2, 2024)(1)

1.  Purposes of the Plan. The purposes of this Plan are (a) to attract and retain the best available personnel to ensure the Company’s success and accomplish the Company’s goals; (b) to incentivize Employees, Directors and Independent Contractors with long-term equity-based compensation to align their interests with the Company’s stockholders; and (c) to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2.  Definitions. As used herein, the following definitions will apply:

(a)  “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b)  “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c)  “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(d)  “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e)  “Board” means the Board of Directors of the Company.

(1)	Subject to approval by stockholders at 2024 Annual Meeting of Stockholders.

(f)  “Change in Control” except as may otherwise be provided in an Award Agreement or other applicable agreement, means the occurrence of any of the following:

(i)  The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s shareholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization;

(ii)  The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company or (z) to a continuing or surviving entity described in Section 2(f)(i) in connection with a merger, consolidation or corporate reorganization which does not result in a Change in Control under Section 2(f)(i));

(iii)  A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause, if any Person (as defined below in Section 2(f)(iv)) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control;

(iv)  The consummation of any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Paragraph (iv), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(1)  a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate of the Company;

(2)  a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company;

(3)  the Company; and

(4)  a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company; or

(v)  A complete winding up, liquidation or dissolution of the Company.

Notwithstanding the foregoing, to the extent required for compliance with Code Section 409A, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

(g)  “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(h)  “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof

(i)  “Common Stock” means the common stock of the Company.

(j)  “Company” means Marcus and Millichap, Inc., a Delaware corporation, or any successor thereto.

(k)  “Director” means a member of the Board.

(l)  “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(m)  “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(n)  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)  “Exchange Program” means a program established by the Committee under which outstanding Awards are amended to provide for a lower Exercise Price or surrendered or cancelled in exchange for (i) Awards with a lower exercise price, (ii) a different type of Award or awards under a different equity incentive plan, (iii) cash, or (iv) a combination of (i), (ii) and/or (iii). Notwithstanding the preceding, the term Exchange Program does not include any (i) action described in Section 13 or any action taken in connection with a change in control transaction nor (ii) transfer or other disposition permitted under Section 12. For the purpose of clarity, each of the actions described in the prior sentence, none of which constitute an Exchange Program, may be undertaken (or authorized) by the Committee in its sole discretion without approval by the Company’s shareholders.

(p)  “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)  If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)  If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)  In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(q)  “Fiscal Year” means the fiscal year of the Company.

(r)  “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(s)  “Independent Contractor” means any person, including an advisor, consultant or agent engaged by the Company or a Parent or Subsidiary to render services to such entity.

(t)  “Inside Director” means a Director who is an Employee.

(u)  “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(v)  “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(w)  “Option” means a stock option granted pursuant to the Plan.

(x)  “Outside Director” means a Director who is not an Employee.

(y)  “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(z)  “Participant” means the holder of an outstanding Award.

(aa)  “Performance Goal” means a performance goal established by the Committee pursuant to Section 10(c) of the Plan.

(bb)  “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(cc)  “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(dd)  “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(ee)  “Plan” means this Amended and Restated 2013 Omnibus Equity Incentive Plan.

(ff)  “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan.

(gg)  “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(hh)  “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ii)  “Section 16(b)” means Section 16(b) of the Exchange Act.

(jj)  “Service Provider” means an Employee, Director or Independent Contractor.

(kk)  “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

(ll)  “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(mm)  “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

3.  Stock Subject to the Plan.

(a)  Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 8,800,000. The Shares may be authorized, but unissued, or reacquired Common Stock. Notwithstanding the foregoing and, subject to adjustment as provided in Section 13, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in this Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Section 3(b).

(b)  Shares Available for Subsequent Issuance. The following Shares will become available again for issuance under the Plan: (A) any Shares subject to an Award that are not issued because such Award or any portion thereof expires or otherwise terminates without all of the Shares covered by such Award having been issued; (B) any Shares subject to an Award that are not issued because such Award or any portion thereof is settled in cash; (C) any Shares issued pursuant to an Award that are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such Shares; and (D) any Shares that are reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with any Award granted under the Plan (other than an Option or Stock Appreciation Right).

(c) Shares Not Available for Subsequent Issuance. The following Shares will not become available again for issuance under the Plan: (A) any Shares that are reacquired or withheld (or not issued) by the Company to satisfy the exercise or strike price of any Option or Stock Appreciation Right granted under the Plan (including any Shares subject to such Award that are not delivered because such Award is exercised through a reduction of Shares subject to such Award); (B) any Shares that are reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with any Option or Stock

Appreciation Right granted under the Plan; (C) any Shares repurchased by the Company on the open market with the proceeds of the exercise or strike price of any Option or Stock Appreciation Right granted under the Plan; and (D) in the event that a Stock Appreciation Right granted under the Plan is settled in Shares, the gross number of Shares subject to such Award.

4.  Administration of the Plan.

(a)  Procedure.

(i)  Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)  Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii)  Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b)  Powers of the Administrator. Subject to the provisions of the Plan, the Administrator will have the authority, in its discretion:

(i)  to determine the Fair Market Value;

(ii)  to select the Service Providers to whom Awards may be granted hereunder;

(iii)  to determine the number of Shares to be covered by each Award granted hereunder;

(iv)  to approve forms of Award Agreements for use under the Plan;

(v)  to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)  to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii)  to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations established for the purpose of satisfying applicable foreign laws, for qualifying for favorable tax treatment under applicable foreign laws or facilitating compliance with foreign laws; sub-plans may be created for any of these purposes;

(viii)  to modify or amend each Award (subject to Section 18 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);

(ix)  to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 14 of the Plan;

(x)  to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi)  to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xii)  to make all other determinations deemed necessary or advisable for administering the Plan.

(c)  Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

(d)  Exchange Program. Notwithstanding anything in this Section 4, the Committee shall not implement an Exchange Program without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any annual or special meeting of Company’s shareholders.

(e)  Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or officers of the Company; provided, however, that the Committee may not delegate its authority and powers (a) with respect to an Officer or (b) in any way which would disqualify transactions as exempt under Rule 16b-3.

5.  Award Eligibility and Limitations.

(a)  Award Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

(b)  Award Limitations. The following limits shall apply to the grant of any Award:

(i)  Options and Stock Appreciation Rights. Subject to adjustment as provided in Section 13, no Employee shall be granted within any fiscal year of the Company one or more Options or Stock Appreciation Rights, which in the aggregate cover more than 500,000 Shares reserved for issuance under the Plan; provided, however, that in connection with an Employee’s initial service as an Employee, an Employee may be granted Options or Stock Appreciation Rights, which in the aggregate cover up to an additional 1,000,000 Shares reserved for issuance under the Plan.

(ii)  Restricted Stock and Restricted Stock Units. Subject to adjustment as provided in Section 13, no Employee shall be granted within any fiscal year of the Company one or more awards of Restricted Stock or Restricted Stock Units, which in the aggregate cover more than 500,000 Shares reserved for issuance under the Plan; provided, however, that in connection with an Employee’s initial service as an Employee, an Employee may be granted Restricted Stock or Restricted Stock Units, which in the aggregate cover up to an additional 1,000,000 Shares reserved for issuance under the Plan.

(iii)  Performance Units and Performance Shares. Subject to adjustment as provided in Section 13, no Employee shall receive Performance Units or Performance Shares having a grant date value (assuming maximum payout) greater than two million dollars ($2 million) or covering more than 500,000 Shares, whichever is greater; provided, however, that in connection with an Employee’s initial service as an Employee, an Employee may receive Performance Units or Performance Shares having a grant date value (assuming maximum payout) of up to an additional amount equal five million dollars ($5 million) or covering up to 1,000,000 Shares, whichever is greater. No Participant may be granted more than one award of Performance Units or Performance Shares for the same Performance Period.

(c)  Limitation on Grants to Non-Employee Directors. The maximum number of shares of Common Stock subject to Awards granted under the Plan during any one fiscal year to any Outside Director, taken together with any cash fees paid by the Company to such Outside Director during such fiscal year for service as an Outside Director, will not exceed $500,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes), including for this purpose, the value of any Awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash based payments.

(d)  No Dividends and Dividend Equivalents on Unvested Awards. Dividends and dividend equivalents will not be paid or settled with respect to any Award granted under the Plan until the underlying shares or units vest, and no dividend equivalents or otherwise may be credited with respect to Options and Stock Appreciation Rights.

6.  Stock Options.

(a)  Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. With respect to the Committee’s authority in Section 4(b)(viii), if, at the time of any such extension, the exercise price per Share of the Option is less than the Fair Market Value of a Share, the extension shall, unless otherwise determined by the Committee, be limited to the earlier of (1) the maximum term of the Option as set by its original terms, or (2) ten (10) years from the grant date. Unless otherwise determined by the Committee, any extension of the term of an Option pursuant to this Section 6(a) shall comply with Code Section 409A to the extent necessary to avoid taxation thereunder.

(b)  Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c)  Option Exercise Price and Consideration.

(i)  Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1)  In the case of an Incentive Stock Option

(A)  granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B)  granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2)  In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3)  Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii)  Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii)  Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration for both types of Options may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d)  Exercise of Option.

(i)  Procedure for Exercise: Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

(ii)  Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)  Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv)  Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7.  Restricted Stock.

(a)  Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)  Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c)  Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)  Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)  Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)  Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)  Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be credited with all dividends and other distributions that are paid by the Company on an equivalent number of Shares that are not subject to such restrictions. Any such dividends and other distributions shall be distributed to a Service Provider (with or without interest or other earnings, as provided at the discretion of the Administrator) only if, when and to the extent the related Shares of Restricted Stock vest. Dividends and other distributions credited with respect to any Shares of Restricted Stock that do not vest shall be forfeited.

(h)  Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

8.  Restricted Stock Units.

(a)  Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions (if any) related to the grant, including the number of Restricted Stock Units.

(b)  Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis (including the passage of time) determined by the Administrator in its discretion.

(c)  Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)  Dividend Equivalents. The Administrator may, in its sole discretion, provide that dividend equivalents will be credited in connection with the grant of Restricted Stock Units that may be settled in cash, in Shares of equivalent value, or in some combination thereof. Any dividend equivalents credited with respect to Restricted Stock Units shall be equal in value to the dividends and other distributions that are paid by the Company on an equivalent number of Shares and shall be settled in cash or Shares to the Participant (with or without interest or other earnings, as provided at the discretion of the Administrator) only if, when and to the extent the related Restricted Stock Units vest. Dividend equivalents credited with respect to any Restricted Stock Unit that does not vest shall be forfeited.

(e)  Form and Timing of Payment. Payment of earned Restricted Stock Units will be made upon the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(f)  Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

9.  Stock Appreciation Rights.

(a)  Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)  Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c)  Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d)  Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e)  Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) relating to the maximum term and Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.

(f)  Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)  The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)  The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10.  Performance Units and Performance Shares.

(a)  Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b)  Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)  Performance Objectives and Other Terms. The Administrator will set Performance Goals or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d)  Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”)

with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:

(i)  Performance Measures. For each Performance Period, the Committee shall establish and set forth in writing the Performance Measures, if any, and any particulars, components and adjustments relating thereto, applicable to each Participant. The Performance Measures, if any, will be objectively measurable and will be based upon the achievement of a specified percentage or level in one or more objectively defined and non-discretionary factors pre-established by the Committee. Performance Measures may be one or more of the following, as determined by the Committee: (i) pre-tax income or after-tax income; (ii) income or earnings including operating income, earnings before or after taxes, interest, stock-based compensation expense, depreciation and/or amortization; (iii) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (iv) earnings or book value per share (basic or diluted); (v) return on assets (gross or net), return on investment, return on capital, or return on equity; (vi) return on revenues; (vii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (viii) economic value created; (ix) operating margin or profit margin; (x) stock price or total stockholder return; (xi) income or earnings from continuing operations; (xii) capital expenditures, cost targets, reductions and savings and expense management; (xiii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic or product specialty expansion, recruitment and retention goals, or objective customer or agent satisfaction, and objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions, each with respect to the Company and/or one or more of its affiliates or operating units; and (xiv) any other metric that the Committee so designates, provided that such objectives do not result in adverse accounting, tax, reporting or other consequences.

(ii)  Committee Discretion on Performance Measures. As determined in the discretion of the Committee, the Performance Measures for any Performance Period may (a) differ from Participant to Participant, Performance Period to Performance Period and from Award to Award, (b) be based on the performance of the Company as a whole, the performance of a specific Participant or against any affiliate(s), a particular segment(s), a business unit(s) or a product(s) of the Company or individual project company, (c) be measured on a per share, share per capita basis, and/or other objective basis, (d) be measured on a pre-tax or after-tax basis, and (e) be measured on an absolute basis or in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to the Company), (f) be measured using an actual foreign exchange rate or on a foreign exchange neutral basis. Without limiting the foregoing, the Committee shall adjust any performance criteria, Performance Measures or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock.

(e)  Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any Performance Goals or other vesting provisions for such Performance Unit/Share.

(f)  Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made upon the time set forth in the applicable Award Agreement. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(g)  Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11.  Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence unless contrary to Applicable Law. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Participant’s employer or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Participant’s employer is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

12.  Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate; provided, that in no event may any Award be transferred for consideration to a third-party financial institution.

13.  Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any Subsidiary is reduced (for example, and without limitation, if the Participant is an employee of the Company and the employee has a change in status from full-time to part-time or takes an extended leave of absence) after the date of grant of any Award, the Administrator, in that party’s sole discretion, may, subject to Applicable Laws, (x) make a corresponding reduction in the number of Shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting schedule applicable to such Award (in accordance with Section 409A of the Code, as applicable). In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so amended.

14.  Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)  Adjustments. In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the Shares, subdivision of the Shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of Common Stock or other securities of the Company or other significant corporate transaction, or other change affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the Plan and/or the number, class, kind and price of securities covered by each outstanding Award, the numerical Share limits in Section 3 of the Plan. Notwithstanding the forgoing, all adjustments under this Section 14 shall be made in a manner that does not result in taxation under Code Section 409A.

(b)  Dissolution or Liquidation. In the event of the proposed winding up, dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)  Change in Control.

Except as set forth in an Award Agreement, in the event of a Change in Control, if the successor corporation does not assume or substitute for outstanding Awards, the Participants will fully vest in and have the right to exercise all of their outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all Performance Goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time as set forth in the Award Agreement, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each

Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 13(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

15.  Tax.

(a)  Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or prior to any time the Award or Shares are subject to taxation, the Company and/or the Participant’s employer will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation or social insurance contributions) required to be withheld with respect to such Award (or exercise thereof).

(b)  Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld or Shares having a Fair Market Value in excess of such amount that have been held for such period. Except as otherwise determined by the Administrator, the Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c)  Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. The

Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A (or an exemption therefrom) and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A (or an exemption therefrom), such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. In no event will the Company be responsible for or reimburse a Participant for any taxes or other penalties incurred as a result of applicable of Code Section 409A.

16.  Compliance with Applicable Law and Company Policies; Compensation Recovery. For the avoidance of doubt, each Participant must comply with applicable law, the Company’s Code of Ethics, and the Company’s corporate policies, as applicable, including without limitation the Company’s Compensation Recovery Policy. Notwithstanding anything to the contrary herein, (i) compliance with applicable law, the Company’s Code of Ethics, and the Company’s corporate policies, as applicable, will be a pre-condition to earning, or vesting in, any Award under this Plan and (ii) any Awards under this Plan which are subject to the Company’s Compensation Recovery Policy will not be earned or vested, even if already granted, paid or settled, until the Company’s Compensation Recovery Policy ceases to apply to such Awards and any other vesting conditions applicable to such Awards are satisfied..

17.  No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, or (if different) the Participant’s employer, nor will they interfere in any way with the Participant’s right or the Participant’s employer’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

18.  Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19.  Amendment and Termination of the Plan.

(a)  Amendment and Termination. The Committee may at any time amend, alter, suspend or terminate the Plan.

(b)  Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. Further, no Incentive Stock Options may be granted after October 6, 2033 without further stockholder approval. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

(c)  Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20.  Conditions Upon Issuance of Shares.

(a)  Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)  Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21.  Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

22.  Stockholder Approval. The amendment and restatement of the Plan will be subject to approval by the stockholders of the Company at the annual meeting of stockholders that will be held in 2024. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

23.  Governing Law. The Plan and all Awards hereunder shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

o O o

Appendix B: Amended and Restated 2013 Employee Stock Purchase Plan

MARCUS AND MILLICHAP, INC.

AMENDED AND RESTATED 2013 EMPLOYEE STOCK PURCHASE PLAN

(Amended and restated effective May 2, 2024)(1)

1.  Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock through accumulated payroll deductions (or through other means as set forth below). The Company’s intention is to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. Notwithstanding the forgoing, the Company may make offerings under the Plan that are not intended to qualify under Section 423 of the Code to the extent deemed advisable for Designated Subsidiaries outside the United States (“Non-423 Component”). Furthermore, the Company may make separate offerings under the Plan, each of which may have different terms, but each separate offering will be intended to comply with the requirements of Section 423 of the Code, except to the extent such offering is made under the Non-423 Component.

2.  Definitions.

(a)  “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 15.

(b)  “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where options are, or will be, granted under the Plan.

(c)  “Board” means the Board of Directors of the Company.

(d)  “Change in Control” means the occurrence of any of the following:

(i)  The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s shareholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization;

(ii)  The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of

(1)	Subject to approval by stockholders at 2024 Annual Meeting of Stockholders.

which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company or (z) to a continuing or surviving entity described in Section 2(d)(i) in connection with a merger, consolidation or corporate reorganization which does not result in a Change in Control under Section 2(d)(i));

(iii)  A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause, if any Person (as defined below in Section 2(d)(iv)) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control;

(iv)  The consummation of any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Paragraph (iv), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(1)  a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate of the Company;

(2)  a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company;

(3)  the Company; and

(4)  a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company; or

(v)  A complete winding up, liquidation or dissolution of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

Notwithstanding the foregoing, to the extent required for compliance with Code Section 409A, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury

Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

(e)  “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(f)  “Committee” means a committee of the Board appointed in accordance with Section 15 hereof.

(g)  “Common Stock” means the common stock of the Company.

(h)  “Company” means Marcus and Millichap, Inc., a Delaware corporation, or any successor thereto.

(i)  “Compensation” means an Eligible Employee’s regular and recurring straight time gross earnings, payments for overtime and shift premium, but exclusive of payments for incentive compensation, bonuses, profit sharing contributions, employee benefits paid for by the Company or any Designated Subsidiary, imputed income (whether or not arising under any Company or Designated Subsidiary group insurance or benefit program), traveling expenses, business expense reimbursements, moving expense reimbursements, housing and living allowances, income received, reported or otherwise recognized in connection with equity awards, contributions made by the Company or a Designated Subsidiary under any employee benefit plan, and other similar compensation. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period. In addition, the Administrator has the authority to make decisions about how Compensation should be interpreted for Eligible Employees outside the United States to the extent there are items of compensation or remuneration not specifically addressed above.

(j)  “Designated Subsidiary” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. Unless the Administrator expressly states otherwise, each Designated Subsidiary will be designated to be participating in the portion of the Plan that qualifies under Section 423 of the Code.

(k)  “Director” means a member of the Board.

(l)  “Eligible Employee” means any individual who is a common law employee of an Employer and is customarily employed for more than twenty (20) hours per week and more than five (5) months in any calendar year by the Employer. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence that the Employer approves. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Offering Date determine (to the extent compliant with the Section 423 of the Code rules regarding equal rights and privileges) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is an executive, officer or other manager, or (v) is a highly compensated employee under Section 414(q) of the Code. With respect to offerings made under the Non-423 Component of the Plan, the Administrator may limit eligibility further.

(m)  “Employer” means any one or all of the Company and its Designated Subsidiaries. With respect to a particular Eligible Employee, Employer means the Company or Designated Subsidiary, as the case may be, that directly employs the Eligible Employee.

(n)  “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(o)  “Exercise Date” means the first Trading Day on or after May 15 and November 15 of each year.

(p)  “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(i)  If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)  If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii)  In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator; or

(q)  “Fiscal Year” means the fiscal year of the Company.

(r)  “New Exercise Date” means a new Exercise Date set by shortening any Offering Period then in progress.

(s)  “Offering Date” means the first Trading Day of each Offering Period.

(t)  “Offering Periods” means the periods of approximately six (6) months during which an option granted pursuant to the Plan may be exercised, (i) commencing on the first Trading Day on or after May 15 of each year and terminating on the first Trading Day on or following November 15, approximately six (6) months later, and (ii) commencing on the first Trading Day on or after November 15 of each year and terminating on the first Trading Day on or following May 15, approximately six (6) months later. The duration and timing of Offering Periods may be changed pursuant to Sections 4 and 21; provided that, no Offering Period shall be more than 27 months.

(u)  “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(v)  “Participant” means an Eligible Employee who participates in the Plan.

(w)  “Plan” means this means Marcus and Millichap, Inc., 2013 Employee Stock Purchase Plan.

(x)  “Purchase Price” means an amount equal to (i) with respect to any Offering Period that commences prior to May 15, 2024, ninety percent (90%) of the Fair Market Value of a share of Common Stock on the Offering Date or on the Exercise Date, whichever is lower and (ii) with respect to any Offering Period that commences on or after May 15, 2024, eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for Offering Periods commencing on or after May 15, 2024 by the Administrator, in its discretion, subject to compliance with Section 423 of the Code or pursuant to Section 21.

(y)  “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(z)  “Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.

3.  Eligibility.

(a)  Any Eligible Employee on a given Offering Date subsequent to the first Offering Period will be eligible to participate in the Plan, subject to the requirements of Section 5.

(b)  Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.  Offering Periods. The Plan will be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after May 15 and November 15 each year, or on such other date as the Administrator will determine. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided that, no Offering Period shall be more than 27 months.

5.  Participation. An Eligible Employee may participate in the Plan pursuant to Section 3(a) by (i) submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Offering Date, a properly completed subscription agreement authorizing payroll deductions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure prescribed by the Administrator.

6.  Payroll Deductions.

(a)  At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation which he or she receives on each pay day during the Offering Period; provided, however, that should a pay day occur on an Exercise Date, a Participant will have the payroll deductions made on such day applied to his or her account under the subsequent Offering Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 11 hereof.

(b)  Payroll deductions for a Participant will commence on the first pay day following the Offering Date and will end on the last pay day prior to the Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 11 hereof.

(c)  All payroll deductions made for a Participant will be credited to his or her account under the Plan (which will be recorded by the Company or Designated Subsidiary on its books, but not be an externally held account unless required under Applicable Law) and will be withheld in whole percentages only. A Participant may not make any additional payments into such account, subject to the exception set forth below in Section 6(f) below.

(d)  A Participant may discontinue his or her participation in the Plan as provided in Section 11. If permitted by the Administrator, as determined in its sole discretion, for an Offering Period, a Participant may increase or decrease the rate of his or her payroll deductions during the Offering Period by (i) properly completing and submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Exercise Date, a new subscription agreement authorizing the change in payroll deduction rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator. If a Participant has not followed such procedures to change the rate of payroll deductions, the rate of his or her payroll deductions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 11). The Administrator may, in its sole discretion, limit the nature and/or number of payroll deduction rate changes that may be made by Participants during any Offering Period. Any change in payroll deduction rate made pursuant to this Section 6(d) will be effective as of the first full payroll period following five (5) business days after the date on which the change is made by the Participant (unless the Administrator, in its sole discretion, elects to process a given change in payroll deduction rate more quickly).

(e)  Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b), a Participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Subject to Section 423(b)(8) of the Code and Section 3(b) hereof, payroll deductions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 11.

(f)  If there are countries outside the United States in which payroll deductions for Plan participation are not permitted under Applicable Law, the Administrator may allow Eligible Employees to participate by remitting payment to the Company or Designated Subsidiary by check, wire transfer or other feasible means, and shall determine procedures for facilitating participation in the Plan.

7.  Tax Withholding. At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s or Employer’s federal, state, foreign or any other tax or social insurance contribution liability payable to any authority, national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee. Alternatively, the Company may refuse to release Shares purchased until the Eligible Employee satisfies the required tax withholding obligations.

8.  Grant of Option. On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date with respect to an Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Offering Period more than 1,250 shares of the Common Stock (subject to any adjustment pursuant to Section 20), and provided further that such purchase will be subject to the limitations set forth in Sections 3(b) and 14. The Eligible Employee may accept the grant of such option under the Plan, by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion (but in accordance with Section 423 of the Code), the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Offering Period. Exercise of the option will occur as provided in Section 9, unless the Participant has withdrawn pursuant to Section 11. The option will expire on the last day of the Offering Period.

9.  Exercise of Option.

(a)  Unless a Participant withdraws from the Plan as provided in Section 11, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares of Common Stock will be purchased; any payroll deductions accumulated in a Participant’s account, which are not sufficient to purchase a full share will be retained in the Participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 11. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.

(b)  If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or terminate all Offering Periods then in effect pursuant to Section 21. The Company may make a pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Offering Date.

10.  Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 10.

11.  Withdrawal.

(a)  A Participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s payroll office (or its designee) a written notice of withdrawal in the form prescribed by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit B), or (ii) following an electronic or other withdrawal procedure prescribed by the Administrator. All of the Participant’s payroll deductions credited to his or her account will be paid to such Participant promptly after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.

(b)  A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods, which commence after the termination of the Offering Period from which the Participant withdraws.

12.  Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 16, and such Participant’s option will be automatically terminated. Subject to Section 2(l), whether a termination of employment has occurred and the date of such termination shall be determined by the Administrator, in its sole discretion, regardless of any notice period or garden leave required under local law. The Administrator may also establish rules regarding when leaves of absence or changes of employment status will be considered to be a termination of employment, including rules regarding transfer of employment among the Company and Designated Subsidiaries, and the Administrator may establish termination of employment procedures for this Plan, which are independent of similar rules established under other benefit plans of the Company and its Subsidiaries. However, for purposes of this section and subject to applicable law, a Participant’s participation in the Plan shall not terminate for purposes of the Plan while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed three months, or if longer, so long as the Participant’s right to reemployment upon the expiration of such leave is guaranteed by contract or statute.

13.  Interest. No interest will accrue on the payroll deductions of a Participant in the Plan, unless legally required in any foreign country in which the Plan is offered and such term does not violate the requirements of Section 423 of the Code.

14.  Stock.

(a)  Subject to adjustment upon changes in capitalization of the Company as provided in Section 20 hereof, the maximum number of shares of Common Stock which will be made available for sale under the Plan will be 366,667 shares. All of these Shares may be issued under the offerings made under the Plan that comply with the requirements of Section 423 of the Code.

(b)  Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

(c)  Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse.

15.  Administration. The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties. Notwithstanding any provision to the contrary in this Plan, the Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates which vary with local requirements.

16.  Designation of Beneficiary.

(a)  The Administrator may allow a Participant to file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, the Administrator may allow a Participant to file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective in the United States or to the extent required by Applicable Law.

(b)  If made, such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c)  All beneficiary designations will be in such form and manner as the Administrator may designate from time to time.

17.  Transferability. Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way

(other than by will, the laws of descent and distribution or as provided in Section 16 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 11 hereof.

18.  Use of Funds. The Company may use all payroll deductions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such payroll deductions, unless and to the extent legally required in any foreign country in which the Plan is offered. Until shares of Common Stock are issued, Participants will only have the rights of an unsecured creditor with respect to such shares.

19.  Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

20.  Adjustments, Dissolution, Liquidation, or Change in Control.

(a)  Adjustments. In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the Shares, subdivision of the Shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of Common Stock or other securities of the Company or other significant corporate transaction, or other change affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 8 and 14. Notwithstanding the forgoing, all adjustments under this Section 20 shall be made in a manner that does not result in taxation under Code Section 409A.

(b)  Dissolution or Liquidation. In the event of the proposed winding up, dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 11 hereof.

(c)  Change in Control. In the event of a Change in Control (other than a winding up, dissolution or liquidation), each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date and will end on the New Exercise Date. The New Exercise Date will occur before the date of the Company’s proposed Change in Control. The Administrator will notify each Participant in writing prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 11 hereof.

21.  Amendment or Termination.

(a)  The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 20). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts which have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under local laws) as soon as administratively practicable.

(b)  Without stockholder consent and without limiting Section 21(a), the Administrator will be entitled to amend the Offering Periods, determine the terms of new Offering Periods (including, but not limited to (i) the length of such Offering Periods, provided that no such Offering Period shall be more than 27 months, (ii) whether such Offering Periods will include one or more embedded Offering Periods and/or (iii) whether such Offering Periods will have an automatic restart or reset provision), provide for overlapping Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan and Section 423 of the Code.

(c)  In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)  amending the Plan to conform with the safe harbor definition under Financial Accounting Standards Board Accounting Standards Codification Topic 718, including with respect to an Offering Period underway at the time;

(ii)  altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(iii)  shortening any Offering Period by setting a New Exercise Date, including an Offering Period underway at the time of the Administrator action;

(iv)  reducing the maximum percentage of Compensation a Participant may elect to set aside as payroll deductions; and

(v)  reducing the maximum number of Shares a Participant may purchase during any Offering Period.

Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants.

22.  Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

23.  Conditions Upon Issuance of Shares. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

24.  Governing Law. The Plan and all options hereunder shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

ANNUAL MEETING OF STOCKHOLDERS OF

MARCUS & MILLICHAP, INC.

May 2, 2024

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/18576

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3, 4 AND 5.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1. Election of three class II directors:				2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024.	☐	☐	☐
		NOMINEES:
☐	FOR ALL NOMINEES	O Collete English Dixon O Lauralee E. Martin O Nicholas F. McClanahan				FOR	AGAINST	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement.	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)					FOR	AGAINST	ABSTAIN
				4.	To approve the Amended and Restated 2013 Omnibus Equity Incentive Plan.	☐	☐	☐

						FOR	AGAINST	ABSTAIN
				5.	To approve the Amended and Restated Employee Stock Purchase Plan.	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ⚫				6.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1 and “FOR” Proposals 2, 3, 4 and 5.

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.